Post-Qualification Amendment No.  4 to Offering Statement

Preliminary Offering Circular

File No. 024-12642

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2026

OFFERING CIRCULAR

IRON BRIDGE MORTGAGE FUND, LLC

9755 SW Barnes Road, Suite 420

Portland, Oregon 97225

(503) 225-0300

Best Efforts Offering of

6,000,000 CLASS A UNITS

19,000,000 CLASS B UNITS

19,000,000 CLASS C UNITS

8,000,000 CLASS D UNITS

(52,000,000 AGGREGATE CLASS A, CLASS B, CLASS C AND CLASS D UNITS)

___________________

Iron Bridge Mortgage Fund, LLC (the “Company”), which does business as Iron Bridge Lending, engages in the business of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate or for real estate-related purposes throughout the United States. The Company does not believe it is required to register as an investment company under the Investment Company Act of 1940, and investors will not have the protections provided therein. The Company elected to be treated as a real estate investment trust for tax purposes commencing with the year ended December 31, 2022.

This Offering Circular relates to the offer and sale on a best efforts basis of up to 6,000,000 Class A Units (“Class A Units”), 19,000,000 Class B Units (“Class B Units”), 19,000,000 Class C Units (“Class C Units”) and 8,000,000 Class D Units (“Class D Units” together with the Class A Units, Class B Units and Class C Units, the “Units”) (an aggregate of 52,000,000 Units) at a sales price of $1.00 per Unit. The Company does not intend to use commissioned sales agents or underwriters in connection with the Offering. All expenses related to the offering, including legal fees, accounting, printing and distribution expenses are paid by the Company. See “Use of Proceeds” on Page 24.

The minimum investment that the Company will accept is 50,000 Units, or $50,000, per investor, provided that the Company’s Manager, in its sole discretion, may waive this requirement with respect to any investor. Waivers of the $50,000 minimum investment will be made on a case-by-case basis. In determining whether to waive the minimum investment requirement of $50,000, the Company may consider the number of investors it has with respect to meeting its requirements to maintain REIT status, the administrative burdens of having investors with less than $50,000 invested in the Company, and the Company’s pre-existing relationship with the proposed investor. As with any potential investor that indicates they are interested in an investing in the Company, any investor who indicates they wish to invest less than the minimum investment amount will then receive an introductory email with links to download reading material and another link to schedule a call with one of our team members. After such call the Manager will respond to the investor in writing or by telephone within 30 days of the investor’s initial request if it has determined to permit the waiver or not.

Effective July 23, 2026, the Manager received sufficient approval from the Members of the Company to adopt the proposed Fourth Amended and Restated Operating Agreement (the “Proposed Fourth Amended Operating Agreement”), which adoption will become effective as of the qualification date of the Offering Statement that accompanies this Offering Circular. Throughout this Offering Circular, “Operating Agreement” will refer to either the Company’s Third Amended and Restated Operating Agreement, or upon effectiveness the proposed Fourth Amended and Restated Operating Agreement, where such provisions are identical and unamended between the two versions.

Of the Units being offered, up to 5,000,000 Class A Units, 4,000,000 Class B Units, 3,500,000 Class C Units and 1,600,000 Class D Units are anticipated to be issued through our distribution reinvestment program under Rule 251(d)(3)(i)(B) of Regulation A, as described in our Operating Agreement. See “Description of Units”. Participation in the Company’s distribution reinvestment program, or proposed rebalancing program, will only be offered solely to existing securityholders, and with respect to new investors in this offering, no units will be offered under the program prior to their having purchased units in this offering.

The offering will remain open until the Company has sold Units with an aggregate purchase price of $52,000,000, consisting of up to 6,000,000 in Class A Units, 19,000,000 in Class B Units, 19,000,000 in Class C Units and 8,000,000 in Class D Units, unless earlier terminated in the Company’s sole discretion. As provided in rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 52,000,000 Units, consisting of 6,000,000 Class A Units, 19,000,000 Class B Units, 19,000,000 Class C Units and 8,000,000 Class D Units, offered pursuant to this Offering Circular represents, approximately, this $75,000,000 cap less the approximately $15,000,000 in Units sold in the previous 12 months pursuant to the Company’s Class A, Class B, Class C and Class D Units Offering under Regulation A or otherwise. The Company may subsequently increase the amount of the offering as permitted in accordance with Regulation A.

Generally, if you are not an “accredited investor” as defined for purposes of Regulation D under the Securities Act), no sale may be made to you in this offering, including Units sold pursuant to our distribution reinvestment program, if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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Investing in the Class A, Class B, Class C or Class D Units involves risks and there is no guaranty that you will not suffer a loss on your investment. Before investing in Units, you should carefully read the discussion of material risks of investing in the Units in “Risk Factors” beginning on Page 8 of this Offering Circular. These risks include:

•	The Offering Price may not reflect the actual value of the Units.

•	You may not be able to readily liquidate your Units.

•	We may not generate sufficient distributable cash flow to support distributions on the Units.

•	The Units are subordinated to our Bank Borrowings.

•	The Company may redeem your Units in its discretion.

•	The value for the redemption of the Units will be determined as set forth in the Operating Agreement, as amended.

•	Our Members do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

•	Our Members have limited voting rights and may be bound by either a vote of a majority or supermajority of the Units

•	The Units may be liable for obligations to indemnify the Manager.

•	The Company is permitted to incur more debt, which may intensify the risks associated with current leverage, including the risk that the Company will be unable to service its debt.

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Any deterioration in the housing industry or economic conditions could result in a decrease in demand and pricing for new and rehabilitated residential properties, which secure our Portfolio Loans, and could have a negative impact on our business and reduce the likelihood we will be able to generate enough cash to repay the Units.

•	Our Portfolio Loan investments are determined by the Manager, with no input from Unitholders.

•	We may be subject to risks resulting from conflicts of interest between the Company and the Manager and its principals and affiliates.

•	We are subject to significant government regulation, which may affect our ability to operate.

•	The collateral securing a Portfolio Loan may not be sufficient to pay back the principal amount in the event of default by a Portfolio Borrower.

•	There is no operating history for the Projects that secure our Portfolio Loans.

•	Our remedies as a lender may be limited to the real estate collateral securing our Portfolio Loans.

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•	We have limited experience operating a REIT and we cannot assure you that our past experience will be sufficient to successfully manage our business as a REIT.

•

Our failure to qualify as a REIT would cause us to be treated as a regular corporation subject to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and Members.

•

To qualify as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

•	You may be restricted from acquiring or transferring certain amounts of our Units.

•	The ability of our Manager to revoke our REIT qualification without Member approval may cause adverse consequences to our Members.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to public (1)	Underwriting discount and commissions (2)	Proceeds to Issuer (3)
Per Unit	(1)	$0	(1)
Minimum Offering Amount of Class A Units	$50,000	$0	$50,000
Maximum Offering Amount of Class A Units	$6,000,000	$0	$6,000,000
Minimum Offering Amount of Class B Units	$50,000	$0	$50,000
Maximum Offering Amount of Class B Units	$19,000,000	$0	$19,000,000
Minimum Offering Amount of Class C Units	$50,000	$0	$50,000
Maximum Offering Amount of Class C Units	$19,000,000	$0	$19,000,000
Minimum Offering Amount of Class D Units	$50,000	$0	$50,000
Maximum Offering Amount of Class D Units	$8,000,000	$0	$8,000,000
Total Maximum	$52,000,000	$0	$52,000,000

_____________

(1)	The Units will be sold for $1.00 per Unit.
(2)	We do not intend to use commissioned sales agents or underwriters.
(3)

Represents proceeds to the Company. All expenses related to the offering, including legal fees, accounting, printing and distribution expenses are paid by the Company. See “Use of Proceeds” on Page 24.

The date of this Offering Circular is September 23, 2026.

The Company is following the disclosure format prescribed by Part II of Form 1-A.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information you should consider before deciding whether to purchase our Units. The summary is subject to, and qualified in its entirety by reference to, the detailed provisions of this Offering Circular, and the other agreements associated with this offering. You should carefully read this entire Offering Circular, including the information under the heading “Risk Factors.” References to “we,” “us” or “our” mean Iron Bridge Mortgage Fund, LLC.

THE COMPANY
THE COMPANY:

Iron Bridge Mortgage Fund, LLC, is an Oregon limited liability company, doing business as Iron Bridge Lending (the “Company”). The Company engages in the business of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. More information about the Company can be found at www.ironbridgelending.com.

MANAGEMENT:

Iron Bridge Management Group, LLC, an Oregon limited liability company, manages the Company as its manager (the “Manager”). The Manager has responsibility for the Company’s investment decisions and selecting, negotiating and administering the Company’s loans. The Manager is owned and operated by Gerard Stascausky (the “Managing Director”). The Manager’s principal office is located at 9755 SW Barnes Road, Suite 420, Portland, OR 97225, and its telephone number is 503-225-0300. Gerard Stascausky also serves as Chief Executive Officer of the Company.

LOAN UNDERWRITING GUIDELINES:

The Company has established the following underwriting guidelines to try to minimize risk and maximize the preservation of capital for investors: (a) All of the Company’s Portfolio Loans are secured by first lien deeds of trust or mortgages on real property; (b) The Company does not lend more than 70% of the estimated after-repair value of the real estate collateral; (c) The Company does not lend without assessing the borrower’s ability (e.g. cash reserves, income, liquidity events) and willingness to pay (e.g., credit report, background check); and (d) The Company does not lend unless the borrower has a clearly defined exit strategy.

DEFENSIVE ATTRIBUTES OF BUSINESS MODEL:

The following is a list of defensive business model attributes that we believe have contributed to the Company’s performance between fund inception (2009) and the date of this Offering Circular: (a) The Company does not rely on increases or decreases in real estate prices; (b) The Company generally makes short term loans of 12 months or less that enable both the Company and its Portfolio Borrowers to adapt quickly to changing economic conditions; (c) Changes in interest rates do not require the Company to reprice its Portfolio Loans, minimizing interest rate risk; (d) The Company’s Portfolio Borrowers are more price setters than price takers; (e) The Company’s loan portfolio is primarily secured by residential real estate, which we believe to be a more defensive asset class relative to assets correlated to other sectors of the economy; (f) The Company’s business model generates strong and stable monthly recurring revenues, which means the Company is well positioned to cover interest payments; (g) Investor capital is further protected by the value of the underlying real estate collateral, and; (h) Each of the Class B, Class C and Class D Unit investors are further secured by subordinate (at risk first) capital: as of December 31, 2025, Class B has priority over approximately $8 million in Class A Unit capital, Class C has priority over approximately $31 million in Class A and Class B Unit capital, and Class D has priority over approximately $60 million in Class A, Class B and Class C Unit capital. See “Defensive Attributes of the Company’s Business Model” on Page 27, “Analysis of Interest and Preferred Return Coverage” on Page 43, and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

REIT STATUS:

A “real estate investment trust” (REIT) is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT.

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Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members (“Members”). However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations. See “Certain Federal Income Tax Considerations.”

The Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ending December 31, 2022.

Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting on form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements).

THE OFFERING
OFFERING:

As provided in rules promulgated by the SEC, the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 6,000,000 Class A Units (“Class A Units”), 19,000,000 Class B Units (“Class B Units”), 19,000,000 Class C Units (“Class C Units”) and 8,000,000 Class D Units (“Class D Units” together with the Class A Units, Class B Units and Class C Units, the “Units”) (an aggregate of 52,000,000 Units) offered pursuant to this Offering Circular represents, approximately, this $75,000,000 cap less approximately $15,000,000 in Units sold in the previous 12 months pursuant to the Company’s Class A, Class B, Class C and Class D Unit Offering pursuant to Regulation A or otherwise. The Company is offering the Units on an ongoing basis and may subsequently increase the amount of the offering as permitted in accordance with Regulation A. A purchaser of Units is referred to herein as a “Unitholder.”

The minimum investment is for 50,000 Units; provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor. Waivers of the $50,000 minimum investment will be made on a case-by-case basis. In determining whether to waive the minimum investment requirement of $50,000, the Company may consider the number of investors it has with respect to meeting its requirements to maintain REIT status, the administrative burdens of having investors with less than $50,000 invested in the Company, and the Company’s pre-existing relationship with the proposed investor. As with any potential investor that indicates they are interested in an investing in the Company, any investor who indicates they wish to invest less than the minimum investment amount will then receive an introductory email with links to download reading material and another link to schedule a call with one of our team members. After such call the Manager will respond to the investor in writing or by telephone within 30 days of the investor’s initial request if it has determined to permit the waiver or not.

PURCHASE PRICE:	The purchase price for each Unit is $1.00 per Unit.
USE OF PROCEEDS:

The Company intends to use the proceeds from this offering to fund loans (“Portfolio Loans”) to borrowers (“Portfolio Borrowers”). The Company does not intend to use the proceeds for the purpose of funding offering or operational expenses, repurchasing Equity Program interests, or repaying Bank Borrowings, but because of the nature of the Company’s cash flows, some proceeds from time to time may be used for such purposes.

MANAGEMENT FEES:

The Manager is responsible for managing the Company and is solely responsible for its own operating costs, including the cost of its own personnel, office space and general overhead. The Manager receives compensation for its services to the Company in the form of a loan servicing fee. The loan servicing fee relates to servicing investment loans and is currently equal to 2% per annum of the principal amount of each investment, payable monthly, provided that the loan servicing fee will be reduced by the amount of any Company Employee Expense for which the Manager is reimbursed by the Company. During the third quarter of 2025, the Manager, pursuant to its previously executed waiver of fees, decreased its loan servicing fee from 3%, as provided in the Company’s Third Amended and Restated Operating Agreement, to 2% to increase the amount of profit distributions to investors. The Company’s proposed Fourth Amended and Restated Operating Agreement would incorporate this waiver into the Company’s operating agreement to allow the Manager to charge a loan servicing fee of “up to” 3%. During the years ended December 31, 2025 and 2024, the Manager received $3,407,661 and $3,880,375 in fees, respectively.

In addition, Gerard Stascausky, who is the Company’s Chief Executive Officer and the Managing Director of the Manager, owns Class A Units in the amount of approximately 9.1 million Class A Units and 1.7 million Class B Units, as of May 31, 2026. These were purchased on the same terms as offered to other investors of the same class. The Class A Units are only issued to employees of the Manager and their tax-advantaged accounts, and therefore partially serve a compensatory function to the employees of the Manager.

PERMITTED PURCHASERS:

The Company currently is only accepting subscriptions from “accredited investors” as defined for purposes of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), except where such requirement is waived by the Manager in its sole discretion. Investors that are not “accredited investors,” as defined for purposes of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) will not be permitted to purchase more than 10% of the greater of the investor’s annual income or net worth (for natural persons) or revenue or net assets (for entities).

The Manager will decide on a case-by-case basis whether to waive the requirement that investors be accredited. In determining whether to waive the requirement that investors be accredited, the Company will consider its pre-existing relationship with the investor, as well as the investor’s sophistication and investment experience. As with any potential investor that indicates they are interested in an investing in the Company, any investor who indicates they wish to invest will then receive an introductory email with links to download reading material and another link to schedule a call with one of our team members. The Manager will respond to the investor in writing or by telephone within 30 days of the investor’s initial request if it has determined to permit the waiver or not.

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DISTRIBUTION REINVESTMENT:

Of the Units being offered, 5,000,000 Class A Units, 4,000,000 Class B Units, 3,500,000 Class C Units and 1,600,000 Class D Units are anticipated to be issued through our distribution reinvestment program under Rule 251(d)(3)(i)(B) of Regulation A, per annum, as described in our Operating Agreement. Pursuant to the Operating Agreement, as amended, and subject to the limitations set forth below, each Class A member, Class C member, and Class D member is automatically treated as having elected to reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Pursuant to the Third Amended and Restated Operating Agreement, as amended (“Third Amended Operating Agreement”), each Class B Member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion, unless such Class B Member has provided advance written notice to the Manager of its preference. See “Class Rebalancing Mechanism (Pending)” below for proposed changes to the way the reinvestment of dividends are allocated. In each case, the reinvestment of distributions by a member in additional Units shall be at a purchase price equal to the offering price of such Units if the Company is currently offering such Units, or if no offering is being conducted, the NAV as of the last date of the month preceding such reinvestment, as determined by the Manager in its sole discretion. No transaction fees will be charged to a Member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment. Participation in the Company’s distribution reinvestment program will only be offered solely to existing securityholders, and with respect to new investors in this offering, no units will be offered under the program prior to their having purchased units in this offering.

Notwithstanding the foregoing, under the Operating Agreement a member may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager. If no election to receive cash distributions is made, then distributions will be reinvested as described above. To terminate an election to receive cash distributions, a member must notify the Manager in writing of its termination on such form as is established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received. All Members will be provided a link to the Company’s most recently qualified Offering Circular prior to making an election to terminate receiving cash distributions.

Every month, Members receive an email reminding them of their ability to change the form of their distribution election, with the email containing a link to the Company’s current Offering Circular. In addition, the form Members must complete to change their election also will contain the link to the Company’s current Offering Circular. As elections do not become effective until at least a month after such election, this delivery is well in advance of such election becoming effective. As statements are delivered monthly, Members who are retaining their current election to continue to reinvest in Units will also be delivered to the current offering circular in connection with and at the time of any distribution reinvestment in this way.

To facilitate our compliance with Regulation A investor limitations, under the Subscription Agreement executed by each investor, Members are obligated to immediately notify the Company in the event changes in the member’s financial condition causes the member to no longer meet the definition of “accredited investor” as set out in the subscription agreement or with respect to any non-accredited investors, when the Member’s aggregate investment value in the Company exceeds the greater of 10% of the member’s net worth or annual income. The Company will also ask the Member to re-certify their accredited status or to reconfirm that their investment is within the investment limits, any time they re-elect to participate in the distribution reinvestment program after having opted to receive cash distributions.

The Manager may, pursuant to the Operating Agreement, in its sole and absolute discretion, terminate reinvestment of distributions in whole or in part, including in the event participation in the distribution reinvestment program would cause the Company to exceed the Tier 2 offering limits as set forth in Regulation A or in the event that the Company is no longer offering any particular class of Units pursuant to Regulation A. Additionally, the Manager will be permitted to make a determination, for any Member taking part in the distribution reinvestment program, as to whether that the Member is an “accredited investor” or, if such Member is not an accredited investor, that the distribution reinvestment would result in the purchase of more than 10% of the greater of the investors annual income or net worth, in compliance with Rule 251(d)(2)(i)(C) of Regulation A.

CLASS REBALANCING MECHANISM (PENDING):

Effective July 23, 2026, the Manager received sufficient approval from the Members of the Company to adopt the proposed Fourth Amended and Restated Operating Agreement (the “Proposed Fourth Amended Operating Agreement”), the adoption of which will become effective as of the qualification date of the Offering Statement that accompanies this Offering Circular.

The Proposed Fourth Amended Operating Agreement introduces a new class rebalancing mechanism that is intended to unify certain of the aspects of the redemption and distribution reinvestment programs currently available under the current Third Amended and Restated Operating Agreement. Under the Third Amended and Restated Operating Agreement, because Class B Units have a higher rate of return than the Class C Units, the Class B Units generate a greater amount of distributions than the Class C Units. If these distributions were automatically reinvested into Class B Units, thereby compounding the rate of return on the Class B Units, it could result in unintended cash management issues for the Company. The current Third Amended and Restated Operating Agreement has two mechanisms to alleviate this risk: (1) if distributions from the Class B Units are to be reinvested in Units, the Manager may choose to issue to the Member Class C Units or Class D Units (“Reinvestment Allocation Mechanism”), and (2) the Manager, subject to certain limitations, may redeem Units in its discretion. While using these two mechanisms was effective, the Manager received many requests from Members that any changes in the mix of their Class B Units and Class C Units be made to retain the ratio amongst the Units according to the ratio at which they initially invested.

In response to such requests, the Manager proposed including in the Proposed Fourth Amended Operating Agreement a system whereby at the time of the initial investment, the Member and Manager would set the desired ratio of relative ownership amongst the Class B Units, Class C Units and Class D Unit (the “Target Class Allocation”). The Target Class Allocation is the maximum intended percentage of the Member's total Class B, Class C and Class D Units that may be held in Class B Units, with the balance held in Class C and/or Class D Units as indicated below:

Class of Units	Target Allocation	Description
Class B	Up to [Target Percentage]_ % (maximum)	Because Class B reinvestment will outpace the reinvestment of other Units this will act as a maximum or cap. Once maximum is reached, Manager may exchange excess Class B Units for Class C Units.
Class C	Balance of total Units not held in Class B or Class D.	Class B Units that are “rebalanced” will be exchanged for Class C Units, making it the default class.
Class D	Only As Directed	Class D Units will only be issued as an exchange for Class B Units or Class C Units as directed in writing by the Member and accepted by the Manager. Not part of automatic rebalancing.

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For example, assume the Target Class Allocation is set at 40% Class B Units, 200 Class D Units and the balance in Class C Units, with the Member starting with 400 Class B Units, 400 Class C Units and 200 Class D Units. After a year of reinvesting distributions at the target preferred return, the Member would have 436 Class B Units, 424 Class C Units and 210 Class D Units. The ratio of the Units is then 40.754% Class B Units, 39.63% Class C Units and 19.63% Class D Units. To rebalance the Units according to the Target Class Allocation, the Manager may exchange 8 Class B Units for Class C Units, resulting in the Member owning 428 Class B Units (40%), 432 Class C Units and 210 Class D Units.

The Target Class Allocation is fixed and shall remain in effect until a modification is agreed upon in writing by both the Company and the Member. If the Member holds only one of Class B, Class C, or Class D Units and subsequently purchases Units of another such class, the Target Class Allocation shall be set at the time of that subsequent purchase. Class A Units are not subject to, and are excluded from, the Target Class Allocation. The Member’s Target Class Allocation is elected by the Member and is subject to acceptance by the Manager, and becomes effective only as agreed by both the Member and the Company. The Manager has the right, but not the obligation, to reallocate a Member’s Units between Class B Units, Class C Units and Class D Units in order to maintain or restore such Member’s Target Class Allocation.

Because this mechanism would allow the Manager to address the cash management risk of Class B Units growing at a faster rate than the Class C Units or Class D Units as a result of distribution reinvestments, the Proposed Fourth Amended and Restated Operating Agreement has removed the Reinvestment Allocation Mechanism, and all distributions reinvestment will be made in the Units associated with the distribution. Effectively, the rebalancing mechanism offers the Company the same cash management flexibility as provided with the Third Amended and Restated Operating Agreement, but with greater certainty to Members because the Manager is directed towards the Target Class Allocation desired by the Member, as opposed to allocating distribution reinvestments between Class B Units or Class C Units in its discretion.

The Manager may apply this rebalancing to a Member's Units individually or together with Units held in the Member's related accounts (such as accounts held by family members or entities under common control), provided such Member consents to combine the related accounts for such purposes and identifies the related accounts. The Manager will not allocate the Units of any Member who is not an employee of the Manager into Class A Units. The Target Class Allocation will be set as the ratio of Class B Units to such Member's Class C Units and/or Class D Units as initially agreed in writing between the Manager and the Member, until a modification of such Target Class Allocation is otherwise agreed upon in writing by the Company and the Member. If a Member holds only Class B Units, Class C Units, or Class D Units, and subsequently purchases the other Class of Units, the Target Class Allocation shall be set at the time of such subsequent purchase of the other Class of Units. Any rebalancing effected will not require the consent of any Member and shall be reflected on the books and records of the Company and the Schedule of Members. Rebalancing may be accomplished through the conversion, exchange, or re-designation of a Member’s Units between Class B Units, Class C Units and Class D Units, and any such conversion, exchange, or re-designation shall be effected at the then-applicable NAV per Unit, on an equal-NAV, Unit-for-Unit basis.

Because this new rebalancing mechanism will allow the Company to directly rebalance the Classes of Units, the Company has also proposed simplifying the terms by which distributions are reinvested so that distributions of each class of Units that are being reinvested, will be reinvested in the same Class of Units.

EQUITY STRUCTURE
OUTSTANDING CAPITALIZATION:	The Company has four classes of Membership Interests: Class A Units, Class B Units, Class C Units, and Class D Units. As of July 31, 2026 the Company had:

	•	10,316,999 outstanding Class A Units
	•	24,711,744 outstanding Class B Units
	•	27,357,063 outstanding Class C Units
	•	15,270,643 outstanding Class D Units

The Class A Units are only issued to employees of the Manager and their tax-advantaged accounts. Like all other Units, they will be sold for $1.00 per Unit.

The terms and conditions of the Class A, Class B Units, Class C Units and Class D Units are described in greater detail below.

The Class A Units, Class B Units, Class C Units and Class D Units are collectively referred to herein as the “Units”.

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PREFERRED RETURN:

The Classes of Units accrue cumulative, non-compounded preferred returns (“Preferred Returns”) on their Unreturned Capital Contributions (See “Description of Units-Equity Structure- Distributions” on Page 65) as follows:

	•	Class B Units – 9% per annum
	•	Class C Units – 6% per annum
	•	Class D Units – 5% per annum

The Class B, Class C and Class D Units also participate pro rata in 10% of profit distributions made after all the accrued and unpaid Preferred Returns, with the other 90% being distributed to the Class A Units.

DISTRIBUTIONS FROM OPERATIONS:

The Manager shall cause Net Cash Flow from Operations (See “Description of Units -Equity Structure- Distributions” on Page 65), to the extent available for distribution, to be distributed to holders of Units promptly following the end of each month as follows:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii)

second, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

(iii)

third, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person; and

(iv)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such person.

DISTRIBUTIONS FROM SALE OR REFINANCE:	Net Cash Flow From Sale or Refinance, if any, shall be distributed at such times as the Manager may determine in the following priority:
(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii)

second, 100% to the holders of Class D Units pro rata based on the Unreturned Capital Contributions of the holders of Class D Units, until each holder of Class D Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class D Units;

(iii)

third, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

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(iv)

fourth, 100% to the holders of Class C Units pro rata based on the Unreturned Capital Contributions of the holders of Class C Units, until each holder of Class C Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class C Units;

(v)

fifth, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person;

(vi)

sixth, 100% to the holders of Class B Units pro rata based on the Unreturned Capital Contributions of the holders of Class B Units, until each holder of Class B Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class B Units; and

(vii)

seventh, 100% to the holders of Class A Units pro rata based on the Unreturned Capital Contributions of the holders of Class A Units, until each holder of Class A Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class A Units; and

(viii)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such Person.

In the event of a liquidation, proceeds from the liquidation will also be distributed as set forth above.
CLASS LIMITATIONS:

The Third Amended Operating Agreement limits the Company’s ability to issue additional Class C Units or Class D Units during any period of time when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company. The Company is also limited from redeeming any Class A Units or Class B Units when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company. In the event that this limitation is triggered, we will suspend any offering or issuance of the Class C and Class D Units pursuant to Regulation A, and we will not resume such offering until a new offering statement, or post-qualification amendment to an Offering Statement with respect to such Class C and Class D Units has been qualified.

If the Proposed Fourth Amended Operating Agreement becomes effective, this class limitation will be modified so that the Company’s ability to issue additional Class B, Class C or Class D Units will be limited during any period of time when the Unreturned Capital Contributions of the Class A Units equal less than 5% of the total assets of the Company and the Company will be limited from redeeming any Class A Units when the Unreturned Capital Contributions of the Class A Units equal less than 5% of the total assets of the Company.

VOTING RIGHTS:

Each holder of a Unit will be entitled to one vote per Unit, regardless of Class.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Each outstanding Unit entitles the holder to one vote on all matters submitted to a vote of the Members. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

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TRANSFER RESTRICTIONS:

The Operating Agreement, with certain exceptions, authorizes the Manager to take such actions as are necessary and desirable to preserve the Fund’s qualification as a REIT. Further, unless exempted by the Manager, the Operating Agreement prohibits any person from beneficially or constructively owning more than 9.8% in value or number of Units, whichever is more restrictive, of the outstanding Units.

If anyone attempts to transfer or own Units in a way that would violate the Unit ownership limits (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived prospectively or retroactively by the Manager, those Units instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either repurchased by us or sold to a person whose ownership of the Units will not violate the Unit ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or a disqualification as a REIT, then the initial transfer or ownership will be null and void from the outset. Anyone who acquires or owns Units in violation of the aggregate Unit ownership, unless such ownership limit or limits have been waived prospectively or retroactively by our Manager, or the other restrictions on transfer or ownership in our Operating Agreement, bears the risk of a financial loss when the Units are repurchased or sold.

The Manager has no obligation to, and may not, grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such ownership limit would result in the Fund failing to qualify as a REIT or result in any penalty or excise taxes on the Fund.

REDEMPTION PROGRAM:

The Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A, Class B, Class C, or Class D Units, as applicable, at any time. This Manager right will be suspended however during any period when the Manager has suspended processing Redemption Requests as discussed below, or with respect to the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units (or if the Proposed Fourth Operating Agreement becomes effective, the Class A Units), in the aggregate, to violate the Class Limitation discussed above. The Company reserves this right primarily for the purpose of managing its cost of capital.

Any Member shall have the option to request a redemption, subject to certain limitations, of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member.

The price to be paid to a Member for the redemption of any Unit will equal the lesser of (i) the net asset value (“NAV”) per Unit as of the last day of the previous month, as calculated by our Manager and published on our website, or (ii) the then current offering price per Unit, if we are engaged in an offering. The NAV will be calculated no less than monthly and shall be determined based on the estimated market value of the Company’s total assets (primarily Portfolio Loans, and to a lesser extent, REO), less the value of all liabilities (primarily Bank Borrowings, and to a lesser extent, trade payables). Our determination of NAV is discussed in greater detail below under “Calculation of NAV”. The NAV or offering price applied for purposes of determining the redemption price will be the same for all Units redeemed during a given redemption period and the repurchase price will be paid in cash. At any time we are engaged in an offering, the repurchase price shall never be more than the current offering price of such Units.

The Member will also receive upon repurchase with respect to any repurchased Units an amount equal to accrued but unpaid distributions, at the fixed Preferred Return, plus any profit participation through the preceding month end.

Redemption Requests will generally be completed in the order received, subject to the limitations described in greater detail below under “Description of Units”.

In order to help ensure the Company’s compliance with applicable tender offer rules, including Regulation 14E, purchases under the Company’s redemption program, on an aggregate basis for all classes, we are limited in any calendar quarter to purchase on a net basis no more than 5% of our most recently determined aggregate NAV as of the last day of the previous quarter, which means that our redemptions will be limited to approximately 20% of our aggregate NAV in any 12 month period. In addition, while generally Redemption Requests with respect to all classes of Unit will be treated as a single class for purposes of the limitations under the Company’s redemption program, if at any time the amount of Unreturned Capital Contributions associated with the Class A Units and Class B Units, in the aggregate, equal less than 20% of the total assets of the Company, the Company shall suspend processing Redemption Requests associated with Class A Units and Class B Units and extend the redemption date for such Units until such time as the Unreturned Capital Contributions associated with the Class A Units and the Class B Units in the aggregate exceeds 20% of the total assets of the Company.

On the first business day during any quarter in which we have reached that quarter’s volume limitation for redemptions, we will publicly disclose such fact through a filing with the SEC.

The Company may also suspend or limit such redemption program in its discretion, subject to 10 days’ notice to the Members.

Since January 1, 2021 through May 31, 2026, there have been redemption requests with respect to an aggregate of 63,847,314 Units, not including elections to receive distributions in cash, across all classes of Units, all of which requests have been fulfilled.

If the Manager modifies or suspends the redemption program at any time it will notify Members regarding such suspension by filing a supplement to this Offering Statement at least 10 days before such termination or modification becomes effective. The Company will terminate its redemption program during the distribution of its Units in the event that a secondary market for the Company’s Units develops.

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SUBORDINATION TO BORROWINGS:

Effective July 2, 2024, the Company has an $80 million line of credit with Columbia Bank (formerly Umpqua Bank), which is senior in security interest in all of the Company’s assets. From time to time the Company may replace or enter into other secured or unsecured revolving lines of credit or other borrowings with bank lenders for the purpose of providing the Company with additional funds to manage daily Portfolio Loan funding and payoffs, or for other liquidity purposes (a “Bank Borrowing”). As of December 31, 2025, the Company had $19,194,410 available under its line of credit agreement.

The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company’s Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

INDEMNIFICATION AND POTENTIAL FUTURE PAYMENT OBLIGATIONS:

The Company must indemnify the Manager and each agent of the Manager for any loss or damage arising out of its activities on behalf of the Company or in furtherance of the Company’s interests, without relieving the Manager and its agents of liability for a breach of the Manager’s fiduciary duties. A successful indemnification of the Manager, or any litigation that may arise in connection with its indemnification, could deplete the assets of the Company, thereby reducing funds available to pay the Units. Furthermore, if funds are not available from third parties, and the Manager determines in its sole discretion that cash flows from operations are insufficient to satisfy payment of the indemnification obligations of the Company and pay Preferred Returns, or that providing funds would otherwise not be in the best interests of the Company (for example, the Operating Agreement does not require the Manager to cause the Company to liquidate any investments before such time as the Manager determines it advisable), the Manager may require the Members to make further capital contributions to satisfy all or any portion of the indemnification obligations of the Company, whether such obligations arise before or after the last day of the term of the Company or before or after such Member’s withdrawal from the Company. Notwithstanding the foregoing, (i) no Member shall be obligated to make additional capital contributions in an aggregate amount in excess of 10% of the aggregate payments of net cash flow from operations received by the Member from the Company within the last three years; (ii) no Member shall be obligated to make additional capital contributions after the third year following the redemption of all of their Units; and (iii) no amounts contributed by the Members shall be used in a manner that would result in a violation of any rules or regulations pertaining to “plan assets” under ERISA.

If the Proposed Fourth Amended Operating Agreement becomes effective, the right of the Company to make capital calls for purposes of funding its indemnification obligations will be eliminated.

POWER OF ATTORNEY:

In connection with purchasing Class A, Class B, Class C and Class D Units, each investor must execute a Power of Attorney. The Power of Attorney would allow the Company to make “Deemed Distributions” if and when such distributions become necessary to comply with the distribution requirements applicable to REITs under the Code or avoid the imposition of taxes on the Fund. Deemed Distributions are discussed in greater detail under “Description of Units”.

AMENDMENTS TO OPERATING AGREEMENT:

Subject to limited exceptions discussed in greater detail under “Description of Units”, all amendments to the Company’s Operating Agreement require written consent of the Manager and Members holding more than one-half of the issued and outstanding Units of all Members.

Notwithstanding the foregoing, the Company and its Affiliates may, without the approval of any other Member, enter into one or more side letter or similar agreement to or with one or more Members, each of which has the effect of establishing rights under, or altering or supplementing the terms of, the Operating Agreement or of any subscription or exchange agreements between such Member and the Company (so long as the rights and obligations of the other Members set forth in the Operating Agreement are not adversely impacted by the applicable Side Letter).

ACCOUNTING AND REPORTS TO UNITHOLDERS:

Under the Operating Agreement, annual audited financials concerning the Company’s business affairs will be provided to Members. Each Member will receive a copy of the Company’s income statement, balance sheet, and statement of cash flows. The Company will also provide to Members monthly distribution statements and a quarterly report, including unaudited financial statements, loan portfolio performance and an analysis of risk metrics related to the Company’s loan portfolio.

AGREEMENT TO ELECTRONIC COMMUNICATION:

All Members consent and agree that all communications may be delivered by the Company by posting such communications to your online account or by sending such communications to your designated email address. Email communications may include attachments or embedded links. Communications that you agree to accept electronically would include, without limitation, all subscription documents, deposit and withdrawal forms, monthly account statements, tax forms, rate change notices, disclosures, and other information. However, Members may send communication to the Company by regular mail.

Your consent also permits the Company to obtain your electronic signature if you choose to sign certain communications electronically. If you do sign electronically, your electronic signature will bind you to the terms and conditions to the same extent as if you signed the Communications on paper with an ink signature.

MEMBERS ARE STRONGLY ADVISED TO NEVER WIRE FUNDS TO THE COMPANY PRIOR TO CONFIRMING THE COMPANY’S WIRE INSTRUCTIONS OVER THE PHONE. YOU SHOULD CALL THE COMPANY’S PHONE NUMBER AT 503-225-0300 TO CONFIRM WIRE INSTRUCTIONS.

8

RISK FACTORS

Investing in the Class A, Class B, Class C and Class D Units (collectively the “Units”) involves risks and there is no guaranty that you will not suffer a loss on your investment. You should carefully consider the following risk factors together with all of the other information included in this Offering Circular in evaluating an investment in the Company’s Units. If any of the following risks were to occur, the Company’s business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected, and you could experience a loss on your investment. Where applicable, we have provided references to additional information within this Offering Circular to help you determine if these risks are acceptable.

Risks Related to the Offering and the Units

The Offering Price may not reflect the actual value of the Units.

Our Manager established the initial offering price of our Units on an arbitrary basis. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the Units would trade if they were to be listed on an exchange or actively traded by broker-dealers.

You may not be able to readily liquidate your Units.

The Operating Agreement prohibits transfer of the Units without the prior written consent of the Manager, the granting or denial of which shall be in the Manager's sole and absolute discretion. Furthermore, there is no established market for the Units, and there is no prospect of a market being established in the foreseeable future. The Units are not registered under federal or any state securities laws and are not listed on an exchange or OTC market, and may not be resold unless subsequently registered or there is an exemption from registration available. The Members do not have a right to demand that the Company register the Units for public sale under applicable securities laws and the Company does not plan such registration. Therefore, you may not be able to liquidate your investment, and such illiquidity likely will continue indefinitely. In addition, the Units may not be readily acceptable, or permitted for use, as collateral for a loan.

While under the Company’s Operating Agreement, a Member generally shall have the option to request a redemption of all or a portion of its Units, there are a number of limitations on the redemption program, including that the Company’s redemptions cannot exceed 5% of the Company’s total aggregate NAV as of the last day of the previous calendar quarter, subject to certain adjustments, and if at any time the amount of Unreturned Capital Contributions associated with the Class A Units and Class B Units, in the aggregate, equal less than 20% of the total assets of the Company, the Company shall suspend processing Redemption Requests associated with Class A Units and Class B Units.

Furthermore, the Company may not have sufficient funds available at such time to pay the redemption request or may suspend such redemption program. For example, if the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager's election, as determined in its sole discretion, complete any such Redemption Request in multiple monthly payment intervals of $1,000,000 for each such payment date. If the Company has unfulfilled Redemptions Requests at any time from Members collectively seeking redemption for more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may also elect to suspend processing Redemption Requests in the order received and extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company or otherwise violating applicable law, as determined by the Manager in its reasonable discretion.

The Company may also suspend or limit such redemption program in its discretion, subject to 10 days’ notice to the Members.

Therefore, the Company may not redeem the Units upon request under certain circumstances. Investors will not have the same liquidity protections that they may have from redeemable securities offered by open-end mutual funds or other registered investment companies.

9

We may not generate sufficient distributable cash flow to support distributions on the Units.

We must generate a certain amount of revenue each month in order to make payments of distributions on the Units. The amount of cash we can pay on our Units principally depends upon the amount of cash we generate from our Portfolio Loans and rental properties, which will fluctuate from month to month based on, among other things:

•	the interest payments received on our Portfolio Loans;

•	the rents and other income received;

•	the fees and expenses of the Company;

•	the fees and expenses of the Manager and its affiliates that we may be required to reimburse;

•	the amount of cash reserves established by our Manager; and

•	other business risks affecting our cash levels.

In addition, the actual amount of cash flow that we generate will depend on other factors, some of which are beyond our control, including:

•	overall domestic and global economic and industry conditions;

•	the price and availability of alternative lending sources for our Portfolio Borrowers;

•	the rate of Portfolio Loan payoffs; and

•	the impact of governmental laws and regulations.

From Company inception (April 2009) through the effective date of this Offering Circular, all investors in any investment program sponsored by the Company, its Manager or its principals have received profit distributions, interest payments and the return of investment capital when or before due. However, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to pay distributions on the Units. See “Analysis of Interest and Preferred Return Coverage” on Page 43, “Portfolio Roll Forward Analysis” on Page 41, “Bank Borrowings” on Page 58 and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

The Units are subordinated to our Bank Borrowings.

As of the date hereof and so long as the Bank Borrowings are outstanding, the Company’s Bank Borrowings, or any replacement or addition to such borrowings, are senior to the Company’s existing Equity Program interests. See “Financial Statements” beginning on Page 1 at the end of this Offering Circular and “Liquidity and Capital Resources” Page 57 for information regarding Equity Program and Bank Borrowings. Consequently, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the Bank Borrowings will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be initially available for satisfaction of any amounts owed by virtue of the Units, and the Bank Borrowings will be entitled to be paid in full prior to any right of Unitholder to receive payment. The Units may similarly be subordinated to statutorily protected interests, such as liens in connection with unpaid taxes and construction liens.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Units. See “Analysis of Interest and Preferred Return Coverage” on Page 43, “Portfolio Roll Forward Analysis” on Page 41, “Bank Borrowings” on Page 58, and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

10

The Company may redeem your Units in its discretion.

Subject to certain limitations, under the Operating Agreement, the Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Unreturned Capital Contribution of such Units. Therefore, the Company may terminate a Member’s investment in the Units, and any future returns you may receive with respect to such Units, without the Member’s consent or approval.

Under the Proposed Fourth Amended Operating Agreement, the Manager may rebalance the classes of your Units according to a “Target Class Allocation.”

Effective July 23, 2026, the Manager received sufficient approval from the Members of the Company to adopt the proposed Fourth Amended and Restated Operating Agreement (the “Proposed Fourth Amended Operating Agreement”), the adoption of which will become effective as of the qualification date of the Offering Statement that accompanies this Offering Circular.

The Proposed Fourth Amended Operating Agreement introduces a new class rebalancing mechanism that is intended to unify certain of the aspects of the redemption and distribution reinvestment programs currently available under the current Third Amended and Restated Operating Agreement. Under the Third Amended and Restated Operating Agreement, because Class B Units have a higher rate of return than the Class C Units, the Class B Units generate a greater amount of distributions than the Class C Units. If these distributions were automatically reinvested into Class B Units, thereby compounding the rate of return on the Class B Units, it could result in unintended cash management issues for the Company. The current Third Amended and Restated Operating Agreement has two mechanisms to alleviate this risk: (1) if distributions from the Class B Units are to be reinvested in Units, the Manager may choose to issue to the Member Class C Units or Class D Units (“Reinvestment Allocation Mechanism”), and (2) the Manager, subject to certain limitations, may redeem Units in its discretion. While using these two mechanisms was effective, the Manager received many requests from Members that any changes in the mix of their Class B Units and Class C Units be made to retain the ratio amongst the Units according to the ratio at which they initially invested.

In response to such requests, the Manager proposed including in the Proposed Fourth Amended Operating Agreement a system whereby at the time of the initial investment, the Member and Manager would set the desired ratio of relative ownership amongst the Class B Units, Class C Units and Class D Unit (the “Target Class Allocation”). If, as a result of distribution re-investment, the ratio of a Member’s Class B Units, Class C Units and Class D Units becomes unbalanced from the Target Class Allocation, the Manager has the right, but not the obligation, to reallocate a Member’s Units between Class B Units, Class C Units and Class D Units in order to maintain or restore such Member’s “Target Class Allocation,” as described in greater detail above under “Class Rebalancing Mechanism (Pending)”. Because this mechanism would allow the Manager to address the cash management risk of Class B Units growing at a faster rate than the Class C Units or Class D Units as a result of distribution reinvestments, the Proposed Fourth Amended and Restated Operating Agreement has removed the Reinvestment Allocation Mechanism, and all distributions reinvestment will be made in the Units associated with the distribution. Effectively, the rebalancing mechanism offers the Company the same cash management flexibility as provided with the Third Amended and Restated Operating Agreement, but with greater certainty to Members because the Manager is directed towards the Target Class Allocation desired by the Member, as opposed to allocating distribution reinvestments between Class B Units or Class C Units in its discretion.

The Target Class Allocation will be set as the ratio of Class B Units to such Member’s Class C Units and/or Class D Units as initially agreed in writing between the Manager and the Member. The Target Class Allocation may be changed in the future, but only with the consent of the applicable Member. If a Member holds only Class B Units, Class C Units, or Class D Units (i.e. there is no “ratio” to set), and subsequently purchases the other Class of Units, the Target Class Allocation shall be set at the time of such subsequent purchase of the other Class of Units. Any rebalancing in accordance with the Target Class Allocation will not require the consent of any Member and shall be reflected on the books and records of the Company and the Schedule of Members. Rebalancing may be accomplished through the exchange of a Member’s Units between Class B Units, Class C Units and Class D Units, and any such exchange shall be effected at the then-applicable NAV per Unit, on an equal-NAV, Unit-for-Unit basis. As a result of this new balancing mechanism, your Units may be maintained at the Target Class Allocation, even if your reinvestment of dividends would have resulted in a different allocation, which different allocation may have resulted in a different rate of return or liquidation priority. The Member’s Target Class Allocation is elected by the Member and is subject to acceptance by the Manager, and becomes effective only upon agreement by both the Member and the Company.

The value for the redemption of the Units will be determined as set forth in the Operating Agreement, and may not reflect a Members proportionate share of the Company’s current net assets.

Under the Operating Agreement, Units, if redeemed, will be redeemed for an amount equal to the lesser of (i) the net asset value (“NAV”) per Unit as of the last day of the previous month as calculated by our Manager and published on the Company’s website, and or (ii) the then current offering price per Unit, if we are engaged in an offering. The NAV will be calculated no less than monthly and shall be determined based on the estimated market value of the Company’s total assets (primarily Portfolio Loans, and to a lesser extent, REO), less the value of all liabilities (primarily Bank Borrowings, and to a lesser extent, trade payables). The Member will also receive upon repurchase with respect to any repurchased Units an amount equal to accrued but unpaid distributions, at the fixed Preferred Return, plus any profit participation through the preceding month end.

Because the repurchase price is based on NAV, it may not accurately reflect the value of the Units. Our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our Units, or the price that our Units would trade at on a national stock exchange. Our Manager’s assessment of the market values of the real estate collateral securing our mortgage loans or the market value of our REO assets may also differ from the appraised values of those assets. Further, it is possible that our annual Manager valuations of REO assets may not be spread evenly throughout the year, and rapidly changing market conditions or material events may not be fully reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming Unitholders or non-redeeming Unitholders and new purchasers of our Units, depending on whether our published NAV per Unit is overstated or understated.

Therefore, the amount of ultimate return a Member receive on its Units may be limited.

The Manager has discretion to use available cash to redeem any class of Units, subject to certain limitations on redemption of the Class A and Class B Units, and the discretion to issue additional Units.

Under the terms of the Operating Agreement, the Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A Units, Class B Units, Class C Units, or Class D Units, as applicable, at any time; provided, however, that the Manager may not unilaterally make any redemption of the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”), or unilaterally make any redemptions during any period when it has suspended processing Redemption Requests. If the Proposed Fourth Amended Operating Agreement becomes effective, this “Class Limitation” will be modified so that the Company’s ability to issue additional Class B, Class C or Class D Units will be limited during any period of time when the Unreturned Capital Contributions of the Class A Units equal less than 5% of the total assets of the Company and the Company will be limited from redeeming any Class A Units when the Unreturned Capital Contributions of the Class A Units equal less than 5% of the total assets of the Company. The Manager may make such redemptions to help balance the Company’s capital structure. Our goal is to provide a reasonably predictable and stable level of current income, through regular distributions, while at the same time maintaining a fair level of consistency in our NAV. The redemption rights and procedures are described in greater detail under “Description of Units”. If the Manager chooses to use Company cash to redeem Units in the Company, the remaining Units face the risk of the Company having less cash flow available to make Portfolio Loans, or to pay the remaining Units, either Preferred Returns or the repayment of Unreturned Capital Contributions. If the Company is unable to continue to generate cash flow or asset values diminish following any unit redemptions, the holders of Units face a greater risk of loss of investment.

11

A Member’s equity interests in us will be diluted if we issue additional Units, which could reduce the overall value of the Member’s investment.

Potential investors in this Offering do not have preemptive rights to any Units we issue in the future. Under our Operating Agreement, we have authority to issue an unlimited number of additional Units; provided that the Company cannot issue additional Class C Units or Class D Units during any period of time when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company (or, if the Proposed Fourth Amended Operating Agreement becomes effective, when Class A Units equal less than 5% of the total assets of the Company). After an investor’s purchase of the Units, our Manager may elect to (i) sell additional Units in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue Units to our Manager, or its successors or assigns. To the extent we issue additional equity interests after a Member’s purchase, the Member’s percentage ownership interest in us will be diluted.

However, it is the Company’s intention to maintain the value of the Member’s investment by investing the proceeds of any future unit issuance into additional Portfolio Loans to generate additional distributable earnings. For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Units. See “Analysis of Interest and Preferred Return Coverage” on Page 43, “Portfolio Roll Forward Analysis” on Page 41, “Bank Borrowings” on Page 58, and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional detail.

Our Members do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

Our Operating Agreement provides that the assets, affairs and business of our Company are managed under the direction of our Manager. Our Members do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

Our Members have limited voting rights and may be bound by either a vote of a majority or supermajority of the Units.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Each outstanding Unit entitles the holder to one vote on all matters submitted to a vote of the Members. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, each Member will be bound by the majority or supermajority vote, as applicable, even if the Member did not vote with the majority or supermajority.

Under the terms of the Operating Agreement, any dispute in relation to the Operating Agreement may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), and to the fullest extent permitted by applicable law, also provides for investors to waive their right to a jury trial.

Under the Operating Agreement, as amended, each Member agrees that any legal action or proceeding with respect to the Operating Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon). This means that if a claim regarding a dispute related to the Operating Agreement, is brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), a Member may not be able to object that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

However, this does not limit the forums available to bring any actions to enforce any duty or liability created by the United States federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Further, Section 27 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. No condition, stipulation or provision of the Operating Agreement or our interests serves as a waiver by any Member or beneficial owner of our interests or by us of compliance with the United States federal securities laws and the rules and regulations promulgated thereunder.

Similarly, under the Operating Agreement, Members agree to irrevocably waive all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with the Operating Agreement, if such waiver is allowed by the court where the claim is brought. Waiver of a trial by jury may disadvantage a Member to the extent a judge might be less likely than a jury to resolve an action in the Member’s favor. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Oregon, which governs the Operating Agreement, by a federal or state court in the State of Oregon, which has exclusive jurisdiction over matters arising under the Operating Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. As above, this limitation will not apply to claims under the United States federal securities laws shall not be subject to this jury trial waiver provision.

Furthermore, if a court were to find any of the foregoing provisions unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could materially and adversely affect our business and financial condition.

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The Units may be liable for obligations to indemnify the Manager.

The Company must indemnify the Manager and each agent of the Manager for any loss or damage arising out of its activities on behalf of the Company or in furtherance of the Company’s interests, without relieving the Manager and its agents of liability for a breach of the Manager’s fiduciary duties. Under the Third Amended Operating Agreement, in certain circumstances, if there is no available funding from other sources and the Manager determines Company cash flows are insufficient to meet the Company’s indemnification obligations, the Manager may require the Members to make further capital contributions to satisfy all or any portion of the indemnification obligations of the Company, for an amount up to 10% the aggregate payments of “Net Cash Flow from Operations”, as defined in the Third Amended Operating Agreement, received by the Member from the Company within the last three years, and for a period of time up to three years following the redemption of the Member’s Units.

If the Proposed Fourth Amended Operating Agreement becomes effective, the Manager’s right to require Members to make further capital contributions will be eliminated.

The Company is permitted to incur more debt, which may intensify the risks associated with current leverage, including the risk that the Company will be unable to service its debt.

The Company is not prohibited from incurring any indebtedness or other liabilities.

However, it is the Company’s intention to maintain the value of the Member’s investment by investing the proceeds of any future indebtedness into additional Portfolio Loans to generate additional distributable earnings. For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Units. See “Analysis of Interest and Preferred Return Coverage” on Page 43, “Portfolio Roll Forward Analysis” on Page 41, “Bank Borrowings” on Page 58, and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

You will not have the benefit of an independent review of the terms of the Units, the Offering Circular or our Company as is customarily performed in an initial underwritten public offering.

The Units are being offered by the Company on a “best efforts” basis without an underwriter or placement agent. Therefore, you will not have the benefit of an underwriter or placement agent to perform an independent review of the terms of the Units, the Offering Circular, or our Company.

For this reason, you should read this Offering Circular and consult your investment, tax, and other professional advisors prior to deciding whether to invest in the Units.

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The methods used by our Manager to calculate our monthly NAV, including the components used in calculating our NAV, are not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating our NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV monthly solely for purposes of establishing the price at which we sell and repurchase our Units, and you should not view our NAV, on its own, as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future. In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with generally accepted accounting principals (“GAAP”). These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets. Additionally, errors may occur in calculating our NAV, which could impact the price at which we repurchase Units.

Risks Related to the Business

Any deterioration in the housing industry or economic conditions could result in a decrease in demand and pricing for new and rehabilitated residential properties, which secure our Portfolio Loans, and could have a negative impact on our business and reduce the likelihood we will be able to generate enough cash to repay the Units.

The Portfolio Borrowers to whom we make loans use the proceeds of our loans to construct or rehabilitate residential properties. A Portfolio Borrower’s ability to repay our loans is based primarily on the amount of money generated by selling the properties they have constructed or rehabilitated, and thus, the Portfolio Borrowers’ ability to repay our loans is based primarily on the amount of money generated by the sale of such properties.

The housing industry is cyclical and residential real estate values are typically affected by the demand for and supply of properties, which can change due to many national and regional factors, such as:

•	employment level and job growth;

•	demographic trends, including population increases and decreases and household formation;

•	availability of financing for homebuyers;

•	interest rates;

•	affordability of residential properties;

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•	consumer confidence;

•	cost of building materials and labor;

•	government action or inaction;

•	civil unrest, acts of war or terrorism;

•	acts of God, including pandemics, earthquakes, hurricanes and other natural disasters;

•	levels of new and existing residential properties for sale, including foreclosed properties and properties held by investors and speculators; and

•	housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

To mitigate risk, we generally lend at no more than 70 percent of the estimated after-repair values of the residential properties our Portfolio Borrowers are building or rehabilitating, providing an estimated minimum of 30 percent borrower equity in the projects to secure our Portfolio Loans. However, these values are determined shortly prior to loan funding. If the values of properties in markets in which we lend drop fast enough to cause our Portfolio Borrowers losses that are greater than their equity in the property, we may not be paid back the full amount on our loans. If these loan losses occur across our Portfolio Loans at generally the same time, it may impair our ability to pay distributions on our Units.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to return your investment in the Units. See “Analysis of Interest and Preferred Return Coverage” on Page 43, “Portfolio Roll Forward Analysis” on Page 41, “Bank Borrowings” on Page 58 and “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

Our historical loan portfolio performance may not be indicative of future performance.

The Company began making investment loans as Iron Bridge Mortgage Fund, LLC on April 1, 2009. Although the Manager and its Managing Directors may have achieved favorable returns on previous Portfolio Loans, the performance of past investments cannot be relied upon to predict the Company’s success.

If the proceeds from the issuance of Units exceed the cash flow needed to fund Portfolio Loans, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the Preferred Returns on the Units. In such an event, we may return your investment.

There can be no assurance that loans of a suitable nature will be available in the market. It is possible that the Company will be less invested in Portfolio Loans than we expect, if sufficiently attractive loan opportunities are not identified. Our ability to pay interest on our debt, pay the Preferred Return on our Units, pay our expenses, and cover any loan losses is dependent upon interest income we receive from loans extended to our Portfolio Borrowers. If we are not able to lend to a sufficient number of Portfolio Borrowers at high enough interest rates, we may not have enough interest income to meet our obligations, which could impair our ability to pay Preferred Returns to you. In such an event, the Company may elect to return investor capital, and/or determine not to accept further capital, over holding investor capital in a low yielding bank account.

Our Portfolio Loan investments are determined by the Manager, with no input from Unitholders.

A Unitholder must rely upon the ability of the Manager to identify, structure, and service Portfolio Loans consistent with the Company’s investment objectives. Accordingly, no person should purchase Units from the Company unless he or she is willing to entrust all aspects of the management, financing, and development of a Project to the Portfolio Borrower, and the management of the Company, valuation of the Projects securing Portfolio Loans and the terms of the Portfolio Loans to the Manager.

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We may be subject to risks resulting from conflicts of interest between the Company and the Manager and its principals and affiliates.

There may be certain conflicts of interest between the Company and the Manager, its principals and their affiliates. These include:

•

Time Demands. The Manager’s primary business activity during the life of the Company is the management of the Company. However, the Manager or its Managing Directors may pursue investment and lending activities away from the Company. Their interests and activities in connection with such other investments may create a conflict in time demands with the Company’s interests.

•

Disproportionate Interest of Manager Employees. The employees of the Manager receive distributions from Class A Units that are proportionally greater or less than the distributions payable to investors in Class B, Class C and Class D Units. Accordingly, the Manager’s risk profile with respect to the use of the Company’s capital may diverge from that of investors in Class B, Class C and Class D Units.

•

Potential Conflicts of Interest in Selecting Portfolio Loan Investments. The Manager may encounter various potential conflicts of interest in selecting Portfolio Loan investments for the Company in the event that the Manager sponsors other mortgage funds that pursue similar investment strategies as the Company. As of the effective date of this offering, the Manager does not sponsor other mortgage funds.

See “Conflicts of Interest” on Page 63 for greater details about these conflicts.

Increased lender competition may decrease our profitability, which would adversely affect our ability to make distributions to Unitholders.

We may experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. Because we do not offer FDIC insurance, our Units generally offer higher rates than bank CDs. As a result, our cost of funds is typically higher than banks’ cost of funds. This may make it more difficult for us to compete against banks if they become competitive in our niche lending market in large numbers. These competitors also may have substantially greater resources, lower cost of funds, and a better-established market presence. If these companies increase their marketing efforts to our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income or fees could have an adverse impact on our profitability and our ability to make payments on the Units.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate the interest and preferred return coverage ratios and determine if you are comfortable with the associated risk. See “Analysis of Interest and Preferred Return Coverage” on Page 43 for additional details.

We are heavily dependent on the Manager and its Managing Directors, the loss of which may have a significant impact on operations.

The Manager will make all management decisions for the Company, including Portfolio Loan selection and servicing. The Company will be relying in large part on the Manager’s loan origination expertise. The Manager may resign at any time without liability to the Company. If the Manager withdraws from the Company, is terminated by the Company’s Equity Program investors for cause or otherwise, or is terminated as Manager by dissolution or bankruptcy, it may be difficult or impossible for the Company to locate a suitable replacement for the Manager. In addition, the Manager’s Managing Director, Gerard Stascausky, is considered an integral part of the Company’s investments and operations. If the Managing Director was to leave the Manager, die or become permanently disabled, the Manager’s ability to continue the management of the Company could be materially and adversely affected.

The Company believes that these risks are reduced by the self-liquidating nature of the Portfolio Loans. The Company makes loans with maturities of 12 months or less. If the Company stopped making loans for any reason, its employees or a substituted loan servicer could service the Portfolio Loans through payoff and return investor capital as much as possible.

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The value of the collateral securing a Portfolio Loan may be incorrectly determined by the Manager.

The Manager will develop and utilize a consistent method to estimate the value of the collateral for each Portfolio Loan, in the Manager’s sole discretion. The Manager will use methodologies that it deems reasonable based on various valuation practices commonly used in similar businesses in the industry including comparative market analyses, appraisals, comparable sales of other similar assets, historical data and trends from actual sales, disposition or performance of assets, and other such methodologies generally used and accepted in the market. The determination or estimation of the value of any real estate collateral or other asset is highly subjective and subject to change continuously on an ongoing basis. There is no guarantee that any value as determined by the Manager of any real estate collateral or other asset of the Company will be accurate or represent the true current value of any asset.

To mitigate this risk, the Company relies on in-house real estate valuations when making new loans and continually refines its appraisal process and analyzes real estate market trends within different geographies. We believe that this internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that were paid off during a given quarter against the Company’s estimated valuation for those same properties at the time the loans were made. This analysis helps the Company to monitor and improve its in-house valuation methodology on an ongoing basis.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s loan-to-value ratios, asset coverage ratios and analysis of comparative loan-to-sale prices are acceptable. See “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional details.

There is no assurance that our current financing arrangements will remain in place.

We will depend on Bank Borrowings to efficiently manage our cash flow, Portfolio Loan funding and reach our target leverage ratio. Accordingly, our ability to achieve our most efficient investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. Currently, we have entered into an $80 million line of credit with Columbia Bank (formerly Umpqua Bank) through July 5, 2028. There can be no assurance that this agreement will remain in place and, even if in place, that the amount and definitive terms under which we would be able to borrow would be adequate. Adverse developments in the residential and commercial mortgage markets could make it more difficult for us to borrow money to finance our investment activities.

We are subject to significant government regulation, which may affect our ability to operate.

The industry in which the Company is an active participant may be highly regulated at both state and federal levels. The Company will attempt to comply with all applicable regulations affecting the markets in which it operates. However, such regulation may become overly burdensome and therefore may have a negative effect on the Company’s ability to perform. The Company expects to comply with all rules, regulations, advisories and guidelines, however it is extremely difficult to keep up with all changes and proposed changes to all federal and state regulations at all times, and the Company may, on occasion, be delayed in such compliance, requiring the Company to pay penalties, costs, fees, and other charges to regain compliance. Any such penalty, cost, fee, or other charge could have a negative adverse effect on the Company.

We are not a registered investment company under the Investment Company Act, and as such your investment may not have the same rights or protections that are afforded with respect to an investment in a registered investment company, including the fact that the Units are not “redeemable securities” like those issued by open-end mutual funds.

Under the Investment Company Act of 1940 (the “Investment Company Act”), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends, and transactions with affiliates. The Company intends to operate so as to not be required to register as an investment company under the Investment Company Act based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder, and the Company is not issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates. A security is defined under applicable regulations as “redeemable” if upon its presentation to the issuer or to a person designated by the issuer, is entitled (whether absolutely or only out of surplus) to receive approximately his proportionate share of the issuer’s current net assets, or the cash equivalent thereof. Unlike a redeemable security, redemption of our Units are subject to various conditions, and upon redemption, Members will not be entitled to receive his or her proportionate share of assets; the redemption rights with respect to the Units are more limited than those associated with registered investment companies. Notwithstanding the foregoing, there is no assurance that SEC staff would agree that the Units are not “redeemable securities” under applicable regulations.

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We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be required to register as an investment company under the Investment Company Act based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Our reliance on certain exclusions from the Investment Company Act may impact certain investment decisions.

The Investment Company Act excludes from the definition of an “investment company” issuers of non-redeemable securities that are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the SEC’s current interpretation, we qualify for this exemption if we maintain at least 55% of our assets directly in qualifying assets and at least 80% of our assets must be in both the qualifying assets and other real estate related interests (and no more than 20% comprised of other miscellaneous assets). In meeting the 55% requirement under the Investment Company Act, the SEC has generally viewed the following asset types as qualifying interests: (1) assets that represent an actual interest in real estate; (2) loans or liens that are fully secured by real estate; (3) assets that can be viewed as the functional equivalent of, and provide the same economic experience as, an actual interest in real estate or a loan or lien fully secured by real estate. For purposes of maintaining eligibility for this exemption, we will treat real estate loans as qualifying interests within this guidance only when they are fully secured by real estate. These formulaic requirements may negatively impact the Company’s investment flexibility.

Furthermore, the Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption and has instead determined to rely upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially or entirely different from the factual situations we may face. There may be no guidance from the SEC or its staff that applies directly to our factual situations and as a result we may have to apply SEC staff guidance that relates to other factual situations by analogy. No assurance can be given that the SEC or its staff will concur with our positions.

In addition, there can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In particular, we have recently amended our redemption program in certain respects to be more consistent with other REIT redemption programs. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register or exclusion under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court required enforcement, third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns, and a court could appoint a receiver to take control of us and liquidate our business. Any of these results would have a material adverse effect on us.

Real estate investing is inherently risky.

The Company is subject to the risks that generally relate to investing in real estate because it principally makes debt investments in real estate assets. Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of the collateral securing the Company’s real estate-related investments. The performance and value of its investments once funded depends upon many factors beyond the Company’s control. The ultimate performance and value of the Company’s investments are subject to the varying degrees of risk generally incident to the ownership and rehabilitation or construction of the properties in which the Company invests and which collateralize or support its investments.

Inflation and Increased Interest Rates may adversely affect our financial condition and results of operations.

From early-2022 to mid-2023, partially as a response to inflation in the United States and global economies, the Federal Reserve began tightening a years-long series of economic stimulus measures that had included historically low interest rates. As those measures were reversed, the Federal Reserve Open Markets committee increased benchmark interest rates from near zero to more than five percent in less than two years. Increased interest rates have resulted in increased borrowing costs in connection with our variable-rate debt and have had an adverse impact on our ability to raise funds to utilize in our Portfolio Loans because our offered Preferred Returns may not be as favorable in comparison to other available investment instruments. While interest rates have generally slowly declined since mid-2024, if interest rates were to rapidly rise again, it may have an adverse impact on our financial results.

Furthermore, these interest rate increases, along with other geopolitical forces, have had a variety of significant impacts, among them an acceleration in inflation that is currently expected to continue at an elevated level in the near-term. It remains uncertain whether substantial inflation in the United States will be sustained over an extended period of time or have a significant effect on the United States or other economies.

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Risks Related to the Company’s Portfolio Loans

The collateral securing a Portfolio Loan may not be sufficient to pay back the principal amount in the event of a default by a Portfolio Borrower.

In the event of default by a Portfolio Loan Borrower, our Portfolio Loan investment is primarily dependent on the real estate collateral securing our Portfolio Loan. Our loan collateral consists primarily of a first lien deed of trust or mortgage on the underlying property. In the event of a default by a Portfolio Borrower, we may not be able to recover the property promptly and the proceeds we receive upon sale of the property may be adversely affected by risks generally related to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or our Portfolio Borrower’s control. Current market conditions may reduce the proceeds we are able to receive in the event of a foreclosure on our loan collateral. Our remedies with respect to the loan collateral may not provide us with a recovery adequate to recover our Portfolio Loan investment.

We will have limited control over our Portfolio Borrowers, which lack of control may affect the repayment of our Portfolio Loans.

Typically, a Portfolio Borrower is structured as an entity or venture for the purpose of acquiring, improving, developing or holding the real property (a “Project”) collateralizing a Portfolio Loan. The Portfolio Borrower and the Project is managed exclusively by the principals of the Portfolio Borrower or its co-investors or affiliates.

Investors will have no opportunity to directly affect the management of the Portfolio Borrower or of the Project. The Company is also likely to have little opportunity to influence the management of the Portfolio Borrower or Project, except to the limited extent of imposing conditions to the draw of funds under a Portfolio Loan. Therefore, the successful operation of the Portfolio Borrower, the choice and terms of any junior lien Project financing, the success of the Project, the repayment of a Portfolio Loan, and the ability of the Portfolio Borrower to repay the Portfolio Loan depends greatly upon the skill, experience and efforts of the Portfolio Borrower or its principals in the acquisition, improvement, development, management and sale of the Project and in the management of the Portfolio Borrower. In the event the Project is not successfully completed, in addition to the inability of the Portfolio Borrower to repay such Portfolio Loan, the value of the Portfolio Loan collateral is likely to be impaired.

There is no operating history for the Projects that secure our Portfolio Loans.

Although a Portfolio Borrower or its principals may be experienced real estate investors that have previously purchased, rehabilitated, constructed and sold residential properties, the Project securing our Portfolio Loan will have no operating or financial history. The prior success of Portfolio Borrower or its principals in connection with previous real estate investments are no assurance that the Portfolio Borrower will enjoy comparable success with respect to the Project collateralizing the Portfolio Loan. If a Portfolio Loan or Project collateral is impaired by the poor performance of a Portfolio Borrower, the Company’s ability to realize on that Project may be impaired.

Our borrower credit requirements may differ from the credit requirements of some conventional lenders.

The Company is an asset based lender and primarily relies on the value of the real estate collateral and its borrowers’ liquidity and operational experience to secure its Portfolio Loans. As a result, the Company may invest in Portfolio Loans based on criteria different than those employed by some conventional mortgage lenders. There may be differences in criteria as a result of the property characteristics, or the borrower characteristics, including credit quality. In determining whether to make a loan, the Company may put additional weight on concepts like borrower experience, or the potential value of the real estate collateral after improvements. The Company’s employment of criteria more flexible than traditional lenders give it a competitive advantage, but the Company’s process may also result in the Company investing in Portfolio Loans which may be riskier than investing in loans made to borrowers who are required to meet those conventional credit lending standards. In addition, because the Manager approves Portfolio Loans more quickly than some conventional lenders, there may be a risk that the due diligence the Manager performs as part of its underwriting procedures would not reveal the need for additional precautions. If so, the Portfolio Borrower may be more likely to default on the Portfolio Loan, requiring the Company to foreclose on the real estate collateral.

The Projects securing our Portfolio Loans may not be completed as planned, thereby increasing the risk that we will not be repaid in full.

Our Portfolio Loans are made to fund real property Projects that are often the subject of development plans by the Portfolio Borrower. Costs of planned improvements, development or operations of the Project securing the Portfolio Loan may exceed estimates, which may affect the Portfolio Borrower’s ability to complete the Project according to projections and budgets. Similarly, development plans may not be permissible under then-existing laws, ordinances, regulations and building codes. In either case, such events may affect the Portfolio Borrower’s ability to repay our Portfolio Loan.

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We may have delays or additional costs in enforcing our rights as a secured lender.

The Company believes that its lending documents will enable it to enforce commercial arrangements with Portfolio Borrowers and other counterparties. However, the rights of Portfolio Borrowers, counterparties, and other secured lenders may limit the Company’s practical realization of those benefits. For example:

•

Judicial foreclosure is subject to the delays of protracted litigation. Although the Company expects non-judicial foreclosure to be generally quicker, the Company’s loan collateral may deteriorate and decrease in value during any delay in foreclosing on it.

•	The Portfolio Borrower’s right of redemption during foreclosure proceedings can deter the sale of the loan collateral and can for practical purposes require the Company to manage the property.

•

The Company will be making loans in different states, with varying foreclosure laws, procedures and timelines. Depending on which state a Project is located, there may be more or less time, effort and cost associated with foreclosing on Portfolio Loans.

•	Unforeseen environmental hazards may subject the Company to unexpected liability and procedural delays in exercising its rights.

•	The rights of junior or statutory senior secured parties in the same property can create procedural hurdles for the Company when it forecloses on loan collateral.

•	The Company may not be able to pursue deficiency judgments after it forecloses on loan collateral.

•	State and federal bankruptcy laws can prevent the Company from pursuing any actions, regardless of the progress in any of these suits or proceedings.

•	The courts, particularly the bankruptcy courts, may unilaterally alter the contractual terms of the Company’s assets, including doing so to the detriment of the Company.

Care is exercised upon creation of the legal documents at the time of origination, or through thorough review of such documents in the event of acquisition, to ensure that as many bases as possible have been covered in the documents. However, in the event of default, it can be very difficult to predict with any certainty how courts will respond.

Our due diligence may not reveal all factors affecting an investment and may not reveal weaknesses in such investments.

There can be no assurance that the Manager’s due diligence processes will uncover all relevant facts that would be material to a lending decision. Before making a Portfolio Loan, the Manager will assess the strength of the underlying properties, borrowers, and any other factors that they believe are material to the performance of the Portfolio Loan. In making the assessment and otherwise conducting customary due diligence, the Manager will rely on the resources available to them and, in some cases, investigations by third parties.

Environmental liabilities may limit our ability to realize repayment of our Portfolio Loans.

The Projects subject to our Portfolio Loans may become subject to liability for costs of cleanup of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the Project securing our Portfolio Loan, and any related damages. Liability is often imposed without regard to whether the owner knows of, or was responsible for, the presence of the hazardous or toxic materials. These liabilities may interfere with the economic development of the subject Projects, and may interfere with the repayment of our Portfolio Loans.

The repayment of our Portfolio Loans may be affected by other debt obligations associated with the Project.

The Portfolio Borrower’s financing of a Project may involve additional subordinate loans made by third parties that are unaffiliated with the Company. These subordinate loans can provide Portfolio Borrowers with additional funds to complete a Project and improve the collateral value securing our Portfolio Loan. However as a result of increased leverage utilized by these Portfolio Borrowers, recessions, operating problems and other general business and economic risks may have a more pronounced effect on the profitability or survival of such Portfolio Borrowers than if additional leverage were not employed.

A mechanic’s lien on a Project may impair a Portfolio Loan.

The Project may be subject to a mechanic’s lien, which entitles the holder of such a lien to foreclose on the Project if the holder has not been paid in full for its services, materials or labor. Most state laws provide that any person who supplies services, materials or labor to a real estate Project may impose a lien against the Project securing any amounts owed to such person. Although the Portfolio Borrower may be required by the terms of the Portfolio Loan to utilize procedures to prevent the occurrence of mechanic’s liens (such as requiring mechanic’s lien releases prior to payment and issuing joint-party checks) no assurance can be given that mechanic’s liens will not appear against the Project. If a mechanic’s lien does appear, then it must be negotiated by the Portfolio Borrower in order to obtain its release or the person holding such lien will have the right to bring an action of foreclosure on the Project in order to satisfy the amount due under the lien.

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Eminent domain proceedings on a Project may impair a Portfolio Loan.

The Project or a portion of the Project could become subject to an eminent domain or inverse condemnation action. Although the Company and its Portfolio Borrower may be legally entitled to receive compensation for such governmental actions, the compensation may prove insufficient. Such an action could have a material adverse effect on the operations or marketability of the Project, and, as a consequence, adversely affect the ability of the Portfolio Borrower to repay the Portfolio Loan. In addition, the value of the Project as collateral would be impaired and the Project may have insufficient remaining value to repay accrued interest and principal on foreclosure.

We may have concentration risk related to Portfolio Borrowers or geographic distribution of Portfolio Loans.

The Company’s portfolio may become concentrated in a limited number of Portfolio Loans, increasing the vulnerability of the portfolio as compared with a portfolio that is more diversified in the number and location of Portfolio Loans and Portfolio Borrowers. If the Company is unable to diversify its investments by lending to a variety of Portfolio Borrowers and by diversifying the geographic and type of collateral, the Portfolio Loans will be dependent on the success of a limited number of Portfolio Borrowers and the Company’s assets may be concentrated in specific markets or collateral categories. If one or more Portfolio Borrowers or markets suffer adverse consequences, the Company’s financial condition and results of operations will be adversely affected.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s geographic and borrower concentration risk is acceptable. See “Geographical Distribution” on Page 30 and “Borrowers” on Page 33 for additional details.

Our remedies as a lender may be limited to the real estate collateral securing our Portfolio Loans.

Portfolio Loans are secured by first lien deeds of trust or mortgages on property and will generally be personal obligations of the principals of the Portfolio Borrower. In the event of a default under a Portfolio Loan, the Company is entitled to foreclose upon the property securing the Portfolio Loan and may seek a deficiency judgment against the principals, individually. A deficiency judgement may be subject to delays and additional expenses if defenses or counterclaims are interposed, making the pursuit of a deficiency judgement uneconomical.

The Company’s investment may not be sufficiently protected in the event of damage to collateral.

Although the Company requires its Portfolio Borrowers to maintain adequate insurance coverage against liability for personal injury and property damage, such insurance may prove insufficient to cover any liabilities or casualty losses incurred by a Portfolio Borrower. Also, certain risks may be uninsurable or may become uninsurable, or may become insurable only at prohibitive cost, such as the risk of property damage and general liability from earthquakes, floods, damage from terrorist activities, or certain environmental hazards. In addition, such risks may be insurable only in amounts that are less than the full market value or replacement cost of the relevant collateral. In addition to the unintentional loss of the collateral, the Portfolio Borrower may permit uninsured waste or other damage to the collateral by tenants, licensees or invitees. In the event of the occurrence of such risk or waste, the collateral may be substantially impaired or destroyed, and the potential loss to the Company in the event the applicable Portfolio Loan does not perform could be material.

The Company may become subject to penalties for usury.

The structure of the Company’s Portfolio Loans is expected to comply with state usury laws and the laws of other relevant jurisdictions. However, usury laws and their exemptions are complex and may change. If, despite the Company’s reasonable efforts in reliance on qualified advisors to avoid such result, a Portfolio Loan made by the Company does not comply with applicable state usury laws, the Company may be responsible for payment of penalties and face the potential loss of some or all of its Portfolio Loan investment.

Risks Related to the Company’s REIT Qualification

We have limited experience operating a REIT and we cannot assure you that our past experience will be sufficient to successfully manage our business as a REIT.

We have limited experience operating a REIT. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

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Our failure to qualify as a REIT would cause us to be treated as a regular corporation subject to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and Members.

The Company has elected to be treated as a corporation taxed as a REIT commencing with our taxable year ending December 31, 2022, but there can be no assurance that the Company will be able to maintain its qualification as a REIT. As described more fully in the section of this Offering Circular entitled “Certain Federal Income Tax Considerations,” our qualification as a REIT depends upon our satisfaction of a range of complex asset, income, organizational, distribution, member ownership and other requirements on a continuing basis. We have structured and intend to continue structuring our activities in a manner designed to satisfy all requirements for qualification as a REIT. However, the highly technical nature of these rules, the ongoing importance of factual determinations, and the possibility of unidentified issues in prior periods or changes in the Company’s circumstances, each could adversely affect the Company’s ability to qualify as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, generally we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to members because of the additional tax liability. In addition, distributions to members would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even as a REIT, we may face tax liabilities that reduce our cash flow.

Regardless of the Company’s qualification as a REIT, it may be subject to U.S. federal income, penalty, or excise taxes in certain situations. In addition, the Company may be subject to some state and/or local taxes on, among other things, its income and property. To the extent the Company is required to pay any such taxes (or penalties or interest thereon), it will have less cash available for distribution to members. Each prospective member should carefully review the risk factors herein, as well as the section below entitled “Certain Federal Income Tax Considerations.”

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.

As further discussed in the section entitled “Certain Federal Income Tax Considerations,” to qualify as a REIT for U.S. federal income tax purposes, the Company must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts the Company distributes to members and the ownership of Units. Accordingly, the Company may be required to make distributions to members at disadvantageous times or when it does not have funds readily available for distribution, or it may be required to forego or to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder the Company’s ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary. As of the date of this Offering Circular, the Company has not entered into any hedges.

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To qualify as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

To obtain the favorable tax treatment accorded to REITs, the Company normally will be required each year to distribute to members at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. The Company will be subject to U.S. federal income tax on its undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions the Company pays with respect to any calendar year are less than the sum of (1) 85% of the Company’s ordinary income, (2) 95% of the Company’s capital gain net income and (3) 100% of the Company’s undistributed income from prior years. These requirements could cause the Company to distribute amounts that otherwise would be spent on acquisitions of assets and it is possible that the Company might be required to borrow funds, use proceeds from the issuance of securities, pay taxable dividends of Units or debt securities or sell assets in order to distribute enough of its taxable income to qualify or maintain qualification as a REIT and to avoid the payment of U.S. federal income and excise taxes.

Compliance with the annual REIT distribution requirements may necessitate Deemed Distributions or similar measures, by which a member could recognize taxable dividend income without a corresponding receipt of cash.

In the event regular distributions are insufficient to meet the distribution requirements applicable to a REIT described above, the Company alternatively may make Deemed Distributions, including by taking advantage of “consent dividend” procedures in which the Company is deemed to have distributed, and our members would be deemed to have received, taxable dividends without the payment of actual cash. For example, historically the Company has established a customary loan loss reserve with respect to its loan investments. In years in which such net reserves are increased, the Company’s taxable income can exceed its regular distributable cash flow. Because the Company has been taxed as a partnership, historically such excess has resulted in members of the Company recognizing taxable income in excess of cash distributions received by them from the Company. Similarly, if the Company increases its loan loss reserve while a REIT, the Company’s taxable income could exceed its distributable cash flow, in which case the Company could cause Deemed Distributions to be made in the amount of such excess. Such Deemed Distributions would result in the recognition of dividend income by members without a corresponding distribution of cash. In addition, the Company may take advantage of certain other dividend procedures (such as “spillover” or “deficiency” dividend procedures) regarding the timing in which dividends are treated as received by members, which could result in a similar mismatch of taxable dividend income and cash.

If we fail to invest a sufficient amount of the net proceeds from selling our Units in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our Units in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from the sales of our Units in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.

You may be restricted from acquiring or transferring certain amounts of our Units.

The Operating Agreement, with certain exceptions, authorizes the Manager to take such actions as are necessary and desirable to preserve the Company’s qualification as a REIT. Further, unless exempted by the Manager, the Operating Agreement prohibits any person from beneficially or constructively owning more than 9.8% (or, prior to January 1, 2023, the greater of such percentage or the percentage owned by a particular member as of the date of the Operating Agreement) in value or number of Units, whichever is more restrictive, of the outstanding Units of the Company, or of any class or series of Units of the Company, excluding any outstanding Units not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Manager in accordance with the Operating Agreement. The Manager shall determine, in its sole discretion, the number and value of the outstanding Units, and all such determinations shall be conclusive.

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If anyone attempts to transfer or own Units in a way that would violate the Unit ownership limits (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived prospectively or retroactively by the Manager, those Units instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either repurchased by us or sold to a person whose ownership of the Units will not violate the Unit ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or a disqualification as a REIT, then the initial transfer or ownership will be null and void from the outset. Anyone who acquires or owns Units in violation of the aggregate Unit ownership, unless such ownership limit or limits have been waived prospectively or retroactively by the Manager, or the other restrictions on transfer or ownership in our Operating Agreement, bears the risk of a financial loss when the Units are repurchased or sold.

The Manager has no obligation to, and may not, grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such ownership limit would result in the Company failing to qualify as a REIT or result in any penalty or excise taxes on the Company.

The use of taxable REIT subsidiaries, which may be required for REIT qualification purposes, would increase our overall tax liability and thereby reduce our cash available for distribution to you.

Some of our assets may need to be owned by, or operations may need to be conducted through, one or more taxable REIT subsidiaries (each, a “TRS”). For example, in the second quarter of 2025, the Company began using a TRS in order to facilitate new business activities, such as selling whole loans to third-party institutional lenders. Any of our TRSs would be subject to U.S. federal, state and local income tax on their taxable income. The after-tax net income of our TRSs would be available for distribution to us. Further, we would incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis. While we intend that all transactions between us and our TRSs would be conducted on an arm’s-length basis, and therefore, any amounts paid by our TRSs to us would not be subject to the excise tax, no assurance can be given that no excise tax would arise from such transactions.

The tax on prohibited transactions may limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for U.S. federal income tax purposes.

If the Company sells any “dealer” property, the net income from such sale would be subject to a 100% “prohibited transactions” tax. The determination of whether any property is “dealer property” is a fact-specific question, and although the Company intends to structure any dispositions of properties in a manner that avoids such tax, no assurance can be provided in this regard. Further, to the extent that the Company seeks to avoid imposition of the prohibited transaction tax by causing one of its TRSs to dispose of the applicable property, such TRS generally would be subject to corporate income tax on its net gain resulting from such disposition.

We may not request an opinion of counsel as to our status as a REIT, which increases the risk that we may not be appropriately structured and operated to qualify and maintain qualification as a REIT.

REITs engaging in a registered public offering must obtain a written opinion of counsel as to whether the REIT will qualify for taxation as a REIT under the Code and make that opinion available to the public as part of its registration process. Opinions of counsel as to an entity’s eligibility to qualify as a REIT are not binding on the IRS and are not guarantees that such an entity will qualify and continue to qualify as a REIT. In addition, legal counsel’s tax opinions are based upon the law existing and applicable as of the date of the opinions, all of which can change, either prospectively or retroactively. However, accounting firms and law firms that render opinions to entities desiring to qualify as REITs would advise their clients as to the likelihood of meeting the qualification requirements and may suggest changes in an entity’s intended structure or intended method of operation to enhance the likelihood that an entity will meet the applicable requirements. While we have consulted with our legal counsel, we are not required to request, and may not request, a written opinion that sets forth our legal counsel’s opinion on whether we will be appropriately structured and operated to meet the complex requirements necessary to be taxed as a REIT. Accordingly, no such opinion is available for you to review, and you face a greater risk that we may not be appropriately structured and operated to qualify and maintain our qualification as a REIT.

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The ability of our Manager to revoke our REIT qualification without Member approval may cause adverse consequences to our Members.

Our Manager may revoke or otherwise terminate our REIT election, without the approval of our Members, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for distributions paid to Members in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to Members.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our Units.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the U.S. federal income tax laws applicable to investments similar to an investment in our Units. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation, the investment in the Units or the market value or the resale potential of our real estate loans or properties. You are urged to consult with your own tax advisor with respect to the impact of recent or proposed legislation on your investment in the Units and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Units.

The Manager may elect to not proceed with the REIT election or the Operating Agreement for any reason.

The Manager reserves the right, notwithstanding member approval (if obtained), to elect not to proceed with the REIT election or the Operating Agreement if, at any time prior to or after the amendment and restatement of the Operating Agreement, the Manager determines that it is no longer in the best interests of the Company and the best interests of the Members to proceed with the REIT election and the Operating Agreement.

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FORWARD-LOOKING STATEMENTS

This Offering Circular includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as “may,” “should,” “expects,” “plans,” “believes,” “estimates,” “predicts,” “potential,” and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. Such factors include, but are not limited to, those discussed in the “Risk Factors” section of this Offering Circular. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this Offering Circular are made as of the date of this Offering Circular, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this Offering Circular are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements.

The historical results described in this Offering Circular with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this Offering Circular are based on historical examples and the Company’s estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation could be material. Please see the section “Risk Factors” before deciding to purchase Units.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE UNITS, THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE UNITS HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL, STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

USE OF PROCEEDS

The proceeds to the Company from the sale of Units will be equal to the aggregate purchase price of the Units we sell. The estimated expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the offering of approximately $250,000 per year have been paid by the Company related to this Offering.

The Company intends to use the proceeds from this Offering, along with the Bank Borrowings, to fund loans to borrowers and not to fund the Company’s operating expenses and other obligations. The Company has not identified the particular investments it will make. Accordingly, an investor must rely upon the ability of the Manager in making investments consistent with the Company’s investment objectives and policies. Although the Managing Directors have been successful in locating investments in the past, the Company may be unable to find a sufficient number of attractive opportunities to invest its committed capital or meet its investment objectives. The Company does not intend to use proceeds for the purpose of repurchasing or redeeming Equity Program interests in the Company, but may do so as necessary to appropriately manage cash flows or to meet the distribution requirements associated with REIT qualification.

The Company does not anticipate any material changes to the use of proceeds described above in the event that less than all of the Units being qualified are sold and the proceeds are subsequently reduced. The Company intends to issue Units only if it believes sufficient investment opportunities exist in the near term. As provided in rules promulgated by the Securities and Exchange Commission, the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 6,000,000 Class A Units (“Class A Units”), 19,000,000 Class B Units (“Class B Units”), 19,000,000 Class C Units (“Class C Units”) and 8,000,000 Class D Units (“Class D Units” together with the Class A Units, Class B Units and Class C Units, the “Units”) (an aggregate of 52,000,000 Units) offered pursuant to this Offering Circular represents, approximately, this $75,000,000 cap less the approximately $15,000,000 in Units sold in the previous 12 months pursuant to the Company’s Class A, Class B, Class C and Class D Unit Offering pursuant to Regulation A or otherwise. The Company is offering the Units on an ongoing basis and may subsequently increase the amount of the offering as permitted in accordance with Regulation A.

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BUSINESS

Overview

The Company was formed in 2009 as an Oregon limited liability company for the purpose of making commercial purpose loans (“Portfolio Loans”) by lending funds to real estate investors (“Portfolio Borrowers”) to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate (“Projects”) throughout the United States. The Company has no employees and is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company (the “Manager”), which is owned by Gerard Stascausky and operated by Gerard Stascausky (the “Managing Director”). Gerard Stascausky brings to the Company over 16 years of investment banking experience, over 21 years of distressed real estate investment experience, and over 18 years of private real estate lending experience. The Manager provides Portfolio Loan origination and servicing services to the Company. See “Management” on Page 60 of this Offering Circular.

The Company’s primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company’s primary sources of investment capital are its membership interests (“Equity Program”), and secured or unsecured revolving lines of credit or other borrowings with bank lenders (“Bank Borrowings”), each as discussed in greater detail below. All operating expenses are paid from investment profits after interest expense is paid on Bank Borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past. See “Underwriting” on Page 36 of this Offering Circular.

The Company also has a wholly owned subsidiary, Iron Bridge Realty LLC, an Oregon limited liability company (“Iron Bridge Realty”). Iron Bridge Realty was formed to hold real estate acquired by the Company through foreclosure or deed-in-lieu transactions (“Real Estate Owned” or “REO”) and currently has no operating activity. The use of Iron Bridge Realty is intended to provide structural and asset-level liability protection to the Company while preserving the economic benefits of such assets for the Company’s members. The Company utilizes this structure as part of its overall compliance with real estate investment trust (“REIT”) requirements, including the management and holding of REO assets in a manner consistent with applicable REIT qualification rules.

In September 2024, the Company organized a new wholly-owned taxable REIT subsidiary, Iron Bridge Mortgage Fund 2, LLC (“IBMF 2”). This subsidiary was created to facilitate the programmatic sale of mortgage loans, which, if conducted directly by the Company, could give rise to REIT prohibited-transaction concerns. The Company anticipates IBMF 2 to be additive to the Company’s earnings.

The Company’s investments are exclusively in non-owner occupied real estate loans, and to a much smaller extent Real Estate Owned assets, as discussed in greater detail below. The Company does not originate new owner-occupied residential loans of any kind.

REIT Status

The Company has elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ended December 31, 2022. A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT.

Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements). However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations.

Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. It also must be beneficially owned by 100 or more persons, and have not more than 50% in value of its outstanding stock owned, directly or indirectly, by five or fewer individuals, as determined under the Code. The Company must also make a special election under the Code to be treated as a corporation taxed as a REIT, which the Company did on its 2022 tax return. The Company’s failure to qualify as a REIT would cause us to be treated as a regular corporation subject to U.S. federal income tax and potentially state and local tax.

In addition to the above requirements, to obtain the favorable tax treatment accorded to REITs, the Company normally will be required each year to distribute to members at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. In the event regular distributions are insufficient to meet the distribution requirements applicable to a REIT, the Company alternatively may arrange for borrowings in order to maintain its REIT status, issue a qualifying distribution of additional equity, or take advantage of “consent dividend” procedures in which the Company is deemed to have distributed, and the Company’s members would be deemed to have received, taxable dividends without the payment of actual cash. Failure to make required distributions may result in additional taxes and penalties to the Company.

Company Vision

We believe that the real estate finance industry is in the process of a major transformation that should create significant value for borrowers, investors and real estate finance companies. Technology and new securities laws should drive increased efficiency. For borrowers, this should mean lower interest rates and better service. For investors, this should mean superior risk-adjusted returns that are not available in the public markets. And for the innovative companies that lead this change, it should mean an opportunity to create value while effectively managing risk.

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Background and Strategy

Real estate finance markets are highly fragmented, with numerous large, mid-size, and small lenders and investment companies, such as banks, savings and loan associations, credit unions, insurance companies, institutional lenders and private lenders all competing for investment opportunities. Many of these market participants experienced losses in the real estate market, which started to decline in 2006 and reached its bottom in 2012. As a result of credit losses and restrictive government oversight, many of these financial institutions are not participating in this market to the extent they had before the credit crisis. In addition, it appears that the number of banks and other institutional lenders willing to lend for the acquisition and rehabilitation of commercial and residential investment properties has decreased. In particular, we believe that banks and other institutional lenders are generally more reluctant to lend money secured by residential property until the property is constructed or fully renovated and either rented or ready for purchase by an owner-occupant. Rehabbers and developers particularly rely on private lending sources such as the Company to fill the need for financing between the time a property is purchased and the time, after construction or rehabilitation, when it is ready to be rented or sold. We believe the Company fills a significant gap by providing much needed financing of this type for areas with a growing need for such financing, and that profitable investment opportunities will be available to the Company based on the fragmented nature of the rehab lending market and the limited competition from banks and other institutional lenders.

Why Private Lending Offers Asymmetrical Investment Returns

The Company believes that its Portfolio Loan investments can earn a higher rate of return per unit of risk compared to public market investments (e.g., publicly-traded stocks and bonds) because the private lending markets in which it operates are less efficient than public markets. The efficient market theory generally assumes two things: (1) information is ubiquitous and (2) capital moves freely. These two assumptions are important in understanding why we believe that the private lending industry can produce asymmetrical investment returns, which can be defined simply as higher rates of investment return per unit of risk than the efficient market theory would suggest.

The first assumption, “information is ubiquitous,” generally means that all investors know about all investments available and have analyzed all the information available related to those investments. In the public markets this assumption is often true. For example, large investment funds with billions of dollars in investment capital often employ large staffs of analysts, each dedicated to specific industries or companies. The public companies they analyze are generally required by law to disclose material information to the public in a timely manner. When new information is made available, these analysts can quickly assimilate the information and invest accordingly. These conditions make information ubiquitous in the public markets, but these conditions generally do not hold true in the private lending industry for rehab and new construction projects.

The second assumption, “capital moves freely,” generally means that investors are able and motivated to allocate capital among investment opportunities in a way that always maximizes the investment return per unit of risk. Again, in the public markets, this assumption is often true. For example, large investment funds are generally competing to attract investment capital by earning a superior investment return relative to their peers and are therefore motivated to reallocate investment capital in order to maximize investment returns. In addition, the public markets are generally liquid and allow these institutional investors to buy and sell quickly with minimal transactional costs. These conditions allow capital to move freely in the public markets, but these conditions generally do not exist in the private lending industry for rehab and new construction projects.

By comparison, within the private lending industry information generally is not ubiquitous and capital generally does not move freely. For example, private lenders in Colorado or Texas may not necessarily know about lending opportunities in Oregon or Washington. Moreover, even if those private lenders were made aware of these lending opportunities, the private lenders may not be interested or structurally capable of evaluating and funding the loans in the timeframes required. Further, capital generally does not move freely in the private lending industry for rehab and new construction projects. For example, the largest lenders in the real estate industry are banks, which are both government regulated and structurally challenged to move quickly. Government regulations often dissuade banks from pursuing certain types of profitable loans in order to comply with larger risk management overlays. The banks are also often structured in ways that make them relatively slow in analyzing and funding loans. What this means is that the private lending industry for rehab and new construction projects is fragmented and relatively inefficient and does not comply with the efficient market theory’s assumptions of ubiquitous information flow and free movement of capital. This inefficiency provides an opportunity for participants in the private lending industry to earn asymmetrical investment returns, or, in other words, a higher rate of return per unit of risk versus public market investments as indicated in the following graph.

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New Taxable REIT Subsidiary

During the second quarter of 2025, the Company began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet. This strategic expansion is expected to enhance borrower acquisition efficiency, optimize capital deployment, and generate increased profit.

Historically, the Company was periodically constrained by available capital, having to decline high-quality loan opportunities or suspend borrower marketing efforts—which require significant lead time to ramp up or wind down. With the ability to sell whole loans, the Company can now maintain a fully deployed loan portfolio while offloading excess loan volume to institutional buyers. This should enable uninterrupted marketing operations, ensuring a consistent pipeline of new borrowers, and add incremental loan origination income. A more predictable borrower flow also strengthens the Company’s pricing power by reducing dependency on repeat borrowers.

Frequent or programmatic origination and sale of loans for gain may constitute REIT prohibited-transaction concerns. For this reason, the Company established Iron Bridge Mortgage Fund 2 LLC (“IBMF2”), a wholly owned taxable REIT subsidiary (“TRS”) to conduct this activity. Whole loans are sold and serviced through IBMF 2, which pays corporate income taxes on its net earnings and distributes the remaining profits to the Company as special dividends. These distributions are expected to be accretive to earnings.

For the fiscal year ended December 31, 2025, IBMF2 sold 28 loans, totaling $9,637,300 in unpaid principal. As of December 31, 2025, IBMF2 had 1 loan held for sale, totaling $990,000 in unpaid principal.

Defensive Attributes of the Company’s Business Model

While there can be no guaranty that investors in the Company will not suffer a loss on their investment, we believe that the Company’s business model has certain defensive attributes that may allow the Company to perform relatively well in adverse economic environments. The following is a list of defensive business model attributes that we believe have allowed the Company to earn an attractive investment return with no loss to investors from Company inception (2009) through the date of this Offering Circular. However, there can be no assurance that these attributes would provide the same level of protection in the future. Financial results as of and for the period ended December 31, 2025 have been audited.

The Company does not rely on increases or decreases in real estate prices. The Company’s investment returns are primarily derived from the interest payments and fees paid by the Company’s Portfolio Borrowers who have generally demonstrated an ability to find profitable projects in various economic environments. We believe this is one of the reasons why the Company’s profitability and investor returns have remained stable through depreciating, flat and appreciating real estate markets since 2009.

The Company generally makes short term loans of 12 months or less that enable both the Company and its Portfolio Borrowers to adapt quickly to changing economic conditions. For example, if real estate prices soften and resale activity slows down, some of our Portfolio Borrowers may break even or lose money on current Projects because their estimated resale prices may prove to have been too optimistic. However, because these are short-term Projects with defined exit strategies, our Portfolio Borrowers are often able to adapt quickly by buying the next Project at a lower price to account for changing market conditions.

Changes in interest rates do not require the Company to reprice its Portfolio Loans, minimizing interest rate risk. Changes in interest rates do not require the Company to reprice its Portfolio Loans, minimizing interest rate risk. The Company has the intent and ability to hold its Portfolio Loans to maturity, except for loans originated by IBMF 2, LLC, the Company's Taxable REIT Subsidiary, which originates mortgage loans with the intent to sell them to unaffiliated third-party buyers. Accordingly, IBMF Portfolio Loans are stated at their outstanding unpaid principal balance with interest thereon accrued as earned. IBMF 2 loans are classified as held-for-sale until sold and carried at the lower of cost or fair value. However, changes in interest rates can create reinvestment risk related to changes in the rate of return available on new Portfolio Loans made by the Company.

The Company’s Portfolio Borrowers are more price setters than price takers. Because our Portfolio Borrowers’ Projects are short-term, and their profits come primarily from the value-added improvements made to the Project, we believe our Portfolio Borrowers are more sensitive to completing and selling their Projects quickly than they are to the current trend in real estate prices. For example, between 2009 and 2012, when real estate prices were in decline, many of the Company’s Portfolio Borrowers were buying properties from foreclosure auctions at very low prices, rehabbing the houses, and then listing the houses for sale at prices that were often lower than competing listings, resulting in quick sales.

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The Company’s loan portfolio is primarily secured by residential real estate, which we believe to be a more defensive asset class relative to assets correlated to other sectors of the economy. Real estate is a well-known inflation hedge, but what’s more important is that, in our view, the Federal Reserve and other policymakers are likely to prioritize the health of the residential real estate market over other sectors of the U.S. economy. The simple reason is that consumption is approximately 70% of U.S. gross domestic product and housing is the largest single investment for most consumers. Accordingly, we believe that it is unlikely that policymakers will allow the residential real estate market to suffer for an extended period without taking action. The same cannot be said for other sectors of the economy. For example, the oil and gas industry experienced a major decline in energy prices during 2014 and 2015 that led to significant capital spending reductions and industry layoffs. However, from an economic perspective the benefits of lower energy prices transmitted through increased consumer spending generally appeared to offset the negative effects of oil industry contraction on the overall economy.

The Company’s business model generates strong and stable monthly recurring revenues, which means the Company is well positioned to cover interest payments. For the 12 months ended December 31, 2025 the Company generated $16,361,281 in total income available to pay interest expense and equity Preferred Returns. With average portfolio leverage of 46.8%, the Company paid interest expense of $4,448,230 related to Bank Borrowings. The Company paid Preferred Returns of $575,927 related to Class D Units, $1,672,438 related to Class C Units and $2,043,332 related to Class B Units. Total income was 3.7 times the amount necessary to pay interest expense related to Bank Borrowings; 3.3 times the amount necessary to pay the interest expense and Preferred Returns related to Bank Borrowings and Class D Units combined; 2.4 times the amount necessary to pay the interest expense and Preferred Returns related to Bank Borrowings, Class D Units and Class C Units combined, and; 1.9 times the amount necessary to pay the interest expense or Preferred Returns related to Bank Borrowings, Class D Units, Class C Units and Class B Units combined.

In these calculations, the Preferred Return payable to Class D Unitholders is combined with the interest payable on Bank Borrowings because Bank Borrowings have a senior security interest to Class D Unitholders. Similarly, the Preferred Return payable to Class C Unitholders is combined with Preferred Return payable to D Unitholders and interest payable on Bank Borrowings because Class D Unitholders and Bank Borrowings have a senior interest to Class C Unitholders, and the Preferred Return payable to Class B Unitholders is combined with Preferred Return payable to Class C and Class D Unitholders and interest payable on Bank Borrowings because Class C and Class D Unitholders and Bank Borrowings have a senior interest to Class B Unitholders. We believe that this level of coverage provides Unitholders in each of Class B, Class C and Class D a significant layer of protection that should help safeguard investor capital during an adverse economic event. See “Analysis of Interest and Preferred Return Coverage” on Page 43 for additional details.

Investor capital is further protected by the value of the real estate collateral. Cumulative loan-to-value is the value of the equity investment plus any senior debt or equity divided by the estimated “as-is” real estate collateral value ($179.2 million as of December 31, 2025). As of December 31, 2025:

•	The loan-to-value of Bank Borrowings equaled 34% or $60.8 million in Bank Borrowings divided by the estimated “as-is” real estate collateral value of $179.2 million;
•

Cumulative loan-to-value of Class D Units equaled 40% or $72.0 million (the sum of $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings) divided by the estimated “as-is” real estate collateral value of $179.2 million;

•

Cumulative loan-to-value of Class C Units equaled 56% or $101.2 million (the sum of $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings) divided by the estimated “as-is” real estate collateral value of $179.2 million;

•

Cumulative loan-to-value of Class B Units equaled 69% or $124.1 million (the sum of $22.9 million in Class B Units, plus $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings) divided by the estimated “as-is” real estate collateral value of $179.2 million; and

•

Cumulative loan-to-value of Class A Units equaled 73% or $131.7 million (the sum of $7.6 million in Class A Units, plus $22.9 million in Class B Units, plus $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings) divided by the estimated “as-is” real estate collateral value of $179.2 million.

Cumulative Asset Coverage is the estimated “as-is” real estate collateral value ($179.2 million as of December 31, 2025) divided by the equity and any senior debt or equity. As of December 31, 2025:

•	Bank Borrowings equaled 2.95 times or $179.2 million in estimated “as-is” real estate collateral value divided by $60.8 million in Bank Borrowings;
•

Class D Units equaled 2.49 times or $179.2 million in estimated “as-is” real estate collateral value divided by $72.0 million (the sum of $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings);

•

Class C Units equaled 1.77 times or $179.2 million in estimated “as-is” real estate collateral value divided by $101.2 million (the sum of $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings);

•

Class B Units equaled 1.44 times or $179.2 million in estimated “as-is” real estate collateral value divided by $124.1 million (the sum of $22.9 million in Class B Units, plus $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings); and

•

Class A Units equaled 1.36 times or $179.2 million in estimated “as-is” real estate collateral value divided by $131.7 million (the sum of $7.6 million in Class A Units, plus $22.9 million in Class B Units, plus $29.2 million in Class C Units, plus $11.2 million in Class D Units, plus $60.8 million in Bank Borrowings). See “‘As-Is’ Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 43 for additional information regarding loan-to-value analysis and the method of estimating “as-is” value.

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Portfolio Loan Characteristics

Project Type. The primary focus of the Company’s lending activities is on single-family residential rehab and new construction projects. As described above, the Company believes that this market is underserved by banks and other institutional lenders. In addition, the relatively short-term nature of these projects (12 months or less) allows the Company and its Portfolio Borrowers to adjust quickly to changing market conditions.

The following table provides information about the distribution of the Company’s loan portfolio by project type segmented further by number of loans and the unpaid principal balance (“UPB”) of those loans.

	As of the Year Ended December 31,
	2025	2024
Number of loans
Single-family residential rehab	263	234
Single-family residential new construction	4	10
Multi-family residential rehab	0	0
Multi-family residential new construction	1	0
Commercial	0	0
Land entitlements	1	0

Percentage of UPB
Single-family residential rehab	98%	93%
Single-family residential new construction	1%	7%
Multi-family residential rehab	0%	0%
Multi-family residential new construction	1%	0%
Commercial	0%	0%
Land entitlements	<1%	0%

During the residential real estate downturn from 2009 through 2012, the Company only made residential rehab loans on existing single family properties. From 2013 through 2015, the Company modestly increased the amount of loans it made for single-family and multi-family new construction. This trend reflected the general improvement in the real estate market over that time and a corresponding shift in the business models of our borrowers from fixing distressed properties purchased through foreclosure sales or from bank owned inventory to more value-added projects, such as square footage additions or new construction. During 2015, 2016 and 2017, the Company’s single-family and multi-family new-construction loans, in aggregate, remained consistent at less than 25% of loan portfolio UPB. From 2018 through 2025, the Company made fewer new construction loans in favor of more residential rehab loans. At December 31, 2025, Company’s single-family new-construction and multi-family new-construction loans, in aggregate, were equal to 1% of UPB. The Company believes that the real estate securing residential rehab loans is generally more secure compared to the real estate securing new construction loans because, on average, the amount of construction funds required to complete rehab projects is less, the time to complete a rehab project is shorter, and rehab projects usually come with an existing certificate of occupancy allowing the owner to more easily rent the property in an adverse economic environment.

It is important to point out that the Company does not make loans for land entitlement purposes only. Any land entitlement loans represent phase one of two phase projects that require land entitlement to be completed prior to new construction commencing on either single-family or multi-family residential structures.

Geographical Distribution. The Company continues to experience steady loan demand and stable real estate resale activity. However, the real estate markets it serves can be affected by both regional economics and macro economic cycles. For this reason, the Company believes that increasing its geographic diversification and having the ability to rebalance its loan portfolio between geographies is important to effectively manage risk.

The following table provides the geographic distribution of the Company’s loan portfolio by state segmented further by the number and unpaid principal balance of loans (“UPB”) that were active at the end of the period and those loans that paid off during the period.

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	As of the Year Ended December 31,
	2025	2024
Arizona
Number of active loans, end of period	2	4
Percentage of total UPB	1%	1%
California
Number of active loans, end of period	157	143
Percentage of total UPB	67%	72%
Colorado
Number of active loans, end of period	9	9
Percentage of total UPB	4%	7%
D.C. – Washington
Number of active loans, end of period	1	0
Percentage of total UPB	<1%	0%
Florida
Number of active loans, end of period	0	10
Percentage of total UPB	0%	3%
Georgia
Number of active loans, end of period	0	2
Percentage of total UPB	0%	<1%
Maryland
Number of active loans, end of period	0	2
Percentage of total UPB	0%	<1%
Missouri
Number of active loans, end of period	1	1
Percentage of total UPB	<1%	<1%
North Carolina
Number of active loans, end of period	15	16
Percentage of total UPB	2%	2%
Oregon
Number of active loans, end of period	32	20
Percentage of total UPB	9%	6%
South Carolina
Number of active loans, end of period	1	0
Percentage of total UPB	<1%	0%
Texas
Number of active loans, end of period	17	18
Percentage of total UPB	2%	4%
Utah
Number of active loans, end of period	20	10
Percentage of total UPB	4%	3%
Virginia
Number of active loans, end of period	5	2
Percentage of total UPB	1%	<1%
Washington
Number of active loans, end of period	9	7
Percentage of total UPB	2%	3%

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During 2016, the Company maintained stable lending activity across its existing geographies and began lending in Florida, Massachusetts, New Jersey, North Carolina, Oklahoma and South Carolina. During 2017, the Company began lending in Georgia, Tennessee and Virginia. During 2018, the Company began lending in Louisiana and increased its portfolio concentration toward non-judicial foreclosure states. During 2019 and 2020, the Company began lending in the District of Columbia, New Mexico and Utah and further increased its portfolio concentration toward non-judicial foreclosure states. The Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose non-performing loans is less. As of December 31, 2025 and 2024, the percentage of loan portfolio UPB secured by property located in non-judicial states was 100% and 95.9%, respectively.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity.

Borrowers. As an asset-based lender, the Company’s underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. We primarily rely on the assessment of the real estate collateral securing the loan as opposed to the credit quality of our Portfolio Borrowers, as the Company believes that the collateral—and at times cross-collateral—securing the Portfolio Loan is the primary source of repayment protection. However, our underwriting guidelines also consider aspects of the Portfolio Borrowers when assessing whether to extend a Portfolio Loan.

The Company’s Portfolio Borrowers are often comprised of one to three member teams that form a company and take title to Projects in their company name. When assessing potential Portfolio Borrowers, the Company looks at a combination of the credit score for each team member, the experience of each team member, as well as the experience of the team as a whole, and the team members and company’s available liquidity. The Manager will consider the strength of each of these components, and then determine holistically whether the borrower is of high enough quality to become a Portfolio Borrower. For each Portfolio Borrower, the Company performs a criminal background check, orders a credit report, measures liquidity, interviews the borrower to assess experience level and evaluates the quality of previous work. No one factor will be determinative. This assessment is conducted at the inception of the first loan and periodically thereafter.

Credit Score. The Company will usually consider a credit score above 700 for individual team members, or the borrowing entity, positively.

Experience. The team members usually have prior experience in real estate development, construction, finance or sales. For example, a common three-person team might include a real estate agent, general contractor and financier, each contributing their expertise to the team. The real estate agent might be tasked with identifying attractive Projects, making suggestions regarding what capital improvements should be made to the Projects and helping to market and sell the Projects. The contractor might be tasked with assessing the cost, complexity and time necessary to make the planned capital improvements to the Project and managing that construction process. The financier might be tasked with managing the lender relationships, equity investor relationships in the Project, if any, and handling all back office accounting. The Company primarily lends to borrowers who, between all the members of the team, have successfully completed two projects similar to the Project subject to the Project Loan in the last two years.

Liquidity. The Company will request information about the cash held by the borrowing company, and compare that to the amount of cash the Company believes is necessary to complete the Project, without considering the funds made available through the Portfolio Loan. There is no specific formula the Manager uses in making this assessment, but the Manager instead relies on its extensive experience in assessing Project needs with respect to borrowing parties.

Between 2009 and 2015, the Company did not pursue a formal marketing or advertising program to grow its base of Portfolio Borrowers. The growth in the number of Portfolio Borrowers came almost exclusively through word of mouth. However, beginning in 2016, the Company implemented a marketing and advertising plan, which has helped the Company identify qualified Portfolio Borrowers and advantageous lending opportunities in each geographic market.

It has been our experience that providing Portfolio Borrowers with exceptional service leads to business referrals, which we believe is the best form of marketing. In addition, because our Portfolio Borrowers are often repeat customers, the value of each Portfolio Borrower relationship is much higher than it would be if the Portfolio Borrowers were not repeat customers.

The following table provides information regarding borrower concentrations as of the dates indicated.

	As of the Year Ended December 31,
	2025	2024
Portfolio Loans	269	244
Portfolio Borrowers	161	128
Average number of loans per borrower	1.7	1.9
Top borrower (percentage of UPB)	9.9%	8.2%
Top 3 borrowers (percentage of UPB)	16.5%	17.3%

Loan Term. All of the Company’s loans are made with maturity dates of 12 months or less. However, it is the Company’s policy to provide borrowers, whose loans are not in default, with six-month loan extensions, as needed, to allow more time to finish projects. We believe the relatively short-term nature of these projects allows the Company and its Portfolio Borrowers to adjust quickly to changing market conditions.

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The following table sets forth the distribution of loans by age at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Number of loans
00-06 months	168	150
06-09 months	40	30
09-12 months	20	20
12+ months	41	44
Percentage of unpaid principal balance
00-06 months	62%	62%
06-09 months	15%	12%
09-12 months	7%	9%
12+ months	15%	17%

The loans over twelve months primarily represented larger project sizes that were expected to take longer to complete.

Loan Turnover. The following table provides information associated with the Company’s Portfolio Loan turnover for the periods shown:

	As of or for the Year Ended December 31,
	2025	2024
Loans originated, during period	433	416
Loans paid off, during period	408	464
Loans foreclosed, during period	0	3
Portfolio Loans, end of period	269	244
Total historical payoffs, end of period	5,382	4,974
Total historical originations, end of period	5,651	5,218

Total loan origination and associated Portfolio Loan turnover increased gradually each year from 2013 through 2017 as the Company worked to balance a steady increase in capital formation with quality loan origination. During 2018, the number of loans originated decreased as the Company shifted its origination toward states with larger loan sizes. During 2019 through 2022, the number of loans originated increased as the Company grew its loan portfolio to balance with the issuance of additional Senior Notes (converted to Class D Units in 2022). During 2022, the number of loans originated decreased modestly as the Company slowed its lending activity during the fourth quarter of 2022. During the first quarter of 2023, the number of loans originated was low due to concerns around the health of the residential real estate market, following significant interest rate increases the prior year, but increased throughout the remainder of 2023, 2024 and 2025 as perceptions regarding the health of the residential real estate market improved.

Loan Size. The following table sets forth the distribution of loans by size (based on the unpaid principal balance) at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Portfolio unpaid principal balance	$131,700,026	$126,111,912
Average loan size	489,591	516,582
Median loan size	352,900	352,521
$0-$100,000	9	11
$100,001-$200,000	37	42
$200,001-$300,000	61	45
$300,001-$500,000	79	62
$500,001-$1,000,000	53	48
$1,000,001-$1,500,000	23	27
$1,500,001-$2,000,000	7	7
$2,000,001-$2,500,000	0	2
$2,500,001-$3,000,000	0	0

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The Company saw a modest increase in average and median loan sizes from 2017 through 2025, reflecting the Company’s shift toward west coast states, which have relatively higher priced real estate on average, and the appreciation of the real estate market.

The Company’s objective is to make loans secured by real estate priced in the liquid segments of each geographic market. Therefore, the distribution of loan sizes between time periods largely reflects both changes in real estate prices over time and a mix shift between geographies. While the Company is sensitive to loan size diversification, it does not target a mix of loan sizes.

Portfolio Loan Criteria and Policies

Underwriting. The Company engages in the business of making loans secured by first lien deeds of trust or mortgages that encumber real estate located in the United States, its territories and possessions. The Company may also invest indirectly in a loan by acquiring an ownership interest in an entity formed for the sole purpose of holding a qualifying loan. The Company’s loans are not insured or guaranteed by any governmental agency or private entity.

For each Portfolio Borrower, the Company performs a criminal background check, orders a credit report, measures liquidity, interviews the borrower to assess experience level and evaluates the quality of previous work. The Company also requires each Portfolio Borrower to provide a construction cost budget, detailing the cost and scope of planned capital improvements, and a profit analysis, detailing the borrower’s estimated resale price, total project cost and estimated profit.

As an asset-based lender, the Company’s underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value (LTV) coverage. Specifically, the Company operates under the following underwriting guidelines:

•	the Company does not lend unless secured by a first lien deed of trust or mortgage;

•	the Company does not lend unless the borrower has a clearly defined exit strategy;

•	the Company does not lend without assessing the borrower’s ability and willingness to pay; and

•	the Company does not lend more than 70% of the estimated “after-repair value” of the collateral (70% LTV coverage).

The Company has the sole discretion whether to originate a mortgage loan at a given LTV. Some of the factors considered by the Company when determining the maximum LTV to be extended on a mortgage loan are:

•	age, type, condition, and location of the collateral;

•	borrower creditworthiness and credit history;

•	loan amount and credit terms requested;

•	additional cross-collateralized properties;

•	proposed changes to or reconstruction of the collateral;

•	tenant history and occupancy rate (if applicable); and

•	amount of the interest reserve or construction loan (if any).

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In determining the value of real estate collateral for purposes of loan underwriting and LTV calculations, the Company inspects the properties and evaluates comparable property values in the area through the use of Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the “after-repair value” of each property. The Company’s “after-repair” value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. Appraisals are recognized in the mortgage banking industry to represent estimates of value, and should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company is able to continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing Portfolio Borrowers with a higher quality of service.

There are no limitations on the types or locations of real estate investment loans within the United States or any requirement for current yield as opposed to overall return. Moreover, the Company’s investment strategy does not seek to balance the investment portfolio by property types, return characteristics or location, but the Company is sensitive to concentration risk. The Manager has the discretion to lend the Company’s assets on both new construction and existing properties.

The Company will not enter into any new commitment to make a loan where the cumulative principal amount of such loan would exceed 10% of the principal value of Portfolio Loans plus cash and cash equivalents of the Company as of the date of such commitment.

The Manager has discretion to amend the Portfolio Loan criteria and policies from time to time. Therefore, in essence, the investment objectives are those defined by the Manager from time to time.

Disbursement of Loan Proceeds

Company loans are funded through an escrow account handled by the Manager or a qualified attorney, title insurance company or escrow company. The escrow agent is instructed not to disburse any funds until the following conditions are met:

•

Satisfactory title insurance coverage has been obtained, except as described in the following paragraph, with the title insurance policy naming the Company as the insured and providing title insurance in an amount equal to the principal amount of the loan. Title insurance insures only the validity and priority of the Company’s deed of trust or mortgage, and does not insure the Company against loss by reason of other causes, such as diminution in the value of the property securing the loan, over-appraisals or borrower defaults. The Company does not intend to arrange for mortgage insurance, which would afford some protection against loss if the Company foreclosed on a loan and there was insufficient equity in the property securing the loan to repay all sums owed.

•

The Company does not intend to arrange for title insurance policies on properties purchased from county auction, in which the borrower is borrowing from the Company under a Master Loan and Security Agreement. In such cases, the Company lends to the borrower during a period in which the borrower has equitable (but not marketable) title, and the Company performs its own title research. Once the Trustee’s Deed or Sherriff’s Deed is received and recorded following the foreclosure sale, the Company’s first lien position is perfected. The Master Loan and Security Agreement cross-collateralizes the loan against other properties owned by the borrower.

•

Satisfactory hazard and liability insurance has been obtained for all loans, or only liability insurance in the event of a loan secured by unimproved land, which insurance shall name the Company as loss payee in an amount equal to the principal amount of the Company’s loan or the replacement value of the property, as dictated by legal statute.

•

All loan documents (notes, deeds of trust, etc.) and insurance policies name the Company as payee and beneficiary or additional loss insured, as applicable. In the event the Company purchases loans, the Company shall receive assignments of all beneficial interest in any document related to each loan so purchased. Company investments in loans may not be held in the name of the Manager or any other nominee.

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Disbursement of Construction Draws

The Company disburses construction draws to Portfolio Borrowers to pay for planned capital improvements to the real estate collateral based on a pre-defined scope of work, construction budget and time schedule. To mitigate risk in this process, the Company follows certain policies and procedures that incorporate some or all of the following practices. However, it is important to point out that the Company evaluates the risks related to each project, considering such variables as borrower experience, and project location, size, timing and scope of work to determine the right combination of practices to follow.

Practices related to disbursement of construction draws include, but are not limited to, the following:

•

Construction Cost Budget – The construction cost budget is a spread sheet provided by the borrower that provides the Company with line item detail related to the planned capital improvements. The construction cost budget is prepared during the underwriting processes, and the borrower will update and submit the construction cost budget with each draw request.

•

Summary Page – The summary page organizes the draw request into two categories: (1) reimbursable expenses to be paid by the Company to the borrower, and (2) direct payments by the Company to contractors and vendors. The Company will reimburse the borrower for completed work as long as the borrower provides proof of payment. The Company will pay contractors and vendor invoices directly for completed work.

•

Conditional Lien Waivers – Conditional lien waivers are legal agreements provided by contractors and material vendors to the Company or the borrower. The contractor or vendor agrees to waive its right to file a mechanics lien against the property for work performed through a specific date conditioned upon the receipt of a specific payment amount.

•

Final Lien Waivers – Final lien waivers are legal agreements provided by contractors and material vendors to the Company or the borrower. The contractor or vendor agrees to waive its right to file a mechanics lien against the property for all work performed on the property, conditioned upon the receipt of a final payment amount.

•

Property Inspections – The Company orders property inspections by qualified third party inspectors to evaluate the amount and quality of construction work performed at various stages of construction or redevelopment.

•

Advanced Funding – In certain circumstances, the Company may agree to advance a borrower funds to be used to make future capital improvements. In those cases, the Company requires that, among other things, the borrower provide proof of payment and that the work be 100% complete prior to a subsequent advance. In addition, the Company is often secured through cross-collateralization with other projects owned by the same borrower.

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Loan Servicing

The Company’s loans are serviced by the Manager and the Manager is compensated for such loan servicing activities. See “Management Fees” on Page 61 of this Offering Circular.

We believe that the quality of service provided by the Company to Portfolio Borrowers is an important competitive differentiator in the private lending industry. For this reason, the Company chooses to originate, underwrite and service all of its loans in-house. In-house loan underwriting enables the Company to make fast, common sense lending decisions, which Portfolio Borrowers appreciate. For example, new borrower applications generally can be processed in 48 hours, loan proposals generally can be made in 24 hours and existing Portfolio Borrowers can receive funding in two to five days. In addition, because the Company does not require third party approvals to make loans, Portfolio Borrowers have confidence in the funding commitments made by the Company.

We also believe that in-house loan servicing is important for mitigating loan portfolio risk. Maintaining a close relationship with Portfolio Borrowers and servicing Portfolio Loans through every step of the loan life cycle allows the Company to quickly identify and address problem loans.

Loan servicing includes, but is not limited to, the following:

•

Payment Reminder Statements – Calculating, generating and delivering payment reminders to Portfolio Borrowers on a monthly basis. The accrued interest calculations are performed on a daily basis and take into account intra-month adjustments to the unpaid principal balance related to construction draw advances and adjustments to the interest rate of the loans, if any.

•

Loan History Statements – Calculating, generating and delivering loan history statements to Portfolio Borrowers on a monthly basis. The loan history statements are updated on a daily basis and present a summary of all financial transaction activity related to the loan, including transaction dates, funding amounts, accrued interest amounts, payment amounts, loan advances, loan fees and payoff amounts.

•

Construction Loan Statements – Calculating, generating and delivering construction loan history statements to Portfolio Borrowers on a monthly basis. The construction loan history statements are updated on a daily basis and present all construction loan advances, including transaction dates, advance amounts, vendors paid and balance of construction loan remaining.

•

Interest Reserve Statements – Calculating, generating and delivering interest reserve history statements to Portfolio Borrowers on a monthly basis. The interest reserve statements are updated on a daily basis and present all interest reserve advances, if any, made to cover loan payments, including transaction dates, advance amounts and balance remaining.

•

Payment Collection – Portfolio Borrowers make loan payments monthly in arrears and are instructed to mail their checks or money orders directly to the Manager for deposit into the Company’s general account. Portfolio Borrowers may also elect to have their payments electronically debited from their bank accounts by the Company.

•

Construction Draw Processing – Accepting, evaluating and managing construction loan draw requests submitted by Portfolio Borrowers. Construction draw processing includes educating borrowers about the draw process, collecting required documentation, managing third-party property inspectors, evaluating the quality of work and percentage of completion against the balance of the construction loan, and disbursing funds to Portfolio Borrowers or contractors.

•

Loan Payoffs – Calculating, preparing and submitting loan payoff statements. The Company works directly with the escrow company or attorney handling the closing. Following a loan payoff and payoff reconciliation, the Company prepares a reconveyance form in order to release its security interest in the property.

•

Delinquent Loans and Foreclosure – The Company follows internal policies and procedures related to collecting payment on delinquent loans, offering and negotiating pre-foreclosure remedies and filing foreclosure. All foreclosure proceedings are handled by third-party foreclosure trustees or attorneys, as required by each state.

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Loan Performance

We measure our performance through various metrics, including our net income, net margin, net interest rate spread, net interest margin, ratio of interest-earning assets to interest-bearing liabilities, non-performing loans to total loans, late fee and default interest from non-performing loans, charge-offs on non-performing loans, estimated active portfolio loan-to-value compared to actual paid-off portfolio loan-to-sale price, and interest coverage ratios.

The following are selected ratios regarding the performance of our loans for the fiscal years ended December 31, 2025 and 2024. Historical performance is not necessarily an indicator of future performance, and we cannot guaranty that these ratios will be maintained into the future.

	As of and for the Year Ended December 31,
	2025		2024
Selected performance ratios
Net interest rate spread	5.074%		3.832%
Net interest margin	8.958%		8.313%
Ratio of interest-earning assets to interest-bearing liabilities	2.14		2.31

Non-performing loans to total loans (percentage of UPB)	0.9%		0.8%
Loan to value - active loans, end of period
Unpaid principal balance	$131,700,026		$126,111,912
Undisbursed construction loan balance (1)	$10,218,785		$6,134,391
Estimated “after-repair” value (2)	$221,177,000		$207,339,000
Estimated “after-repair” loan-to-value (3)	65%		64%

Loan to value - paid off loans, during period
Principal balance	$171,148,402		$161,728,536
Actual sale price	$268,303,954		$267,246,698
Actual loan-to-sale price (4)	64%		61%
Original “after-repair” loan-to-value estimate	66%		65%

Interest coverage ratios
Interest coverage - Bank Borrowings (5)	3.7	x	3.5	x
Cumulative preferred coverage – Class D Units (including Senior Notes) (6)	3.3	x	2.9	x
Cumulative preferred coverage – Class C Units (7)	2.4	x	2.2	x
Cumulative preferred coverage – Class B Units (8)	1.9	x	1.7	x

Average portfolio leverage, during period	46.8%		43.3%

 __________________

(1)	Unfunded loan balance is comprised of construction funds that have been approved but not yet disbursed.
(2)

The Company prepares an estimate of the “after-repair” value of the collateral for each Portfolio Loan. The Company’s “after-repair” value estimate for each property assumes that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the Project after completion of all repairs based on information about comparable properties available at the time. See “Portfolio Loan Criteria and Policies – Underwriting” on Page 36 for additional details regarding estimation of “after-repair” value.

(3)

Estimated “after-repair” loan-to-value is calculated by dividing the sum of the unpaid principal balance and the unfunded loan balance by the estimated “after-repair” value. Real estate values are based on the Company’s “after-repair” value estimates and loans are weighted by the principal balance of each loan.

(4)

Actual loan-to-sale price represents the amount of the fully funded loan divided by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) to other investors were excluded from the calculation.

(5)

Bank Borrowings have a first priority security interest in all of the Company’s assets, including Portfolio Loans. Interest coverage equals gross income divided by the interest expense related to Bank Borrowings.

(6)

Class D Units have the highest preference among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative Preferred Return coverage of Class D Units equal total income divided by the total Preferred Return paid to Class D Units, plus interest paid on Bank Borrowings.

(7)

Class C Units have the next highest preference after the Class D Units among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative Preferred Return coverage of Class C Units equal total income divided by the total Preferred Return due Class C Units and Class D Units, plus interest expense related to Bank Borrowings combined.

(8)

Class B Units have the next highest preference after the Class C Units among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative Preferred Return coverage of Class B Units equal total income divided by the total Preferred Return due Class B Units, Class C Units and Class D Units, plus interest expense related to Senior Notes and Bank Borrowings combined.

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Non-Performing Loans and REO Assets. The following definitions are used when categorizing the Company’s Delinquent, Non-Performing, Non-Accruing, Impaired and Real Estate Owned assets:

•	Delinquent Loan: A loan with a monthly payment that is 30 days or more past due.

•	Non-Performing Loan: A Delinquent Loan that is in the foreclosure process but still accruing interest.

•

Non-Accruing Loan: A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectability of principal or interest is in doubt. Loans placed on nonaccrual status may or may not be contractually past due at the time of such determination.

•

Impaired Loan: A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are currently measured at lower of cost or fair value. Impaired loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.

•	Real Estate Owned: Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.

•	Rental Property: Real estate that the Company holds for use.

The Company’s policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as Delinquent for the first 90 days and then to categorize the loan as Non-Performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days or longer if the borrower files bankruptcy). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes Non-Performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, as long as the Manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the Manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the Manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company’s allowance for loan losses.

The Company anticipates that its provision-for-loan-losses accrual rate will fluctuate on a monthly basis between 0.0% and 1.0% annualized. These adjustments will increase or decrease distributable income to Equity Program investors, accordingly. However, the provision-for-loan-losses accrual rate and the associated allowance-for-loan-loss balance are subject to adjustments based on the rate of historical charge-offs and the Company’s assessment of near-term portfolio performance.

While the Company’s objective is to minimize the number of non-performing loans in its loan portfolio, on average non-performing loans and related REO properties have generated additional profits for the Company.

The Company provides further information about Delinquent, Non-Performing, Non-Accruing, Impaired and Real Estate Owned assets in the reports of quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Portfolio Roll Forward Analysis. The Company makes short term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made and principal payment received by the Company during each month. With this information the Company is able to analyze historical monthly cash flows related to loan portfolio funding and payoffs, and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

The Company provides further information about its portfolio roll forward analysis in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Cash Utilization. The Company considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Company believes that it mitigates this risk by maintaining deposits with major financial institutions.

Average cash utilization during the year ended December 31, 2025 and 2024 was 99.99% and 99.99%, respectively. The high level of average cash utilization reflects the Company’s use of a revolving line of credit provided by Bank Borrowings. The revolving line of credit is an important cash management tool, which allows the Company to fully utilize investor capital while managing the ebbs and flows of Portfolio Loan originations and payoffs. See “Bank Borrowings” Page 58 for additional details.

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We generally maintain liquidity to make Portfolio Loans, pay monthly investor distributions and otherwise efficiently manage our long-term investment capital. Because the level of these borrowings can be adjusted on a daily basis, the level of cash and cash equivalents carried on the balance sheet is significantly less important than our potential liquidity available under our Portfolio Loan payoff schedule and revolving line of credit. We currently believe that the Company has sufficient liquidity and capital resources available to make additional Portfolio Loans, repay Bank Borrowings, and make monthly cash distributions to investors.

The Company provides further information about these metrics in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Leveraging the Portfolio

The Company intends to continue to leverage its loan portfolio. The Company anticipates borrowing funds from bank lenders and engaging in the offer and sale of additional Units in order to fund additional Portfolio Loans. In addition, under the Third Amended and Restated Operating Agreement, effective February 1, 2021, the Company is required to maintain Class A and Class B Units with unreturned capital contributions of a minimum of 20% of the total assets of the Company (the “Minimum Equity Covenant”). See “Financial Statements” beginning on Page 1 at the end of this Offering Circular for information regarding debt and Bank Borrowings. As of December 31, 2025 and 2024, the Company was in compliance with the Minimum Equity Covenant.

In the event that we are no longer in compliance with the Minimum Equity Covenant, we may suspend any offering or issuance of the Class C and/or Class D Units pursuant to Regulation A, may limit redemptions of the Class A and Class B Units, or a combination of both. If we suspend the offering of the Class C and/or Class D Units, we will not resume such offering until a new offering statement, or post-qualification amendment to an offering statement with respect to such Class C and Class D Units has been qualified.

If the Fourth Amended Operating Agreement Proposal becomes effective, the Minimum Equity Covenant will be revised so the Company is required to maintain Class A Units with unreturned capital contributions of a minimum of 5% of the total assets of the Company. Under the revised Minimum Equity Covenant, the Company would suspend the offering or issuance of the Class B, Class C and/or Class D Units pursuant to Regulation A, may limit redemptions of the Class A Units, or a combination of both, in the event that the Company is no longer in compliance with the Minimum Equity Covenant. As of May 31, 2026, unreturned capital contributions associated with the Class A Units represented 6.9% of the total assets of the Company.

Sources of Income

While the Company’s revenues come primarily from monthly interest payments on Portfolio Loans, other sources of income include gains from asset sales, discount points, origination fees, late fees and recapture of loan amounts on discounted note purchases.

Monthly Interest Payments. The Company’s newly originated loans average an interest rate of 8% to 12%. Payments are typically interest-only, due monthly and paid in arrears.

Short Term Capital Gains or Losses. The Company may generate a profit or loss when the disposition value of a foreclosed property exceeds or falls short of the principal amount owed plus accrued interest. The disposition value is defined as the liquidation price minus costs specifically incurred due to the foreclosure process (e.g., legal fees, filing fees, reparation expenses).

Discount Points and Origination Fees. Discount points are pre-paid interest that Portfolio Borrowers purchase to lower the rate of interest the Portfolio Borrowers pay on subsequent monthly interest payments. These points are typically paid as a percentage of the loan’s value. The income generated from discount points range from 0% to 3% of the principal value of the loan. All discount points are paid directly to the Company and are accreted to income over the life of the loan.

Late Fees or Default Rate. The Company is entitled but not required to collect late fees if any installment is not received within five days of the due date. The borrower may be charged a late payment fee equal to five percent (5%) of the monthly installment. A similar fee is charged again if late by 10 days and again if late by 15 days. Any dishonored checks are treated as an unpaid installment and are subject to the same late payment penalties plus a $250.00 special handling fee. In the event any installment is past due more than 15 days, the interest rate on the note may be increased to 24% per annum and remain in effect until all defaults have been cured.

IBMF2/TRS

During the second quarter of 2025, the Company, through IBMF 2, its wholly owned taxable real estate investment trust subsidiary, began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet. Whole loans are sold and serviced through IBMF 2, which pays corporate income taxes on its net earnings and distributes the remaining profits to the Company as special dividends. Prior to the second quarter 2025, there was no activity in IBMF 2.

During 2025, IBMF 2 originated and sold whole mortgage loans to an unaffiliated third-party buyer. IBMF 2 recognized $136,920 of mortgage interest income, consisting primarily of deferred origination fees recognized upon loan sale and interest earned during the hold period, and $28,096 of loan servicing income on sold loans. IBMF 2 recorded net income of $73,753 after income tax expense of $24,718, reflecting its status as a Taxable REIT Subsidiary subject to corporate income tax.

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Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on our interest-earning assets, such as Portfolio Loans and bank deposits, and the expense we pay on interest-bearing liabilities, such as private debt, if any, and Bank Borrowings. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities. This analysis allows the Company to determine its interest rate spread, net interest margin, and ratio of interest-earning assets to interest bearing liabilities.

The Company provides further information about its analysis of net interest income in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Analysis of Interest and Preferred Return Coverage

The interest coverage ratio is the ratio of total income to interest expense. The Preferred Return coverage ratios are ratios of total income to Preferred Return expense, plus any senior interest expense or Preferred Return expense. Bank Borrowings have a first priority security interest in all of the Company’s assets, including Portfolio Loans. Therefore, interest coverage for Bank Borrowings equals gross income divided by the interest expense related to Bank Borrowings. Class D Units have a second priority interest in all of the Company’s assets, including its Portfolio Loans. Therefore, the Preferred Return payable to Class D Unitholders is combined with the interest payable on Bank Borrowings because Bank Borrowings have a senior security interest to Class D Unitholders. Similarly, Class C Units have a third priority interest in all of the Company’s assets, therefore, and the Preferred Return payable to Class C Unitholders is combined with Preferred Return payable to D Unitholders and interest payable on Bank Borrowings because Class D Unitholders and Bank Borrowings have a senior interest to Class C Unitholders, and; Class B Units have a fourth priority interest in all of the Company’s assets, therefore, the Preferred Return payable to Class B Unitholders is combined with Preferred Return payable to Class C and Class D Unitholders and interest payable on Bank Borrowings because Class C and Class D Unitholders and Bank Borrowings have a senior interest to Class B Unitholders. We believe that this level of coverage provides Unitholders in each class a significant layer of protection that should help safeguard investor capital during an adverse economic event.

The Company provides further information about its analysis of interest and Preferred Return coverage in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Portfolio Loan-to-Value and Asset Coverage

Portfolio Loan-to-Value based on “After-Repair” Value. The Company is an asset-based lender and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area through the use of Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the “after-repair” value for each property. The Company’s “after-repair” value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value, but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company. Please see “Portfolio Loan Criteria and Policies” on Page 36 for additional details regarding the Company’s loan underwriting methodology.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company is able to continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing Portfolio Borrowers with a higher quality of service.

“As-Is” Loan-to-Value and Asset Coverage Based on Percentage Completion. In order to provide an estimate of the “as-is” real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight line percentage completion method to estimate the “as-is” real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed as of a particular date and then multiplies this percentage completion by the total estimated value creation (estimated “after-repair” value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the “as-is” value of the real estate collateral as of a particular date. This estimated “as-is” value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the “as-is” loan-to-value and asset coverage ratios improve as the percentage completion increases.

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The Company reports to investors on a quarterly basis the cumulative “as-is” loan-to-value and cumulative “as-is” asset coverage ratios for all investment programs, based on the estimated “as-is” valuation of real estate collateral. Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated “as-is” real estate collateral value. Cumulative asset coverage is the estimated “as-is” real estate collateral value divided by the debt or equity investment and any senior debt. The Company also reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company’s estimated valuation for those same properties at the time the loans were made. This quarterly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The Company provides further information about these metrics in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Calculation of NAV

Net Asset Value Calculation and Valuation Procedures. Our Manager has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. These guidelines, when considered in conjunction with other components of the price we may pay per Unit pursuant to a Redemption Request, are designed to produce a fair and accurate estimate of the price that would be received for our Units in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our Units. Our NAV is calculated based on the net asset values of our Portfolio Loans, the addition of any other assets, such as REO, and the deduction of any other liabilities. Our NAV per Unit is calculated as of the last calendar day of each month and is available on the Company’s website.

As a Regulation A issuer, we are required to issue financial statements in accordance with GAAP. To calculate our NAV for the purpose of establishing a redemption price for our Units, we have adopted policies and procedures, which generally conform to GAAP. However, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV could differ from GAAP. As a result, our NAV should not be considered equivalent to stockholders’ equity or any other GAAP measure.

A portion of the proceeds received in this offering may be used to satisfy redemption requests, including requests from our existing Unitholders, which may reduce liquidity, or may be used to pay down lower-cost Bank Borrowings, which may reduce profitability.

Mortgage Loans. Mortgage loans, which the Fund has the intent and ability to hold to maturity, generally are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Mortgage loans receivable make up the only class of financing receivables within the Company’s lending portfolio.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the investment shall be reduced to the present value of estimated future cash flows discounted at the loan's effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral. Any write-downs based on the asset's fair value are charged to the allowance for loan losses.

Interest is accrued daily based on the principal of the loans. If events and or changes in circumstances cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired, and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

REO and Foreclosed Assets. Real estate acquired through or in lieu of loan foreclosure that is to be held for any purpose other than use in operations, is initially recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, real estate held for sale is carried at the lower of the new cost basis or fair value less estimated costs to sell. If the future undiscounted cash flows of real estate held for sale exceed the carrying value, the asset value is recaptured to the estimated fair value, not to exceed the original basis in the property after reversion. Costs of real estate improvements are capitalized, whereas costs relating to holding real estate are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, at least annually, and any subsequent write-downs are recorded through a valuation allowance.

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Liabilities. The value of our company-level liabilities will be included as part of our NAV calculation. We expect that these liabilities will primarily be Bank Borrowings, which will be held at cost, but will also include accounts payable and accrued operating expenses. All liabilities will be valued using widely accepted methodologies specific to each type of liability.

NAV and NAV Per Unit Calculation. The Company uses the “share-based” accounting methodology to calculate NAV. Because the Company’s assets are generally “held to maturity” in the case of mortgage loans receivable secured by real estate, or “held for sale” in the case of REO assets, the value of Units generally do not change due to appreciation or depreciation of investments. The value of a Unit generally increases intra-month due to accrued but undistributed profits earned from net interest income on mortgage loans or short-term capital gains or losses from the sale of REO assets. At month end, net profits are generally (though not necessarily) distributed to Unitholders. A Unitholder who elects cash distribution will receive monthly profit distributions in cash, and a Unitholder who elects reinvestment will purchase additional Units at $1.00 per Unit. After monthly net profits have been distributed, the value of each Unit returns to $1.00 per Unit. In contrast, the “capital-based” accounting methodology would not issue new Units to investors who chose to reinvest profits, causing the value of each Unit to increase by the amount of profit distribution.

We provide below a breakdown of the major components of our NAV as of March 31, 2026, April 30, 2026, and May 31, 2026 (amounts are derived from unaudited data):

Components of NAV	As of March 31, 2026	As of April 30, 2026	As of May 31, 2026
ASSETS
Cash and cash equivalents[1]	$10,000	$10,000	$10,000
Mortgage interest receivable[2]	1,146,451	1,194,853	1,209,431
Mortgage loans receivable, net[3]	138,236,839	141,649,981	133,694,221
Real estate held for sale[4]	1,779,229	1,796,512	1,799,402
Other assets[5]	10,156	19,195	227,217
Total assets	$141,182,675	$144,670,541	$136,940,271

LIABILITIES
Accounts payable and other accrued liabilities[6]	$168,253	$173,356	$271,164
Servicer fees payable[7]	223,531	231,764	237,871
Interest payable[8]	263,596	313,765	305,449
Line of credit, net[9]	65,017,622	67,956,289	59,449,448
Deferred interest	526,288	516,857	457,934
Total liabilities	$66,199,290	$69,192,031	$60,721,866

Total net asset value	$74,983,385	$75,478,510	$76,218,405
Number of outstanding Units[10]	74,983,385	75,478,510	76,218,405

(1)	This amount represents cash held on the last day of each month, after distributions have been made with respect to the Units for that month. The Company does not hold any cash equivalents.
(2)	Valued at the amount of accrued but unpaid interest owed to the Company with respect to its Portfolio Loans.
(3)

Valued at the principal balance of the Portfolio Loans held by the Company. In conformance with GAAP, this line item is “net” of loan origination discount points, allowance for loan losses, and deferred interest. If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the investment shall be reduced to the present value of estimated future cash flows discounted at the loan's effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral.

(4)

Real estate held for sale is valued at the lower of the new cost basis or fair value less estimated costs to sell. If the future undiscounted cash flows of real estate held for sale exceed the carrying value, the asset value is recaptured to the estimated fair value, not to exceed the original basis in the property after reversion. Valuations are periodically performed by management, at least annually.

(5)	Other assets consist of prepaid expenses, which are valued at the amount paid by the Company.
(6)	Accounts payable and other accrued liabilities consist of accounting fees payable, hazard insurance payable, and loan payoff refunds due borrowers.
(7)	Servicer fees payable is valued as the amount of loan servicing fees accrued and payable to the Manager.
(8)	Interest payable is valued at the amount of accrued interest owed by the Company to its bank lender.
(9)	Line of credit, net, is valued at the principal balance owed by the Company to its bank lender, net of unamortized origination fees..
(10)	The Units issued and outstanding represent the amount of Units outstanding as of the last day of the month, prior to redemptions that are processed and effective as of that date.

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NAV per Unit is equal for each Unit, regardless of Class. NAV per Unit as of March 31, 2026, April 30, 2026 and May 31, 2026 was: $1.00 per Unit. Our Manager has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV, as described in greater detail above. The above methodologies generally assume that all Portfolio Loans will be paid to the Company as owed, and that liabilities of the Company will be paid to creditors as owed.

The Company only has one material type of asset, which is short-term (12-month maturity or less) first lien loans secured by real estate (“Portfolio Loans”). Because these Portfolio Loans are short-term and secured by real estate, in conformance with GAAP, the Company assumes the Portfolio Loans will be held to maturity and paid off in full at the time the real estate collateral is sold or refinanced. If the value of the real estate collateral were to decline below the value of the Portfolio Loans, in aggregate, then the NAV per Unit could be lower than if the Company assumed Portfolio Loans are held to maturity and paid off in full. To assess the sensitivity to this potential NAV adjustment, the Company performs a quarterly analysis of the value of its Portfolio Loans against the estimated value of the real estate collateral securing those loans.

As of the years ended December 31, 2025 and 2024 the estimated weighted average “after-repair” loan-to-value for active Portfolio Loans was 64%. This suggests that the real estate collateral securing the Company’s loans would need to decline by 36 percentage points before the NAV calculation would need to be adjusted lower. If the aggregate real estate collateral value were to fall below the aggregate value of Portfolio Loans, then the amount of such shortfall would be amortized evenly across all Units as an adjustment to the NAV calculation. During all quarters between March 31, 2009 (Company inception) through December 31, 2025, the real estate value securing the Company’s Portfolio Loans was sufficiently greater than the value of the Portfolio Loans requiring no such modification to the NAV calculation.

As with any real estate valuation protocol, the conclusions reached by us are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our real estate assets and investments. In addition, for any given month, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. We are not aware of any events that would have a material impact on the estimated values included herein that occurred between the date of the latest information we received with respect to our investments and the NAV reporting date.

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Purchase and Sale of Loans

The Company typically originates its mortgage loans. However, the Company may also purchase loans from unrelated third parties. Loans purchased by the Company must not be in default at the time of purchase and must otherwise satisfy the lending guidelines described above. Generally, the purchase price to the Company for any such loan will be the lesser of par value or fair market value. From inception (2009) through the effective date of this Offering Circular, the Company has not purchased a mortgage loan.

The Company, as a real estate investment trust (REIT), does not programmatically make loans primarily for the purpose of reselling such loans in the ordinary course of business, which could give rise to REIT prohibited-transaction concerns; instead, the Company may sell mortgage loans through a taxable REIT subsidiary. In September 2024, the Company organized a new wholly-owned taxable REIT subsidiary, Iron Bridge Mortgage Fund 2, LLC (“IBMF 2”). This subsidiary was created to facilitate the programmatic sale of mortgage loans. The Company anticipates IBMF 2 to be additive to the Company's earnings. During the year ended December 31, 2025, its first partial year of operations, IBMF 2 originated and sold whole mortgage loans to an unaffiliated third-party buyer, generating total revenues of $171,728, comprised of $136,920 of mortgage interest income and $28,096 of loan servicing income on sold loans. After operating expenses and income tax expense of $24,718, IBMF 2 contributed net income of $73,753 to the consolidated results of the Company..

The Company may also enter into inter-creditor agreements if the Manager determines that it is advantageous for the Company to do so based upon the current interest rates, the length of time that the loan has been held by the Company, and the overall investment objectives of the Company.

The Company makes mortgage loans for investment and does not expect to engage in real estate operations in the ordinary course of business, except as may be required if the Company forecloses on a property on which it has invested in a mortgage loan and takes over ownership and management of the property. The Company may sell non-performing Portfolio Loans or foreclosed property securing Portfolio Loans, or sell an interest in such collateral to an affiliate of the Company, for the purpose of restructuring the Portfolio Loan or repositioning the property for sale. From inception (2009) through the effective date of this offering circular, the Company has not sold a loan or a property to an affiliate of the Company.

None of the Company, its Manager, Managing Directors or affiliates is precluded from (i) selling a property to any Equity Program investor in the Company in connection with a foreclosure, including with purchase financing, or (ii) making a loan to, purchasing a loan from or entering into a loan or co-lending transaction or activity with any Equity Program investor in the Company, provided that any transaction meets our contractual obligations under our agreements related to any other contractual or legal obligations. From inception (2009) through the effective date of this Offering Circular, the Company has not completed such a transaction.

Legal Proceedings

The Company is not subject to any legal proceedings that are material to its business or financial condition.

Competition

The real estate market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to identify suitable Portfolio Loans. The business in which the Company is engaged is highly competitive, and the Company and Manager and its affiliates compete with numerous other established entities, including banks and credit unions. The Company and Manager also expect to encounter significant competition from other market participants including private lenders, private equity fund managers, real estate developers, pension funds, real estate investment trusts, other private parties, potential investors or homeowners, and other people or entities with objectives similar in whole or in part to those of the Company. Competition could result in reduced volumes, reduced fees or the failure of the Company to achieve or maintain more widespread market acceptance, any of which could harm the Company’s business. Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than the Company, and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. The Company’s potential competitors may also have longer operating histories, or extensive customer bases, greater brand recognition and broader customer relationships than we have.

The Company has historically been able to earn Portfolio Loan yields above the industry average by providing superior service to its Portfolio Borrowers and by opportunistically expanding its loan origination in those markets that offer the best return per unit of risk. However, we anticipate that our portfolio yields will continue to decline over time as we adjust our loan programs to remain price competitive. In order to remain competitive long-term, the Company must continue to provide its borrowers with a superior quality of service and lower its cost of capital in order to provide borrowers with more competitively priced loans.

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Governmental Regulation

Investment Company Act. An investment company is defined under the Investment Company Act to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. We intend to structure the operation of the Company so as not to subject the Company to the provisions of the Investment Company Act. In particular, the Company expects to rely on, among other things, the exemption from registration afforded by compliance with Section 3(c)(5) of the Investment Company Act. Section 3(c)(5) excludes from the definition of “investment company” issuers of non-redeemable securities primarily engaged in “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as (1) qualifying percentages of the Company’s assets consist of mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate-related assets, the Company will remain exempt from the Investment Company Act registration requirements. For purposes of maintaining eligibility for this exemption, we will treat real estate loans as qualifying interests within this guidance only when they are fully secured by real estate. If we were required to register under the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation.

Lending Regulations. The Company is a lender with respect to its Portfolio Loans. Oregon and other states have numerous laws and regulations, which apply to the activities of lenders and the rights of borrowers. The applicability of these laws and regulations, and their exemptions and exclusions, are frequently complex and highly fact-centric, and they vary by jurisdiction and are subject to change. In addition, litigation in a number of states has imposed liability upon lenders, or otherwise adversely impacted lenders, in a manner that investors may not be accustomed to as a result of other investment activities. For example, a number of states have adopted usury laws, which generally prohibit the charging of interest in certain circumstances in excess of a statutorily defined rate. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering.

In addition, the Company makes its Portfolio Loans pursuant to state finance lender licensing exceptions for commercial loans. However, the Company or the Manager may obtain a finance lender’s license in specific states or retain the services of third parties to comply with such licensing, should it be deemed advisable. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering. The Company believes that such efforts are sufficient to avoid issues of noncompliance. However, investors should be aware that, under certain circumstances, a failure to comply with applicable regulations by the Company could result in civil or criminal penalties.

Lender Liability. As an additional consideration, legal decisions in many jurisdictions have imposed liability upon lenders for actions such as declaring defaults with respect to loans and refusing to meet company loan commitments under certain circumstances. In addition, some courts have permitted litigants to pursue claims against lenders for environmental torts of a borrower and other liability as a result of their association with the borrower. Such so-called “lender liability” is a developing and uncertain area of the law, and there can be no assurance that such a claim could not be brought against the Company or, by extension, an investor. In addition, in some cases, courts have re-characterized loans or debt securities as equity instruments, such that lenders or debt security holders have been subject to “equitable subordination” and thus not entitled to the preferred status of a creditor in a bankruptcy or other adversarial proceeding. Such decisions have been highly fact specific, and there can be no assurance that a court would not follow a similar approach with respect to the Company’s loans to its Portfolio Borrowers. Investors are encouraged to consult with their legal counsel regarding the lender-related issues discussed above.

Environmental Regulations. Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, or sale of real estate. Such laws and regulations tend to discourage sales and lending activities with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. The Company’s failure to uncover and adequately protect against environmental issues in connection with a Project investment may subject us to liability. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigation, cleaning up or removing contamination caused by hazardous or toxic substances at the property. Liability can be imposed even if the original actions were legal and the owner had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Such liabilities may interfere with the Company’s ability to realize on its lending activities.

Property

The Manager leases office space for its principal executive offices in Portland, Oregon pursuant to a multi-year lease. We believe that these facilities are adequate for our current operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the Company’s results of operation, financial condition, and liquidity.

Overview

We are a private lender formed in 2009 as an Oregon limited liability company. The Company makes commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development and redevelopment of residential and commercial real estate throughout the United States. We generate most of our revenue from interest on loans and loan fees. Our loan portfolio consists of a mix of single-family and multi-family redevelopment and new construction Projects. Our primary source of funding is private equity, private debt and Bank Borrowings. Our largest expenses are management fees paid to the Manager, Iron Bridge Management Group LLC, and interest paid on Bank Borrowings.

The following selected financial data as of and for the fiscal years ended December 31, 2025 and 2024 is derived from audited financial statements of the Company and should be read in conjunction with such financial statements and notes which are included in this Offering Circular beginning on Page 9 at the end of this Offering Circular.

	As of or for the Year Ended
	December 31,
	2025	2024
Selected income statement data
Interest income	$16,152,647	$14,871,066
Interest expense	4,448,230	4,329,181
Net interest income	11,704,417	10,541,885

Provision for losses on loans and real estate held for sale	425,008	184,267

Non-interest expense	4,762,754	4,995,523
Net income (loss)	7,125,579	5,641,330
Net margin	43.6%	37.7%

Selected balance sheet data
Total assets	$133,260,877	$127,045,296
Net loans	129,019,781	123,449,068
Rental property, net	-	-
Real estate owned held for sale	1,745,103	2,514,438
Allowance for loan losses	2,011,675	1,983,502

Bank Borrowings, net	60,754,755	58,935,982
Class D Equity	11,176,092	13,491,223
Class C Equity	29,247,876	27,109,479
Class B Equity	22,933,556	20,454,469
Class A Equity	7,579,823	5,254,851

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Fluctuating interest rates could adversely affect our business.

Significant increases in market interest rates on loans, or the perception that an increase may occur, could adversely affect our ability to originate new loans and our borrowers’ ability to sell their projects to repay our loans. If this occurred, it could cause an increase in nonperforming assets and charge offs, which could adversely affect our business.

Further, our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on loans, and other interest-earning assets and the interest paid on borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability. We are unable to predict changes in interest rates, which are affected by factors beyond our control, including inflation, deflation, recession, unemployment, money supply and other changes in financial markets.

During the year ended December 31, 2025, the Company saw stable loan demand as the Federal Reserve continued its rate reduction cycle that began in the second half of 2024. The Company's adjustable-rate loan portfolio benefited from the prevailing rate environment, and borrower demand remained supported by continued activity in the residential real estate market. Due to the short-term duration of the Company’s Portfolio Loans, the Company’s Portfolio Borrowers were able to sell their Projects and recycle their capital into new Projects at lower prices to adjust for changing market conditions. That being said, economic concerns may result in a reluctance of our Portfolio Borrowers to start new Projects. Due to the ongoing economic uncertainty caused by geopolitical events, the Company continued its risk mitigation strategy initiated at the start of COVID-19 in 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only borrowers that we assess to have sufficient credit worthiness, industry experience and liquidity, as discussed above under “Borrowers”; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk Projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market).

In addition to the impact on our operating results, aggressive rate increases by the Federal Reserve also impacts our ability to raise capital from investors. Members are entitled, on a non-compounding basis, payable monthly in arrears, to 9% (Class B Equity), 6% (Class C Equity), or 5% (Class D Equity) per annum non-guaranteed priority return on their invested capital. Interest rate increases also create an environment where investors have a greater variety of investment alternatives offering returns similar to those we are offering our members, sometimes at lower risk. The depression of real estate market prices caused by increased interest rates may also dampen the market for real estate related securities, regardless of any particular impact on the Company. This may materially affect the amount of funds we are able to raise for purposes of funding Fund loans.

Inflation

The effect of changing prices on financial institutions is typically different than on non-banking companies since a substantial portion of a lender’s assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes to interest rates can be directly correlated to price level indices; therefore, the Company can best counter inflation over the long term by managing sensitivity to interest rates of its net interest income and controlling levels of noninterest income and expenses. In addition, the short-term duration of the Company’s Portfolio Loans minimizes interest rate risk compared to loan portfolios with longer durations.

REIT Election

The Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ending December 31, 2022. A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT. Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its Members. However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations. See “Certain Federal Income Tax Considerations” for additional details.

Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements).

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Recapitalization

As of January 31, 2021, the Company had one class of equity, and in addition to the Bank Borrowings, two forms of debt outstanding: the Junior Notes and the Senior Notes.

Effective February 1, 2021, the Company adopted a Second Amended and Restated Operating Agreement, which among other changes, created four classes of membership interests consisting of Class A, Class B, Class C and Class D Units (collectively “Units”):

•

The Class A Units were issued to employees of the Company’s Manager, Iron Bridge Management Group, LLC (the “Manager”), and/or their tax-advantaged accounts. See “Management Fees” on Page 61 of this Offering Circular.

•	The former membership interests of the Company were exchanged for Class B Units.
•	The Company’s Junior Notes were, at the election of the holders, converted into Class C Units of the Company.
•	A new Class D Unit was created.

Then, in September 2022, in order to comply with various requirements relating to qualifying the Company as a REIT, the Company terminated its Senior Note offering and qualified a new Class D Units offering. On January 1, 2023, the Company repaid all outstanding amounts owing under such Senior Notes in cash or through issuance of Class D Units.

References herein to the Junior Notes or Senior Notes refer to the historical Junior Notes or Senior Notes, respectively. There have been no Junior Notes outstanding since February 1, 2021, and no Senior Notes outstanding since January 1, 2023.

The Company may unilaterally redeem the Units, and any Member has the right to require the redemption of their Units, subject to certain limitations, including that the Company is prohibited from redeeming any Class A Units or Class B Units when the unreturned capital contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company. If the Proposed Fourth Amended Operating Agreement is becomes effective, the foregoing limitation will be modified so that the Company is prohibited from redeeming any Class A Units when the unreturned capital contributions of the Class A Units equal less than 5% of the total assets of the Company.

At any meeting of Members, each Member has one vote for each Unit held by such Member. Unless a greater vote is required by the Oregon Limited Liability Company Act, as amended from time to time, or the Operating Agreement, any action approved by Members with more than one-half of the issued and outstanding Units of all Members is the act of the Members.

International Conflict

The Company's portfolio consists entirely of domestic residential mortgage loans secured by real property located in the United States. The Company has no direct exposure to international markets, foreign currency risk, or borrowers with material operations outside the United States. Accordingly, the Company does not expect ongoing international conflicts, including current military conflicts in various regions, to have a direct impact on its business or portfolio performance.

However, geopolitical instability can affect the Company indirectly through its influence on domestic interest rates, broader economic conditions, and residential real estate demand. Prolonged international conflict can contribute to inflationary pressure, supply chain disruption, and macroeconomic uncertainty, each of which may influence Federal Reserve monetary policy and, in turn, the interest rate environment in which the Company operates. Changes in interest rates affect the Company's cost of capital, the yield available on new Portfolio Loans, and the pace of residential real estate transactions that create demand for the Company's loan products.

The Company monitors geopolitical developments to the extent they are reasonably likely to affect domestic interest rates, general economic activity, or home buyer demand in the markets it serves. To date, the Company has not experienced a material adverse impact on its business attributable to international conflict.

IBMF 2/TRS

During the second quarter of 2025, the Company began selling whole mortgage loans to an unaffiliated third-party institutional investor through IBMF 2, supplementing its existing strategy of holding loans on its balance sheet. This strategic expansion is intended to enhance borrower acquisition efficiency and optimize capital deployment.

Historically, the Company was periodically constrained by available capital, requiring it to decline loan opportunities or moderate its borrower marketing efforts, which require significant lead time to adjust. With the ability to sell whole loans through IBMF 2, the Company can maintain a more fully deployed loan portfolio while directing excess loan volume to institutional buyers. This is expected to support more consistent marketing operations, a steadier pipeline of new borrowers, and incremental loan origination income.

Because frequent programmatic origination and sale of loans for gain can constitute dealer activity that may jeopardize a REIT's tax status, the Company established IBMF 2 as a wholly owned Taxable REIT Subsidiary to conduct this business activity. Whole loans are originated, sold, and serviced through IBMF 2, which is subject to corporate income taxes on its net earnings. After-tax earnings are distributed to the Company and are expected to be accretive to the Company's consolidated results.

Critical Accounting Policies and Accounting Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and which could potentially result in materially different results under different assumptions and conditions. The Company believes that the most critical accounting policies upon which its financial condition depends, and which involve the most complex or subjective decisions or assessments, are set forth below.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense, which affects our earnings directly. Loans are charged against the allowance for loan losses when the Company believes that the collectability of all or some of the principal is unlikely. The allowance is an amount that reflects the Company’s estimate of the level of expected incurred losses in the loan portfolio. Factors considered by the Company in determining the adequacy of the allowance include, but are not limited to, detailed reviews of individual loans, historical and current trends in loan charge-offs for the various portfolio segments evaluated, the level of the allowance in relation to total loans and to historical loss levels, levels and trends in non-performing and past due loans, external factors including regulatory, competition, and the Company’s assessment of economic conditions.

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The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. We have developed policies and procedures for evaluating the overall quality of our loan portfolio and the timely identification of problem loans. The Company continuously reviews these policies and procedures and makes further improvements as needed. However, the Company’s methodology may not accurately estimate inherent loss or external factors and changing economic conditions may impact the loan portfolio and the level of reserves in ways currently unforeseen.

The Company’s expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. See "Non-Performing Loans and REO Assets” on Page 41 for additional disclosures.

REO and Foreclosed Assets. Assets acquired through or in lieu of loan foreclosure are initially recorded at lower of cost or fair value less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are performed annually and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Due to the subjective nature of establishing the asset’s fair value when it is acquired, the actual fair value of the REO or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Gains and losses on the disposition of REO and foreclosed assets are netted and posted to other non-interest income or expenses. See "Non-Performing Loans and REO Assets” on Page 41 for additional disclosures.

Fair Value of Mortgage Loans Receivable. The Company has the intent and ability to hold its mortgage loans to maturity. Therefore, mortgage loans are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Mortgage loans receivable make up the only class of financing receivables within the Company’s lending portfolio.

In September 2025, the Company began conducting certain loan origination activities through its wholly owned taxable REIT subsidiary, Iron Bridge Mortgage Fund 2, LLC (“IBMF 2”). IBMF 2 originates mortgage loans with the primary intent to sell such loans to unaffiliated third-party buyers, generally within a short period of time following origination.

In limited circumstances where a loan is not sold within the expected timeframe, such loan may be sold by IBMF 2 to the Company at a price intended to approximate fair market value and would be subsequently held by the Company for investment. The Company does not intend to routinely acquire loans from IBMF 2, and such transactions are expected to occur only on an infrequent and incidental basis. As of December 31, 2025, no loans have been sold by IBMF 2 to the Company.

As the financial statements are presented on a consolidated basis, all intercompany transactions between IBMF 2 and the Company are eliminated in consolidation. Mortgage loans originated by IBMF 2 are generally classified as held for sale, while loans held by the Company, including any loans acquired from IBMF 2, are classified as held for investment and carried consistent with the Company’s accounting policy described above, subject to impairment considerations described below.

Given their short expected holding period, loans classified as held for sale are generally carried at cost, which the Company believes approximates fair value; however, the Company evaluates these loans for impairment and any necessary valuation adjustments on a periodic basis.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the loan will be reduced to the present value of estimated future cash flows discounted at the loan’s effective interest rate. If a loan is collateral-dependent, it is valued at the estimated fair value of the related collateral. If events and or changes in circumstances cause the Company to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances. See “Non-Performing Loans and REO Assets” on Page 41 for additional disclosures.

Deferred Loan Origination Fees. The Company will capitalize loan origination fees and recognize the fees as an adjustment of the yield on the related loan. Deferred loan origination fees are accreted to income over the life of the loan under the effective interest method.

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The Company offers its borrowers loan options with a combination of low origination fees and high interest rates or loans with high origination fees and low interest rates. While the yield earned by the Company on these loan options is similar, changes in the percentage of Portfolio Loans with high origination fees can affect the amount of interest income derived from deferred loan origination fees.

Income Taxes. During 2021, the Company was a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, the Company as an entity paid no federal income tax. Accordingly, no provision for income taxes besides the minimum state franchise taxes and the LLC gross receipts fees are reflected in the Company’s financial statements for 2021. During 2022, the Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”). A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations. In addition, IBMF2 is a wholly owned subsidiary of REIT and is treated as a taxable entity for U.S. federal and applicable state income tax purposes. Accordingly, IBMF2 is subject to federal and state income taxes on its taxable income, and a provision for such taxes is reflected in its financial statements, as applicable.

The Company has evaluated its current tax positions and has concluded that as of December 31, 2025, the Company does not have any significant uncertain tax positions for which a reserve would be necessary.

Comparison of Operating Results for the Years Ended December 31, 2025 and 2024

Net Income, Net Margin and Net Interest Rate Spread. Net income was $7,125,579 for the year ended December 31, 2025, compared to $5,641,330 for the year ended December 31, 2024, an increase of $1,484,249, or 26.3%. The increase in net income year-over-year was primarily attributable to an increase in average interest-earnings assets and a decrease in servicing fees to the Manager. See “Net Interest Income” on Page 55 for additional details.

For the years ended December 31, 2025 and 2024, the net interest margin was 8.958% and 8.315%, respectively, and net interest rate spread was 5.074% and 3.835%, respectively. The increase in net interest margin during 2025 compared to 2024 primarily reflects an increase in the yield earned on average interest-earnings assets and a decrease in the yield paid on average interest-bearing liabilities (Bank Borrowings). See “Bank Borrowings” on Page 58 for additional details.

Interest Income. For the year ended December 31, 2025, the Company recognized consolidated mortgage interest income of $16,152,647, an increase of $1,281,581, or 8.6%, from $14,871,066 in the year ended December 31, 2024. Because IBMF 2, LLC ("IBMF 2"), the Company's Taxable REIT Subsidiary, commenced operations in the second quarter of 2025, the 2024 comparative period reflects IBMF activity only.

Of the $16,152,647 consolidated total, $16,015,727 was generated by the IBMF portfolio and $136,920 was generated by IBMF 2. The increase in IBMF interest income reflects 3.1% growth in the portfolio's average outstanding loan balance, and improved loan pricing with the average portfolio yield for 2025 at 12.362% compared to 11.740% during 2024.

IBMF 2's $136,920 of mortgage interest income consisted primarily of $114,158 of deferred loan origination fees recognized upon the sale of whole loans to an unaffiliated third-party buyer, plus interest accrued during the hold period prior to sale. IBMF 2 also recognized $28,096 of loan servicing income on sold loans, which is presented separately within total revenues. Because IBMF 2's model involves originating and selling whole loans rather than holding them to maturity, its interest income is recognized at point of sale and is not comparable to IBMF's portfolio yield metrics. During the year ended December 31, 2025, IBMF 2 sold 28 loans with an aggregate principal balance of $9,637,300. As of December 31, 2025, IBMF 2 had 1 loan held for sale, totaling $990,000 in unpaid principal.

The average daily balance of cash during the years ended December 2025 and 2024 was $4,911 and $13,666, respectively. Interest income earned on those cash balances during that time was immaterial.

Interest Expense. Total interest expense from Bank Borrowings increased $119,049, or 2.7%, to $4,448,230 for the year ended December 31, 2025 from $4,329,181 for the year ended December 31, 2024.

This increase was attributable to a 11.3% increase in average balance of Bank Borrowings to $61.0 million from $54.8 million, more than offsetting a 61 basis point decrease in the interest rate paid on those Bank Borrowings.

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Net Interest Income. Net interest income increased $1,162,532, or 11.0%, to $11,704,417 for the year ended December 31, 2025 from $10,541,885 for the year ended December 31, 2024. The increase resulted primarily from an increase in loan demand. Our average interest-earning assets increased $3.9 million, or 3.1%, to $130.7 million for the year ended December 31, 2025 from $126.8 million for the year ended December 31, 2024, and the net interest rate spread increased 124 basis points to 5.074% for the year ended December 31, 2025 from 3.835% for the year ended December 31, 2024. The increase in our interest rate spread during 2025 reflected an improvement in both yields earned and paid. The 62 basis point increase in average yield earned on interest-earning assets was the result of an increase in our rate pricing during the fourth quarter of 2024. The 61 basis point decrease in average yield paid on interest-bearing liabilities primarily reflected a decreasing interest rate on Bank Borrowings as a result of Federal Reserve interest rate decreases. See “Bank Borrowings” on Page 58 for additional details.

Non-Interest Expense. Non-interest expense decreased $232,769, or 4.7%, to $4,762,754 for the year ended December 31, 2025, compared to $4,995,523 for the year ended December 31, 2024.The largest change in non-interest expense was a $472,714, or 12.2%, decrease in loan servicing fees during 2025. During the third quarter of 2025, the Manager decreased its loan servicing fee from 3% to 2% to increase the amount of profit distributions to investors. The second largest change in non-interest expense was a $200,671, or 29.7%, decrease in professional fees related to legal fees, marketing and technology development during 2025.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, as outlined above starting on Page 30 in “Critical Accounting Policies and Accounting Estimates – Allowance for Loan Losses,” we recorded a $425,008 provision for loan losses for the year ended December 31, 2025, compared to a provision of $184,267 for the year ended December 31, 2024. The allowance for loan losses was $2,011,675, or 1.5%, of total unpaid principal balance at December 31, 2025, compared to $1,983,502, or 1.6%, of total unpaid principal balance at December 31, 2024. The Company had four delinquent loans at December 31, 2025 compared to three delinquent loans at December 31, 2024. The allowance for loan losses reflects the estimate we believe to be appropriate to cover expected incurred losses inherent in the loan portfolio at December 31, 2025 and 2024.

It is important to point out that the Company’s policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as Delinquent for the first 90 days and then to categorize the loan as Non-Performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days or longer in a judicial foreclosure or bankruptcy). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured. See “REO and Foreclosed Assets”, Page 52, for additional details.

Comparison of Financial Condition at December 31, 2025 and 2024

Total Assets. At December 31, 2025, total assets equaled $133.3 million, an increase of $6.3 million, or 4.9%, from $127.0 million at December 31, 2024. $980,100 of net mortgage loans receivable held for sale through IBMF 2.

Mortgage Loans Receivable, Net. Net loans are the unpaid principal balance of Portfolio Loans, net of deferred loan origination fees, allowance for loan losses and fair value adjustments related to impairment. See “Critical Accounting Policies and Accounting Estimates – Deferred Loan Origination Fees” and “– Fair Value of Mortgage Loans Receivable” Page 50 for additional details.

At December 31, 2025, net loans equaled $129.0 million, an increase of $5.6 million, or 4.5%, from $123.4 million at December 31, 2024. The increase in mortgage loans receivable, net was primarily attributable to an increase in loan demand in 2025. The Company’s average loan portfolio size was 4.5% higher during the year ended 2025 compared to 2024. See “Portfolio Loan Characteristics” Page 29 for additional details.

Mortgage Loans Receivable Held For Sale, Net. Net loans are the unpaid principal balance of Portfolio Loans, net of deferred loan origination fees, allowance for loan losses and fair value adjustments related to impairment. Certain mortgage loans are originated and held by IBMF2 for the purpose of sale to third-party whole-loan purchasers in the ordinary course of business and are therefore classified as held for sale.

At December 31, 2025, net loans held-for-sale equaled $980,100. At December 31, 2024 the company had no loans held-for-sale.

Real Estate Held for Sale (REO). As of December 31, 2025, the Company had REO asset inventory of $1.7 million (1.3% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale, pending the issuance of a public works permit by the City of Oakland. The Company anticipates recovering more than its cost basis in this property.

This compares to December 31, 2024, when the Company had REO asset inventory of $2.5 million (2.0% of total assets) comprised of one property located in Alameda County, California, and one property located in San Luis Obispo County, California.

Rental Property. As of December 31, 2025 and 2024, the Company had no rental properties.

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Liquidity and Capital Resources

The Company’s primary sources of funds include Portfolio Loan payoffs, monthly interest payments received on Portfolio Loans, and Bank Borrowings. Other sources of funds may include proceeds from Equity Program investors as well as the disposition of non-performing assets.

Cash. Our cash account sweeps cash in excess of a minimum $10,000 balance on a daily basis and applies such funds to paying down our Bank Borrowings. As such, fluctuations in cash may vary based on the timing of such sweeps.

Equity Program. Our Equity Program is a continuous offering that allows the Company to raise additional equity as needed. Equity Program investors are able to request redemption of their equity units, subject to certain restrictions and limitations.

At December 31, 2025, equity totaled $71.0 million, an increase of $4.7 million, or 7.1%, from $66.3 million at December 31, 2024. (Amounts stated in millions; figures may not sum due to rounding.) See “Statements of Changes in Members’ Equity” on Page 6 of our Financial Statements included in this report for additional details. This increase was primarily due to the impact of the challenging interest rate environment on capital raising efforts, which the Company anticipates will improved during 2026. Equity was comprised of $7.6 million of Class A Units, $22.9 million of Class B Units, $29.2 million of Class C Units, and $11.2 million of Class D Units. See “Statements of Changes in Members’ Equity” on Page 6 of our Financial Statements for additional details.

The Company maintained sufficient equity balances in all periods to comply with bank covenants, and covenants in the Company’s operating agreement pertaining to the different classes of equity.

Class D Equity. The Securities and Exchange Commission qualified the Class D Units offering pursuant to Regulation A effective September 22, 2022.

The following table sets forth the Company’s Class D Units at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Total assets	$133,260,877	$127,045,296
Class D Equity	11,176,092	13,491,223
Percentage of total assets	8.4%	10.6%

Class C Equity. The Securities and Exchange Commission initially qualified the Class C Units offering pursuant to Regulation A effective March 18, 2025. Issuance prior to this date was made under Regulation D.

The following table sets forth the Company’s Class C Units at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Total assets	$133,260,877	$127,045,296
Class C Equity	29,247,876	27,109,479
Percentage of total assets	21.9%	21.3%

Class B Equity. The Securities and Exchange Commission initially qualified the Class B Units offering pursuant to Regulation A effective March 18, 2025. Issuance prior to this date was made under Regulation D.

The following table sets forth the Company’s Class B Units at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Total assets	$133,260,877	$127,045,296
Class B Equity	22,933,556	20,454,469
Percentage of total assets	17.2%	16.1%

Class A Equity. The Securities and Exchange Commission initially qualified the Class A Units offering pursuant to Regulation A effective March 18, 2025. Issuance prior to this date was made under Regulation D.

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The following table sets forth the Company’s Class A Units at the dates indicated:

	As of the Year Ended December 31,
	2025	2024
Total assets	$133,260,877	$127,045,296
Class A Equity	7,579,823	5,254,851
Percentage of total assets	5.7%	4.1%

Bank Borrowings. The Company has a revolving line of credit (“Columbia Credit Line”) from Columbia Bank, an Oregon state-chartered bank (“Columbia”), which acquired Umpqua Bank, the Company’s previous lender in March 2023 but completed rebranding under the Columbia Bank name in September 2025. As of December 31, 2025 and 2024, $80 million was available under the Company’s line of credit agreement with Columbia Bank. This revolving line of credit is collateralized by all of the Company’s assets, including all of its Portfolio Loans, and is senior in priority Class A Units, Class B, Units, Class C Units and Class D Units. While the line of credit provides leverage and a source of capital to make loans, the primary benefit to the Company is cash management. Because the revolving line of credit allowed the Company to draw on and pay down the line of credit daily, the Company can use the line of credit to efficiently manage the ebbs and flows of Portfolio Loan funding and payoffs while keeping investor capital fully utilized. The revolving line of credit also provides the Company with liquidity to meet investor withdrawal requests.

The line of credit is subject to a “borrowing base” limitation. The borrowing base is an amount equal to 75% of the unpaid principal balance of the Company’s Eligible Receivables; subject to certain adjustments and exclusions and subject to a cap of $80 million. At December 31, 2025, the borrowing base was $80 million. Under the line of credit, the Company is also required to maintain compliance with certain financial covenants, including maintenance at the end of each calendar quarter of (a) a debt to tangible net worth ratio of not more than 1.25 to 1.00 (with funds owed to the Fund by IBMF 2 excluded from the calculation); (b) a turnover ratio of no less than 1.00 to 1.00 (calculated as the ratio of paid off note receivables to average line of credit utilization); and (c) interest and preferred return coverage ratio of no less than 1.00 to 1.00 (calculated as the ratio of cash flow to interest expense and preferred returns). As of December 31, 2025, the Company was in compliance with all of the foregoing financial covenants.

The Company originally entered into a Business Loan and Security Agreement (Revolving Line of Credit) (the “Columbia Loan Agreement”) with Columbia effective May 7, 2021, and in connection therewith issued to Columbia a promissory note (the “Columbia Note”) for a maximum principal amount of up to $40 million. The conditions precedent to the effectiveness of the Columbia Credit Line were satisfied, and the transactions contemplated thereunder consummated, on May 14, 2021. The Columbia Credit Line refinanced the Company’s previous $40 million revolving line of credit from Western Alliance Bank. Effective August 10, 2021, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $50 million. Effective January 28, 2022, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $60 million, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve’s request that banks phase out the use of LIBOR. Effective June 8, 2022, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $75,000,000. On June 29, 2023, the Columbia Loan Agreement was decreased from $75 million to $60 million. The decrease in credit limit was requested by the Company to reduce interest expense. On July 2, 2024, the Columbia Loan Agreement was increased, again at the Company’s request, from $60 million to $80 million, and the maturity date was extended to May 5, 2026. In July 2025, the maturity date was further extended to May 5, 2027 and the Columbia Loan Agreement, as well as certain related agreements, were amended and restated to incorporate all still applicable amendments since the original Columbia Loan Agreement (the “Amended and Restated Columbia Loan Agreement”). In June 2026, the Amended and Restated Columbia Loan Agreement was further amended to, among other changes, extend the maturity date to July 5, 2028. At December 31, 2025, outstanding principal was $60,805,590, unamortized origination fees were $50,835, and the net carrying amount was $60,754,755. Based on the $80,000,000 commitment and outstanding principal, remaining availability was $19,194,410, subject to borrowing-base limitations.

For the years ending December 31, 2025 and 2024, average line of credit utilization during these periods was 76.3% and 79.1%, respectively.

The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company’s Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

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Off-Balance Sheet Arrangements. In the normal course of operations, the Company engages in financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. Specifically, the Company does not charge interest to borrowers on loan proceeds held back for construction until the funds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these held back loan proceeds as an unfunded loan balance.

The Company provides further information about these off-balance sheet arrangements in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Trend Information

Due to the ongoing economic uncertainty caused by Federal Reserve interest rate increases during 2022 and 2023, the Company continued its risk mitigation strategy: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only borrowers that we assess to have sufficient credit worthiness, industry experience and liquidity, as discussed above under “Borrowers”; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market).

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MANAGEMENT

The Company is managed by its Manager, Iron Bridge Management Group, LLC, an entity owned and managed by its Managing Director. The Managing Director, through the Manager, is responsible for and has complete control over the Company’s operations, lending policies and decisions with respect to the Portfolio Loans. The Manager was organized in May 2008.

Name	Position	Age	Term of Office
Gerard Stascausky	Chief Executive Officer; Managing Director of Manager	56	May 2008

In February 2025, the Manager also appointed Mr. Stascausky as Chief Executive Officer of the Company, as an extension of his role as Managing Director of the Manager. Mr. Stascausky receives no additional compensation for this role.

Gerard Stascausky

Mr. Stascausky, the Company’s Chief Executive Officer and co-founder of the Manager, has been investing in the real estate foreclosure and pre-foreclosure market since 2004. Prior to launching the Manager, he ran Bridgeport Home Solutions LLC, which specialized in the research, acquisition and management of foreclosure and pre-foreclosure properties in the Portland metro market.

Mr. Stascausky brings to the Manager over 16 years of investment banking experience. In 1993, he joined Sutter Securities as an investment banking analyst, structuring municipal debt offerings. In 1996, he left to join the equity research department at Montgomery Securities, where he conducted securities research on the payment processing and networking equipment industries. With his background in technology research, he joined Credit Suisse in 1999 as one of the industry’s first technology specialist equity salesmen. Finally, in 2003, he was recruited to join Pacific Crest Securities, where he served as a senior equity salesman, research product manager and member of the management team.

Mr. Stascausky graduated with honors from the University of California, Davis in 1993. He earned a B.A. in Economics and minors in Psychology and Political Science. In 1996, he earned his Chartered Financial Analyst designation from the CFA Institute.

Employees

In addition to its Managing Director, the Manager has eleven employees, including two in accounting, five in loan underwriting, two in loan servicing and one in operations.

Company Expenses

The Company will be responsible for all of its operating expenses including, without limitation, (i) all costs and expenses incurred in connection with identifying, evaluating, structuring, negotiating, developing, closing and servicing investments consummated by the Company (including, without limitation, any due diligence, travel, legal and accounting expenses, any deposits and commitment fees and other fees and out-of-pocket costs related thereto); (ii) taxes of the Company; (iii) all costs and expenses associated with obtaining and maintaining insurance for the Company and its assets, if any; (iv) all costs related to litigation (including threatened litigation) involving the Company, and indemnification expenses; (v) expenses and fees associated with third party auditors, accountants, attorneys and tax advisors and other professionals with respect to the Company and its activities; (vi) fees incurred in connection with the maintenance of bank or custodian accounts; (vii) brokerage points and commissions, referral and finder fees, and other investment costs incurred by or on behalf of the Company and paid to third parties; (viii) all expenses incurred in connection with the registration of the Company’s securities under applicable securities laws or regulations; (ix) all expenses of liquidating the Company or its investments; and (x) other general ordinary Company administration and overhead expenses. The Company will also pay all expenses associated with the offering, including expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the offering of its Units.

The Company intends to use the proceeds from the Units Offering, along with Bank Borrowings, to fund loans to borrowers and not for the purpose of funding offering or operational expenses, or repurchasing Equity Program interests or Bank Borrowings, but because of the nature of the Company’s cash flows, some proceeds from time to time may be used for such purposes.

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The Manager will be responsible for costs of its own personnel (including compensation and benefits), office space and general overhead expenses incurred in performing duties to the Company.

Management Fees

The Company does not have any employees or directors. Gerard Stascausky, who serves as Chief Executive Officer, is the only officer of the Company and is also the Managing Director of our Manager. The Manager is responsible for managing the Company, and has delegated certain authority to Mr. Stascausky as an extension of his role as Managing Director of the Manager. The Manager receives compensation for its services to the Company, in the form of a loan servicing fee. Mr. Stascausky is not paid any compensation by the Company for his role as Chief Executive Officer. During the year ended December 31, 2025, the Manager received the following compensation (all of which was received in cash):

Name	Capacity in which compensation was received (e.g. Chief Executive Officer, director, etc.)		Loan Servicing Fee ($)	Total compensation ($)
Iron Bridge Management Group, LLC	Manager	2025	$3,407,661	$3,407,661
		2024	$3,880,375	$3,880,375

The loan servicing fee relates to servicing investment loans and is equal to 2% per annum of the principal amount of each investment, payable monthly, provided that the loan servicing fee will be reduced by the amount of any Company Employee Expense for which the Manager is reimbursed by the Company. The Manager is solely responsible for its own operating costs, including the cost of its own personnel, office space and general overhead. The loan servicing fee for a particular month is paid to the Manager no later than the last day of the immediately succeeding month. During the third quarter of 2025, the Manager decreased its loan servicing fee from 3% to 2% to increase the amount of profit distributions to investors. The Company’s operating agreement allows the Manager to charge a loan servicing fee of “up to” 3%.

Mr. Stascausky does not receive any compensation for his role as Chief Executive Officer of the Company.

Investment by Chief Executive Officer/Managing Director

As of December 31, 2025, Gerard Stascausky, the Managing Director of the Manager and the Company’s Chief Executive Officer, owned approximately $10.1 million, or 14.2%, of the equity interests in the Company. As of December 31, 2025, Gerard Stascausky owned approximately $7.3 million Class A Units, $2.6 million Class B Units and $225,000 Class D Units.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table presents information regarding the Company’s Equity Program investors as of July 31, 2026 by:

•	our Manager;

•	our Manager’s Managing Director and Chief Executive Officer; and

•	each equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

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Beneficial ownership is generally determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 9755 SW Barnes Road, Suite 420, Portland, OR 97225.

Name	Number of Class A Units	Percent of Class (1)	Number of Class B Units	Percent of Class (2)	Number of Class C Units	Percent Of Class (3)	Number of Class D Units	Percent of Class(4)
Manager:
Iron Bridge Management Group, LLC	0	0%	0	0%	0	0%	0	0%
Managing Director of Manager:
Gerard Stascausky (5)	9,913,116	96.1%	1,701,034	6.9%	0	0%	196,806	1.9%
TOTAL	9,913,116	96.1%	1,701,034	6.9%	0	0%	196,806	1.9%
Other holders of 10% or more of the Company’s equity interests:

Brent L Newman Rev Trust DTD	0	0%	1,008,294	4.1%	3,607,531	13.2%	0	0%
Howard Bubb	0	0%	2,610,050	10.6%	2,601,914	9.5%	0	0%
The Clark Trust	0	0%	2,618,576	10.6%	718,244	2.6%	0	0%

____________

(1)	Percentages are based on 10,316,999 Class A Units of Equity Program interests outstanding as of July 31, 2026.
(2)	Percentages are based on 24,711,744 Class B Units of Equity Program interests outstanding as of July 31, 2026.
(3)	Percentages are based on 27,357,063 Class C Units of Equity Program interests outstanding as of July 31, 2026.
(4)	Percentages are based on 15,270,643 Class D Units of Equity Program interests outstanding as of July 31, 2026.
(5)

Includes Units held by entities Mr. Stascausky controls on behalf of himself and 2,734,170 Class B Units held by the Iron Bridge Management Group Profit Sharing Plan, of which Mr. Stascausky is trustee with voting and investment rights. Mr. Stascausky disclaims beneficial ownership of the Plan Units except to the extent of his pecuniary interest therein ( 813,832 Class B Units). The Units shown represent an aggregate of 11,810,956 Units, or approximately 15.2% of the total outstanding Units as of July 31, 2026.

At any meeting of Members, each Member has one vote for each Unit held by such Member. Unless a greater vote is required by the Oregon Limited Liability Company Act, as amended from time to time, or the Operating Agreement, any action approved by Members with more than one-half of the issued and outstanding Units of all Members is the act of the Members.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not engaged in, nor currently proposes to engage in, any transaction in which any of the Manager, any affiliates of the Manager (including Gerard Stascausky), any other person holding more than a 10% interest in the Company, or any immediate family member of such persons, had or is to have a direct or indirect material interest during the Company’s last two completed fiscal years or the current fiscal year, except for the Manager’s relationship to the Company as Manager, the beneficial ownership of Units of the Company by the Manager’s Managing Director, and the exchange of Class A Units for Class B Units by Sarah Gragg Stascausky (“Ms. S.G. Stascausky”), a former Managing Director of the Manager. Effective March 15, 2024, Ms. S.G. Stascausky exchanged her Class A Units for Class B Units of the Company on a one-for-one basis, in part because Ms. S.G. Stascausky was no longer going to serve as a Managing Director of the Manager and Class A Units are generally reserved for employees of the Manager and their tax-advantaged accounts. With respect to the Manager’s relationship to the Company as Manager, as discussed above under “Management Fees”, one our largest expenses are management fees paid to the Manager. During the years ended December 31, 2025 and 2024, the Manager received $3,407,661 and $3,880,375 in fees, respectively.

CONFLICTS OF INTEREST

The following describes some of the important areas in which the interests of the Manager may conflict with those of the Company.

Manager’s Affiliation with Other Companies

The Manager’s primary business activity during the life of the Company will be the management of the Company. However, the Manager may be affiliated with other investment entities and not manage the Company as its sole and exclusive business function. In the future, the Manager may act as a manager to other affiliated entities in similar capacities, potentially diluting the Manager’s focus on the Company. The Manager may have conflicts of interest in allocating management time, services and functions between various existing entities and any future mortgage lending entities that it may organize.

The Manager and its affiliates and principals may be the owner or manager of other entities that have investment objectives that are similar to those of the Company, potentially creating a conflict of interest. The Operating Agreement expressly provides that neither the Manager nor any owner of the Manager will be obligated to present to the Company any particular investment opportunity that comes to its attention, even if such opportunity is of a character that might be suitable for purchasing by the Company.

The member of the Manager, Gerard Stascausky, invests in real estate for his own accounts, and expect to continue to invest in real estate for their own accounts, including investment in other business ventures, public or private limited partnerships or limited liability companies, and neither the Company nor any Equity Program investor is entitled to an interest therein.

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Conflict with Related Programs

The Company will not loan money to any entity in which the Manager has a direct financial interest. However, the Manager and its affiliates may cause the Company to join with other entities organized by the Manager for similar or related purposes as partners, joint ventures or co-owners under some form of ownership in certain loans, or in the ownership of repossessed real property. Such arrangements would be formed because the Manager believed such arrangement is in the best interest of the Company. For example, bank loan covenants applied to the Company’s portfolio of loans may allow the Manager to form a separate entity to purchase from the Company any loan that is delinquent, increasing the borrowing capacity available through Bank Borrowings. Such covenants are designed to protect investor interests; however, the interests of the Company and those of such other entities may conflict, and the Manager controlling or influencing all such entities may not be able to resolve such conflicts in a manner that serves the best interests of the Company. As of and prior to the effective date of this Offering Circular, no such conflicts existed.

Lack of Independent Legal Representation

The Company has not been represented by independent legal counsel to date. The use of the Manager’s counsel in the preparation of this document and the organization of the Company may result in a lack of independent review. Investors should consult their own legal counsel with respect to an investment in Units.

Fees Payable to the Manager

The Manager will act as loan servicer for the compensation described in this document. Loan servicing firms not affiliated with the Manager might provide comparable services on terms more favorable to the Company.

The Manager has reserved the right to retain the services of other firms, in addition to, or in lieu of, the Manager, to perform the loan origination, loan servicing and other activities in connection with the Company’s loan portfolio, when such services are deemed by the Manager to be in the best interest of the Company. Any such other firms may also be affiliated with the Manager. For example, it may become possible for the Manager or an affiliated company of the Manager to provide hazard and liability coverage to Portfolio Borrowers on better terms that those available to Portfolio Borrowers purchasing similar insurance coverage individually. As of and prior to the effective date of this Offering Circular, no such services were being performed by Manager affiliated companies.

The Company has also issued to employees of the Manager Class A Units of the Company. The terms of the Class A Units were not determined through arms-length negotiation. The structure of the Class A Units may provide an incentive to the Manager to seek out higher risk opportunities to earn returns greater than the Preferred Return.

DESCRIPTION OF UNITS

The Company is offering $52,000,000 aggregate principal amount of its Units, consisting of $6,000,000 in Class A Units, $19,000,000 in Class B Units, $19,000,000 in Class C Units and $8,000,000 in Class D Units. The minimum principal investment for any class of Units is $50,000; provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor. Waivers of the $50,000 minimum investment will be made on a case-by-case basis. In determining whether to waive the minimum investment requirement of $50,000, the Company may consider the number of investors it has with respect to meeting its requirements to maintain REIT status, the administrative burdens of having investors with less than $50,000 invested in the Company, and the Company’s pre-existing relationship with the proposed investor.

Equity Structure

The Company has four classes of Membership Interests: Class A Units, Class B Units, Class C Units, and Class D Units. As of July 31, 2026 the Company had:

•	10,316,999 outstanding Class A Units
•	24,711,744 outstanding Class B Units
•	27,357,063 outstanding Class C Units
•	15,270,643 outstanding Class D Units

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The Class A Units are only issued to employees of the Manager and their tax-advantaged accounts. Like all other Units, they will be sold for $1.00 per Unit.

The terms and conditions of the Class A Units, Class B Units, Class C Units and Class D Units are described in greater detail below.

Distributions

Preferred Return

The Class D Units each are entitled to a cumulative, non-compounded preferred returns on their Unreturned Capital Contributions of 5% per annum. The Class C Units each are entitled to a cumulative, non-compounded Preferred Returns on their Unreturned Capital Contributions of 6% per annum. The Class B Units each are entitled to a cumulative, non-compounded Preferred Returns on their Unreturned Capital Contributions of 9% per annum. “Unreturned Capital Contributions” mean the amount of capital contributions attributable to the amount paid to the Company for each Unit, less any distributions received with respect to such Unit from “Net Cash Flow From Sale or Refinance,” as described below. The cumulative, non-compounded preferred returns of the Class B, Class C and Class D Units are referred to herein as “Preferred Returns”.

The Class A Units are not entitled to a Preferred Return, but are instead entitled to 90% of profit distributions made after all the accrued and unpaid Preferred Returns, with the other 10% going pro rata to the Class B, Class C and Class D Units, as described in greater detail below.

Distribution Waterfall

Under the Operating Agreement, there are two potential sources of distributions: (a) Net Cash Flow From Operations, and (b) Net Cash Flow from Sale or Refinance.

“Net Cash Flow from Operations” means the cash flow resulting from the operation of the investments, including, but not limited to, monthly interest payments and fees and charges associated with or related to the ownership, operation and management of any investments, or any other source, less cash expenditures of the Company and the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable and prudent working capital and reserves, or for investment in additional investments.

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The Manager shall cause Net Cash Flow from Operations, to the extent available for distribution, to be distributed to holders of Units promptly following the end of each month as follows:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such person has received the accrued but unpaid Class D Preferred Return payable to such person;

(ii)

second, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such person has received the accrued but unpaid Class C Preferred Return payable to such person;

(iii)

third, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such person has received the accrued but unpaid Class B Preferred Return payable to such person; and

(iv)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such person.

“Net Cash Flow from Sale or Refinance” means the cash flow resulting from the repayment of all or any portion of any investments, or the sale, financing or refinancing of all or any portion of any real estate owned properties held by the Company, less cash expenditures of the Company and the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable and prudent working capital and reserves, or for investment in additional investments.

Net Cash Flow From Sale or Refinance, if any, shall be distributed at such times as the Manager may determine in the following priority:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such person has received the accrued but unpaid Class D Preferred Return payable to such person;

(ii)

second, 100% to the holders of Class D Units pro rata based on the Unreturned Capital Contributions of the holders of Class D Units, until each holder of Class D Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class D Units;

(iii)

third, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such person has received the accrued but unpaid Class C Preferred Return payable to such person;

(iv)

fourth, 100% to the holders of Class C Units pro rata based on the Unreturned Capital Contributions of the holders of Class C Units, until each holder of Class C Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class C Units;

(v)

fifth, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such person has received the accrued but unpaid Class B Preferred Return payable to such person;

(vi)

sixth, 100% to the holders of Class B Units pro rata based on the Unreturned Capital Contributions of the holders of Class B Units, until each holder of Class B Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class B Units; and

(vii)

seventh, 100% to the holders of Class A Units pro rata based on the Unreturned Capital Contributions of the holders of Class A Units, until each holder of Class A Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class A Units; and

(viii)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such person.

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REIT Distribution Requirements and REIT Power of Attorney

The Operating Agreement provides that until the first day on which the Manager determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT under the Code or unless the Manager determines otherwise in its sole discretion, the Manager shall be entitled to cause the Company to pay distributions (a) equal to or in excess of 90% of the amounts required to be distributed under Section 857(a) of the Code or as otherwise required under any applicable Code provision for the Company to qualify as a REIT, and (b) to avoid the imposition of excise tax under Section 4891 of the Code. The Operating Agreement further provides that if the Manager determines in its sole discretion that distributions, including Excess Distributions (as defined below), are necessary or appropriate to ensure or maintain the status of the Company as a REIT or to avoid the imposition of any U.S. federal income or excise tax, the Manager may take any and all actions necessary or appropriate to make such distributions, and the Manager shall determine the priority in which such distributions are made.

If the Manager determines in its sole discretion that “consent dividends” within the meaning of Section 565 of the Code are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax, under the Operating Agreement the Manager may require the members to take any and all actions necessary or appropriate under the Code, any treasury regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of Treasury (including any IRS forms or other forms) such that sufficient consent dividends are made by the Company to maintain its status as a REIT and to avoid federal income or excise tax for the applicable taxable year. In furtherance of the foregoing, each Member will execute a power of attorney enabling the Manager to cause a “consent dividend.” Furthermore, to the extent that any dividend is eligible for an election under Section 858 of the Code, the Manager may in its sole discretion cause the Company to make such election and to take any other actions required to effect such election.

The Operating Agreement also provides that the Company shall distribute in its first year as a REIT all of its earnings and profits accumulated in any year in which it was taxable as a corporation and not qualified as a REIT for U.S. federal income tax purposes.

Reinvestment of Distributions/Deemed Distributions

Pursuant to the Operating Agreement, each Class A Member, Class C Member, and Class D Member will elected to, and thereafter will be treated as having elected to, reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Under the Third Amended Operating Agreement, each Class B Member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion unless such Class B Member has provided advance written notice to the Manager of its preference. See “Proposed Fourth Amended Operating Agreement” below for proposed changes the way the reinvestment of dividends are allocated. In each case, the reinvestment of distributions by a Member in additional Units shall be at a purchase price equal to the offering price of such Units if the Company is currently offering such Units, or if no offering is being conducted, the NAV as of the last day of the month preceding such reinvestment, as determined by the Manager in its sole discretion. No transaction fees will be charged to a Member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment. Participation in the Company’s distribution reinvestment program will only be offered solely to existing securityholders, and with respect to new investors in this offering, no units will be offered under the program prior to their having purchased units in this offering.

Notwithstanding the foregoing, under the Operating Agreement a Member may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager. If no election to receive cash distributions is made, then distributions will be reinvested as described above. To terminate an election to receive cash distributions, a Member must notify the Manager in writing of its termination on such form as is established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received. All Members will be provided a link to the Company’s most recently qualified Offering Circular prior to making an election to terminate receiving cash distributions.

Every month, Members receive an email reminding them of their ability to change the form of their distribution election, with the email containing a link to the Company’s current Offering Circular. In addition, the form Members must complete to change their election also will contain the link to the Company’s current Offering Circular. As elections do not become effective until at least a month after such election, this delivery is well in advance of such election become effective. As statements are delivered monthly, Members who are retaining their current election to continue to reinvest in Units will also be delivered to the current offering circular in connection with and at the time of any distribution reinvestment in this way.

To facilitate our compliance with Regulation A investor limitations, under the Subscription Agreement executed by each investor, Members are obligated to immediately notify the Company in the event changes in the member’s financial condition causes the member to no longer meet the definition of “accredited investor” as set out in the subscription agreement or with respect to any non-accredited investors, when the Member’s aggregate investment value in the Company exceeds the greater of 10% of the member’s net worth or annual income. The Company will also ask the Member to re-certify their accredited status or to reconfirm that their investment is within the investment limits, any time they re-elect to participate in the distribution reinvestment program after having opted to receive cash distributions.

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The Manager may, pursuant to the Operating Agreement, in its sole and absolute discretion, terminate reinvestment of distributions in whole or in part. In such case, the Members will be deemed to have made the election to receive cash distributions with respect to any such terminated distribution reinvestment. If, in the opinion of the Manager, the reinvestment of distributions by an ERISA Member (as defined in the Operating Agreement) equal or exceed or would, after giving effect to the admission of any ERISA Members, equal or exceed 25% of the aggregate capital contributions of (or the value of any other interests of or the Units held by), as applicable, all Members, then the Manager may in its sole discretion not permit such Member to reinvest distributions and such ERISA Member shall be deemed to have made the election to receive cash distributions.

If the Manager determines in its sole discretion that distributions in excess of the amount the Manager otherwise would have distributed to Members pursuant to the Operating Agreement are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax (such excess amount, “Excess Distributions”), the Manager may cause the Company to make such Excess Distributions but automatically reinvest such Excess Distributions for the purchase of additional Units of the same class associated with such Excess Distribution (or, in the case of Class B Members, of another class). Any such reinvestment shall be at a purchase price equal to the offering price of such Units if the Company is currently offering such Units, or if no offering is being conducted, the NAV as of the last day of the month preceding such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a Member in connection with such reinvestment.

Redemption of Units

Redemption Program Update

Effective November 30, 2024, the Company’s redemption program will base its repurchase price per Unit on NAV calculations, as discussed in greater detail above under “Calculation of NAV”, or the current offering price, as applicable, and will impose additional limitations on repurchase in order to help ensure the Company’s compliance with applicable tender offer rules, including Regulation 14E. Our NAV per Unit as of May 31, 2026 is $1.00 per Unit.

Redemption at the Election of the Company

The Manager has the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A, Class B, Class C, or Class D Units, as applicable, at any time. This right will be suspended however during any period when the Manager has suspended processing Redemption Requests as discussed below, or with respect to the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”). See “Proposed Fourth Amended Operating Agreement” below for proposed changes to this Class Limitation. The Company reserves this right primarily for the purpose of managing its cost of capital.

Redemption at the Election of the Members

Any Member shall have the option to request a redemption of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member.

It is the intention of the Company to complete all Redemption Requests within sixty (60) days of receipt, subject to the limitations cited below. However, the Company will only complete Redemption Requests to the extent that it has available cash after all of the Company current expenses have been paid and adequate provision has been made for the payment of monthly cash distributions to those investors who elect to receive cash distributions upon the subscription of Units, as discussed in greater detail below under “Funding Sources.”

We will not solicit redemptions under this redemption program, other than through our Offering Circular and any supplements or amendments thereto, or through information about this Offering on our website. Members desiring to request redemption of their Units must do so of their own volition and not at our behest, invitation or encouragement. Our role in effectuating redemptions under the redemption plan will solely be ministerial.

Since the Offering Statement for the Class D Units was initially qualified under Regulation A on September 21, 2022 through May 31, 2026, there have been 147 Redemption Requests made with respect to 26,443,674 Class D Units, not including elections to receive distributions in cash, all of which requests have been fulfilled. Since January 1, 2021, there have been redemption requests with respect to an aggregate of 63,847,314 Units through May 31, 2026, not including elections to receive distributions in cash, across all classes of Units including the Class D Units, all of which requests have been fulfilled. The Company has not suspended the redemption program with respect to any Units since the Offering Statement for the Class D Units was qualified under Regulation A.

Redemption Price

The price to be paid to a Member for the redemption of any Unit will equal the lesser of (i) the net asset value (“NAV”) per Unit as of the last day of the previous month, as calculated by our Manager and published on the Company’s website, or (ii) the then current offering price per Unit, if we are engaged in an offering. The NAV will be calculated no less than monthly and shall be determined based on the estimated market value of the Company’s total assets (primarily Portfolio Loans, and to a lesser extent, REO), less the value of all liabilities (primarily Bank Borrowings, and to a lesser extent, trade payables). Our calculation of NAV is described in greater detail under “Calculation of NAV” above. The NAV or offering price applied for purposes of determining the redemption price will be the same for all Units redeemed during a given redemption period and the repurchase price will be paid in cash. At any time we are engaged in an offering, the repurchase price shall never be more than the current offering price of such Units.

The Member will also receive upon repurchase with respect to any repurchased Units an amount equal to accrued but unpaid distributions, at the fixed Preferred Return, plus any profit participation through the preceding month end.

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Redemption Limitations

In order to help ensure the Company’s compliance with applicable tender offer rules, including Regulation 14E, purchases under the Company’s redemption program, on an aggregate basis for all classes, we are limited in any calendar quarter to redeem Units in an amount, on a net basis, of no more than 5% of aggregate NAV as of the last day of the previous quarter, which means that our redemptions will be limited to approximately 20% of our aggregate NAV in any 12 month period. Repurchase limitations will be based on “net repurchases” during a quarter, as applicable. The term “net repurchases” means the excess of our Unit repurchases (capital outflows) over the proceeds from the sale of our Units (capital inflows) for a given period. For these purposes, we will include proceeds we receive from the sale of Units under our distribution reinvestment plan as capital inflows, and payments of distributions in cash as capital outflows. Thus, for any given calendar quarter, the maximum amount of repurchases during that quarter will be equal to (i) 5% of our NAV as of the last day of the previous quarter, plus (ii) proceeds from sales of new Units in the offering (including purchases pursuant to our distribution reinvestment plan) since the beginning of a current calendar quarter, less (iii) repurchase proceeds paid (including cash paid pursuant to our distribution reinvestment plan) since the beginning of the current calendar quarter.

If redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter, but not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the aggregate NAV as of the last day of the previous quarter. In addition, while generally Redemption Requests with respect to all classes of Unit will be treated as a single class for purposes of the limitations under the Company’s redemption program, if at any time the amount of Unreturned Capital Contributions associated with the Class A Units and Class B Units, in the aggregate, equal less than 20% of the total assets of the Company, the Company shall suspend processing Redemption Requests associated with Class A Units and Class B Units and extend the redemption date for such Units until such time as the Unreturned Capital Contributions associated with the Class A Units and the Class B Units in the aggregate exceeds 20% of the total assets of the Company. See “Proposed Fourth Amended Operating Agreement” below for proposed changes to this redemption limitation.

Redemption Requests will generally be completed in the order received. On the first business day during any quarter in which we have reached that quarter’s volume limitation for redemptions, we will publicly disclose such fact through a filing with the SEC and will stop accepting Redemption Requests for that quarter. If the Company does not completely satisfy a Redemption Request at the end of a quarterly period because of the limitations on repurchases, then the Company will treat the unsatisfied portion of the repurchase as a request for repurchase in the next quarter, unless the Redemption Request is withdrawn. Any such Member can withdraw a Redemption Request by sending written notice to the Manager at least five business days before the commencement of the next quarter. Our redemption plan will automatically and without stockholder notification resume on the first day of the calendar quarter following the quarter in which redemptions were suspended due to reaching such quarter’s volume limitation for redemptions, unless otherwise suspended by our Manager. At the beginning of the next quarter, Redemption Requests that were not satisfied during the previous quarter and that have not been withdrawn will be redeemed on a pro rata basis, prior to any new Redemption Requests. Notwithstanding the foregoing, at any time, the Manager may prioritize Redemption Requests related to (and in the following order of priority): (a) repurchases upon the death of a Member; (b) repurchases in connection with a disability, as determined by the governmental agency responsible for reviewing the disability retirement benefits that the Member could be eligible to receive or determination of incompetence, processed in order of the date such disability or incompetence was determined; (c) repurchases in connection with required minimum distribution requirements for the Member, processed in order of the date the notice is received; and (d) any Redemption Request for less than 50,000 Units. While Units subject to a Redemption Requests upon the death of a Member will be included in calculating the maximum number of Units that may be redeemed, Units subject to a redemption requested upon the death of a Member will not be subject to the percentage limitation.

Furthermore, the Company may not have sufficient funds available at such time to pay the redemption request, in which case payment may be delayed until sufficient liquidity is available. If (i) if the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager's election, as determined in its sole discretion, complete any such Redemption Request in multiple quarterly payment intervals of $1 million for each such payment date and (ii) if the Company has unfulfilled Redemptions Requests at any time for more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may elect to (A) suspend processing of any additional Redemption Requests by Members in the order received; (B) extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company, as determined by the Manager in its reasonable discretion, with no requirement of the Company or the Manager to market or sell any investments or other assets at fire sale or discount prices to complete any outstanding Redemption Requests, (C) make payments, or prepayments as applicable, to Members who have submitted a Redemption Request, provided, however, that any such payments or prepayments during such extension shall be made in accordance with the distribution waterfall associated with the Net Cash Flow From Sale or Refinance instead of in the order received (subject to the Class Limitation); and (D) give notice to all Members that the Company is electing to take the actions set forth in subsections (A), (B) and (C) above. The Manager is also entitled to reject a Redemption Request, limit the amount to which a Redemption Request applies or otherwise modify the terms of satisfying a Redemption Request to the extent the Manager determines necessary or advisable to ensure or maintain the status of the Company as a REIT or avoid any U.S. federal income or excise tax.

Redemption Funding Source

The Company primarily intends to rely on Portfolio Loan payoffs to fund payment of any redemptions of Units, but the Members agree and acknowledge that the Company may utilize any source of proceeds to effectuate redemptions, including, but not limited to, the use of Portfolio Loan payoffs, real estate sales, capital contributions and other debt financing for purposes of making redemptions. While the Company is retaining this flexibility for cash management purposes, ultimately redemptions will only be made out of available cash. Cash flow will be considered available only after all of the Company’s current expenses have been paid and adequate provision has been made for the payment of monthly cash distributions to those investors who elect to receive such distributions upon the subscription of Units, as described above. The Company legally cannot make a redemption under the Oregon Limited Liability Company Act, if, after giving effect to the redemption, the limited liability company would not be able to pay its debts as they become due in the ordinary course of business; or the fair value of the total assets of the limited liability company would not at least equal the sum of its total liabilities, plus, unless the articles of organization permit otherwise, the amount that would be needed, if the limited liability company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution, if any, of other members that are superior to the rights of the members receiving the distribution. If the Company cannot meet these requirements, the Company may elect to suspend the redemption program or extend redemption dates. The Manager will not liquidate any Portfolio Loans prior to maturity in order to pay Redemption Requests, and intends to suspend the redemption program, as described below, in the event that the Company does not have sufficient liquidity from operations in the ordinary course of business to honor Redemption Requests outstanding, or the Manager believes that continuing the redemption program may threaten the liquidity position of the Company. To date, the Company has only used available cash to make redemptions and has not liquidated any assets for purposes of paying Redemption Requests. Any payments made to a Member in connection with the redemption of such Member’s Units shall be subject to all applicable withholdings with regard to the collection of taxes, interest, and penalties attributable to such Member.

Termination or Modification of Redemption Program

Our Manager may, in its sole discretion, amend, suspend, or terminate the redemption program at any time, including to protect our operations and our non-redeemed Members, to prevent an undue burden on our liquidity, to preserve our status as a REIT for U.S. federal income tax purposes, following any material decrease in our NAV, or for any other reason. If the Manager modifies or suspends the redemption program it will notify Members regarding such suspension by filing a supplement to this Offering Statement at least 10 days before such termination or modification becomes effective. The Company will terminate its redemption program during the distribution of its Units in the event that a secondary market for the Company’s Units develops.

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GENERAL TERMS OF THE OPERATING AGREEMENT

The Company is currently governed by the Third Amended Operating Agreement. Effective July 23, 2026, the Manager received sufficient approval from the Members of the Company to adopt the proposed Fourth Amended and Restated Operating Agreement (the “Proposed Fourth Amended Operating Agreement”), the adoption of which will become effective as of the qualification date of the Offering Statement that accompanies this Offering Circular. Throughout this Offering Circular, “Operating Agreement” will refer to either the Company’s Third Amended and Restated Operating Agreement, or upon effectiveness the proposed Fourth Amended and Restated Operating Agreement, where such provisions are identical and unamended between the two versions.

Additional Capital and Members

Under the Operating Agreement, the Manager, in its sole discretion, may issue additional units of any class or permit additional capital contributions from existing Members, in its discretion, subject to the Class Limitation. The Manager may also admit additional members, subject to certain limitations, provided such additional member executes such instruments as the Manager determines necessary or desirable to effect such admission.

Voting Rights

Each holder of a Unit will be entitled to one vote per Unit, regardless of Class.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, all Members will be bound by the majority or supermajority vote, as applicable, even if the Member did not vote with the majority or supermajority.

Ownership Limitations and Transfer Restrictions

For the Company to qualify as a REIT under the Code, among other things, not more than 50% of the value of the outstanding Units may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).

To satisfy these requirements for qualification as a REIT, the Operating Agreement contains provisions restricting the ownership and transfer of Units of all classes or series of Units of the Company. Including ownership limitations in a REIT’s operating agreement is the most effective mechanism to monitor compliance with the above-described provisions of the Code. In order to maintain our REIT election, we must be able to monitor compliance with these requirements effectively. Furthermore, if we elect to be subject to tax as a REIT, any other mechanism to monitor compliance may not be as effective to maintain our status as a REIT.

The Operating Agreement provides that, subject to the exceptions and the constructive ownership rules described in this proposal, no Person (as defined therein) may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% (or, prior to January 1, 2023, the greater of such percentage or the percentage owned by a particular Member as of the date of the Operating Agreement) in value or in number of Units, whichever is more restrictive, of the outstanding Units of the Company, or of any class or series of Units of the Company, excluding any outstanding Units not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Manager in accordance with the Operating Agreement. Subject to certain exceptions, no Existing Holder (as defined in the Operating Agreement) may beneficially own or be deemed to own by virtue of the attribution provisions of the Code, in excess of the percentage of all outstanding Units that such Existing Holder beneficially owned at the time it first became an Existing Holder. We refer to these restrictions as the “ownership limits.”

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The applicable constructive ownership rules under the Code are complex and may cause Units owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of the outstanding Units of any class or series of the Company’s Units or less than 9.8% in value or number of outstanding Units of any class of the Company’s Units (including through the acquisition of an interest in an entity that owns, actually or constructively, Units of any class or series of the Company’s Units) by an individual or entity could, because of constructive ownership, nevertheless cause a violation of the ownership limits described in this proposal.

The Operating Agreement also provides that the Manager may, in its sole discretion, with respect to any Person waive the ownership limits and certain other REIT limits on ownership and transfer of the Company’s Units described in this proposal, provided, however, the Manager may in its sole discretion subsequently reinstitute any ownership limits that it has previously waived (as modified by the Manager to take into accounts any intervening events as it determines to be suitable in its sole discretion). The Operating Agreement further provides that subject to certain limitations, the Manager may increase or decrease the ownership limits and/or establish a different limit on ownership for any Existing Holder. The Manager, however, may not change the ownership limits if, after giving effect to such change, five (5) or fewer beneficial owners of Units (including, without limitation, all of the then Existing Holders) could beneficially own, in the aggregate, more than 49.9% in number or value of the outstanding Units. Pursuant to the terms of the Operating Agreement, prior to the modification of any ownership limits, the Manager may require opinions of counsel, affidavits, undertakings or agreements as the Manager deems necessary or advisable in order to determine or ensure the Company’s status as a real estate investment trust under the Code.

The Operating Agreement further prohibits any Person from transferring Units if such transfer would result in (i) any Person (other than an Existing Holder (as defined therein)) beneficially owning Units in excess of the ownership limits; (ii) any Existing Holder beneficially owning Units in excess of the ownership limits applicable to such Existing Holder; (iii) the Company’s Units being beneficially owned by fewer than 100 Persons (as provided in Section 856(a) of the Code and determined without reference to any rules of attribution); (iv) the Company being “closely held” within the meaning of Section 856(h) of the Code; or (v) the Company otherwise failing to qualify as a REIT.

The Operating Agreement defines beneficial ownership as ownership of Units by a Person who would be treated as an owner of such Units directly, indirectly, or constructively under Section 842(a)(2) of the Code, as modified by Section 856(h)(1)(B) of the Code.

Pursuant to the terms of the Operating Agreement, any Person who acquires or attempts to acquire Units in violation of the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to the Company immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide the Company with such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company’s qualification as a REIT.

In addition, the terms of the Operating Agreement provide that if there is (a) any purported assignment or other change in the capital structure or equity holdings of the Company such that any Person would beneficially own Units in excess of the applicable ownership limits then the number of Units beneficially owned in excess of such ownership limit (rounded up to the nearest whole Unit) or (b) any event that would cause the Company to fail to qualify as a REIT or to become subject to any additional tax, penalty, or other requirements in lieu of such disqualification as a result of the number of Units beneficially owned by any Person, then the Excess Units (as defined in the Operating Agreement) will be deemed to have been transferred immediately before such event to a designated trustee (the “Excess Unit Trustee”), as trustee of a trust (the “Excess Unit Trust”) created for the exclusive benefit of a designated charitable beneficiary. The Person that would have owned the Units if they had not been transferred to the trust is referred to herein as “the purported transferee.” The purported transferee shall have no rights in such Excess Units held by the trustee except as provided in the Operating Agreement.

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Any dividends and distributions on or in respect of Excess Units shall be paid to the Excess Unit Trust for the benefit of the designated charitable beneficiary. Notwithstanding the foregoing, upon an Event of Termination (as defined in the Operating Agreement), the applicable purported transferee shall receive, from the amount otherwise payable to the Excess Unit Trust in respect of each Excess Unit, the lesser of (a) the amounts paid in respect of the Excess Unit upon the Event of Termination and (b) the price paid by the purported transferee for the Excess Unit (or if the purported transferee did not give value for the Excess Unit, the fair market value of the Excess Unit on the day of the event causing the Excess Unit to be held in trust). Any dividends and distributions on or in respect of Excess Units received by the purported transferee prior to the discovery by the Company the applicable Units are Excess Units must be repaid to the Excess Unit Trust (gross of any withholding or other tax payments). If the transfer to the trust as described in this proposal is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Operating Agreement, then the transfer of the excess Units will be automatically void and of no force or effect.

The Excess Unit Trustee shall be entitled to vote the Excess Units for the benefit of the designated charitable beneficiary on any matter. Subject to Oregon law, any vote made by a purported transferee prior to the discovery by the Company that the Excess Units were held in trust shall be rescinded ab initio. The owner of the Excess Units shall be deemed to have given an irrevocable proxy to the Excess Unit Trustee to vote the Excess Units for the benefit of the designated charitable beneficiary.

Pursuant to the terms of the Operating Agreement, Units transferred to the trustee are deemed to be offered for sale to the Company, or its designee, at a price per Unit equal to the lesser of (i) the price per Unit established for the transaction that created such excess Units (or, in the case of a devise, gift or other transaction in which no value was given for such excess Units, the fair market value at the time of such devise, gift or other transaction) and (ii) the fair market value of the Unit to which such excess Units relates on the date the REIT, or its designee, accepts such offer. The Company has the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the assignment which resulted in such Excess Units and (y) the date the Manager determines in its sole discretion that an assignment resulting in Excess Units has occurred.

Upon a sale to the Company, the interest of the charitable beneficiary in the Units sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount that is payable to the purported transferee by the amount of any ordinary dividends that the Company paid to the purported transferee prior to the discovery by the Company that the Units had been transferred to the trust and that is owed by the purported transferee to the trustee as described in this proposal. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such Units will be paid to the charitable beneficiary.

If the Company does not buy the Excess Units, the trustee must, at the direction of the Company, within 60 days after the latest of (i) the date of the assignment which resulted in excess Units and (ii) the date the Manager determines in good faith that an assignment resulting in excess Units has occurred, transfer the Units to a Person or entity who could own the Units without violating the restrictions described in this proposal. Upon such a transfer, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the Units or, if the purported transferee did not give value for the Units, the fair market value (as defined in the Operating Agreement) of the Units on the day of the event causing the Units to be held in trust, and (ii) the price received by the trust from the sale or other disposition of the Units.

Any proceeds in excess of the amount payable to the purported transferee shall be paid to the designated charitable beneficiary.

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The trustee will be designated by the Company and must be unaffiliated with the Company and any purported transferee. If the Manager has not identified an Excess Unit Trustee, the Manager shall serve as the Excess Unit Trustee until it identifies a replacement Excess Unit Trustee. Excess Units so held in trust shall be issued and outstanding Units of the Company.

In addition, if the Manager determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of Units set forth in the Operating Agreement, as amended and restated by the Operating Agreement, the Manager may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer. The Operating Agreement also provides that the Manager has the authority to purchase or repurchase any or all interests in the Company from any person for such consideration as the Manager may determine in its reasonable discretion (whether more or less than the original issuance price of such interests in the Company or the then market value of such interest) to the extent the Manager determines necessary or advisable to preserve the qualification of the Company as a REIT.

The foregoing ownership limitations, transfer restrictions, and other changes to the Operating Agreement will not apply if, after the approval of the Operating Agreement, the Manager determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT or that compliance with all or any of the ownership limitations is no longer determined to be advisable by the Manager in order for the Company to qualify as a REIT.

These ownership limitations and transfer restrictions could have the effect of delaying, deferring or preventing a takeover or other transaction in which members might receive a premium for their Units over the then prevailing market price or which members might believe to be otherwise in their best interest.

Disclosure of Ownership by Our Members

Pursuant to the terms of the Operating Agreement, every owner of ½ of 1% or more of the outstanding Units must, within 30 days after January 1 of each year, provide the Company written notice of certain information as provided in the Operating Agreement. In addition, each beneficial owner or constructive owner of Units, and any Person (including the Unit holder of record) who holds Units for a beneficial owner or constructive owner will be required to provide the Company with such information as the Company deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the REIT’s status as a real estate investment trust under the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Fiduciary Duties of the Manager

Under Oregon law, a manager is accountable to a limited liability company’s equity owners as a fiduciary, which means that a Manager is required to exercise good faith with respect to a company’s affairs, and act in accordance with the manager’s duty of care and loyalty.

A manager’s duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of the law. As permitted under Oregon law, the Operating Agreement provides that no action or failure to act on the part of the Manager in connection with the management or conduct of the business and affairs of Manager and other activities of the Manager or its affiliates which involve a conflict of interest with the Company, shall constitute, per se, bad faith, gross negligence, intentional misconduct, a material breach of the Operating Agreement or a knowing violation of law.

A manager’s duty of loyalty under Oregon law includes the duty to account to the limited liability company and hold for it any property, profit or benefit derived by the manager in the conduct and winding up of the limited liability company’s business; to refrain from dealing with the limited liability company in a manner adverse to the limited liability company, subject to certain limitations, and to refrain from representing a person with an interest adverse to the limited liability company, in the conduct or winding up of the limited liability company’s business; and to refrain from competing with the limited liability company in the conduct of the business of the limited liability company before the dissolution of the limited liability company. A manager does not violate their duties however merely because their conduct as a member furthers their own interest. A manager may also transact business with the limited liability company provided that the transaction is fair to the limited liability company, authorized by the operating agreement or authorized and ratified by a majority of the disinterested members.

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As permitted under Oregon law, the Operating Agreement provides the Members acknowledge that the Manager and its affiliates are or may be in the future engaged in other businesses, including limited liability companies, corporations and partnerships doing business with the Company, and that the Members understand such participation may result in conflicts of interest with the business of the Company. The Members also acknowledge that they have entered into the Operating Agreement with full knowledge of such other business activities of the Manager and have consented to and approve such other activities. The Members understand and agree that each Manager and Member may engage in other enterprises and that neither the Manager nor the other Members shall be required to offer business opportunities to the Company and may take advantage of those opportunities for their own account or for the account of other entities with which the Members or Managers are associated.

As permitted by Oregon law, the Operating Agreement also established certain standards with respect to the Manager’s conduct including that whenever in the Operating Agreement the Manager is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “discretion” or under a grant of similar authority or latitude, the Manager shall consider the interests of the Company and the Members and such other interests and factors (including its own interests) as it deems necessary or appropriate under the circumstances, or (b) in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by the Operating Agreement or other applicable law.

Indemnification and Exculpation

To the fullest extent not prohibited by law, the Manager will not be liable to the Company or its Equity Program investors for any act or omission performed or omitted by the Manager in good faith pursuant to the authority granted to it by the Operating Agreement, including the management or conduct of the business and affairs of the Company, the offer and sale of securities, the management of affiliates insofar as such business relates to the Company (including activities that may involve a conflict of interest) or the winding up of the business of the Company. Neither the Manager nor its affiliates are personally liable for the return of capital contributions of any Member.

The Company must indemnify the Manager and each agent of the Manager for any loss or damage arising out of its activities on behalf of the Company or in furtherance of the Company’s interests, without relieving the Manager and its agents of liability for a breach of the Manager’s fiduciary duties. A successful indemnification of the Manager or any litigation that may arise in connection with its indemnification could deplete the assets of the Company, thereby reducing funds available to pay the Units. Furthermore, if funds are not available from third parties, and the Manager determines in its sole discretion that cash flows from operations are insufficient to satisfy payment of the indemnification obligations of the Company and pay Preferred Returns, or that providing funds would otherwise not be in the best interests of the Company (for example, the Operating Agreement does not require the Manager to cause the Company to liquidate any investments before such time as the Manager determines it advisable), the Manager may require the Members to make further capital contributions to satisfy all or any portion of the indemnification obligations of the Company, whether such obligations arise before or after the last day of the term of the Company or before or after such Member’s withdrawal from the Company. Notwithstanding the foregoing, (i) no Member shall be obligated to make additional capital contributions in an aggregate amount in excess of 10% of the aggregate payments of net cash flow from operations received by the Member from the Company within the last three years; (ii) no Member shall be obligated to make additional capital contributions after the third year following the redemption of all of their Units; and (iii) no amounts contributed by the Members shall be used in a manner that would result in a violation of any rules or regulations pertaining to “plan assets” under ERISA. See “Proposed Fourth Amended Operating Agreement” below for proposed changes to the obligation to make additional capital contributions with respect to indemnification.

To the extent that the indemnification provisions permit indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

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Financial Statements and Reports

Under the Operating Agreement, annual audited financials concerning the Company’s business affairs will be provided to Members. Each Member will receive a copy of the Company’s income statement, balance sheet, statement of cash flows, monthly distribution statements and a quarterly report, including unaudited financial statements, loan portfolio performance and an analysis of risk metrics related to the Company’s loan portfolio.

The Manager intends to maintain the Company’s books and records on the accrual basis for accounting purposes and for reporting income and losses for Federal income tax purposes.

Duration of the Company

The Company will continue until the occurrence of certain events specified in the Operating Agreement, including but not limited to a determination by the Manager to terminate the Company for any reason in the Manager’s sole and absolute discretion.

Upon termination of the Company, all of the Company’s assets will be liquidated and the proceeds shall be distributed: (i) first, to payment of expenses of liquidation; (ii) second, to payment of all creditors of the Company (including Members who are creditors of the Company) in the order of priority provided by law or otherwise; (iii) third, to the establishment of any reserve reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and (iv) fourth, to the Members or their legal representatives in accordance with the distribution waterfall associated with the Net Cash Flow From Sale or Refinance.

Amendments

The Manager may amend the Operating Agreement without any vote or other action by the other Members:

•	to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by applicable law;
•	to reflect issuance of Units pursuant to reinvestment and the admission of substitute, additional or successor Members and transfers of Interests pursuant to the Operating Agreement;
•

to qualify or continue the Company as a limited liability company (or a partnership in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business;

•	to change the name of the Company;
•	to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or
•	to correct any typographical errors contained herein.

The Manager also has the sole discretion to administer and interpret the redemption program, and the Manager may, in its sole discretion, amend, suspend, or terminate the terms of the redemption program at any time, provided Members are given at least 10 days’ notice.

All other amendments require written consent of the Manager and Members holding more than one-half of the issued and outstanding Units of all Members.

In addition, in the Operating Agreement, each Member acknowledges that the Company and its affiliates may, without the approval of any other Member, enter into one or more side letter or similar agreement to or with one or more Members, each of which has the effect of establishing rights under, or altering or supplementing the terms of, the Operating Agreement or of any subscription or exchange agreements between such Member and the Company (so long as the rights and obligations of the other Members set forth in the Operating Agreement are not adversely impacted by the applicable Side Letter). Except as required by law, the Manager and the Company shall not be required to deliver any of the Side Letters or the terms and agreements contained therein to any Member.

Confidentiality

Under the Operating Agreement, each Member agrees with respect to any information pertaining to the Company or investments or affiliates that is provided to such Member (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its affiliates, or any representative or other person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, subject to limited exceptions.

Ownership and Use of Name

The Operating Agreement requires Members to explicitly acknowledge that the name “Iron Bridge Mortgage Fund” and any other names and marks associated with the Company are the property of the Manager and the Company has only limited rights to use.

Disputes

By becoming a Member, you will be deemed to have notice of and have consented to the provisions of our Operating Agreement related to the waiver of a jury trial and choice of forum. These provisions may limit the rights you may otherwise have should a dispute arise, as described further under “Risk Factors- Under the terms of the Operating Agreement, any dispute in relation to the Operating Agreement may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), and to the fullest extent permitted by applicable law, also provides for investors to waive their right to a jury trial.”. Notwithstanding the foregoing, these provisions may not apply to actions arising under the Exchange Act, the Securities Act or any other United States federal securities law. No condition, stipulation or provision of the Operating Agreement or our interests serves as a waiver by any Member or beneficial owner of our interests or by us of compliance with the United States federal securities laws and the rules and regulations promulgated thereunder.

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Waiver of Jury Trial. To the extent permitted by applicable law, under the Operating Agreement, each Member irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with the Operating Agreement. Waiver of a trial by jury may disadvantage a Member to the extent a judge might be less likely than a jury to resolve an action in the Member’s favor. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Oregon, which governs the Operating Agreement, by a federal or state court in the State of Oregon, which has exclusive jurisdiction over matters arising under the Operating Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial.

Consent to Forum. Each Member also irrevocably consents and agrees that any legal action or proceeding with respect to the Operating Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon).This means that if a claim regarding a dispute related to the Operating Agreement, is brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), a Member may not be able to object that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Proposed Fourth Amended Operating Agreement

Effective July 23, 2026, the Manager received sufficient approval from the Members of the Company to adopt the proposed Fourth Amended and Restated Operating Agreement (the “Proposed Fourth Amended Operating Agreement”), the adoption of which will become effective as of the qualification date of the Offering Statement that accompanies this Offering Circular. The Proposed Fourth Amended Operating Agreement will primarily consist of the following changes to the Third Amended Operating Agreement, which are described in greater detail elsewhere in this Offering Statement:

•

The Class Limitation that requires the aggregate percentage of Class A Units and Class B Units to be retained at no less than 20% of the total assets of the Company has been restructured as only a requirement to maintain Class A Units representing no less than 5% of the total assets of the Company.

•

A mechanism has been added to provide for monthly rebalancing of the Classes of Units held by each Member based on an individualized “Target Class Allocation,” which will be set based on the allocation initially agreed in writing between the Manager and the Member, as described in greater detail under “Class Rebalancing Mechanism (Pending)” above. Because the rebalancing mechanism alleviates the need for flexibility in the allocation of distribution reinvestments, all Units that have distributions reinvested will be issued Units of the same Class associated with the distribution.

•	The Company’s right to make a capital call for contributions to cover certain indemnification obligations has been removed.

•	The terms of the First Amendment have been incorporated into the main Fourth Amended Operating Agreement.
•	The terms of the Manager’s Limited Waiver of Fees under the Operating Agreement have also been incorporated. These terms provide the Manager the ability to reduce its fee from time to time.

The Proposed Fourth Amended Operating Agreement is intended to become effective on the effective date of this Post-Qualification Amendment to the Offering Statement.

PLAN OF DISTRIBUTION

We are offering up to $52,000,000 in aggregate principal amount of our Units, consisting of $6,000,000 in Class A Units, $19,000,000 in Class B Units, $19,000,000 in Class C Units and $8,000,000 in Class D Units, on a “best efforts” basis. The initial minimum investment amount required for investment in any class of Units is $50,000, provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor. We are offering the Units directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of Units to accept and use the proceeds of this offering. Therefore, once you purchase a Unit, we may immediately use the proceeds of your investment. We cannot assure you that all or any portion of the Units we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account. The Units are not listed on any securities exchange, there will not be any public trading market for the Units at the time of this offering, and there are no plans to facilitate the development of a market for the Units in the future. We have the right to reject any investment, in whole or in part, for any reason. The intended methods of offer include, without limitation, website promotion, email, telephone, direct mail and personal contacts. Investors can purchase Units directly from the Company by completing the applicable purchase documentation, and delivering such documentation together with an amount equal to the principal amount of the Units subscribed for directly of the Company. Gerard Stascausky, on behalf of the Manager, will participate in selling the Units on behalf of the Company. The Units can be purchased by check, ACH, money order, or bank wire transfer. Wire transfer instructions will be provided upon request. See “Subscription Procedures” on Page 78 of this Offering Circular.

If an underwriter is selected to assist in this offering, the Company will be required to amend this Offering Circular to include the disclosures required regarding engaging an underwriter to assist in the offering. Although the Company is not using a selling agent or finder in connection with this offering, it will use a website as an online portal and information management tool in connection with the offering. The website is owned and operated by the Manager, and can be viewed at http://www.ironbridgelending.com.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, seven days per week on the website, subject to planned or unplanned interruptions of website access, as well as on the SEC’s website at www.sec.gov.

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In addition to this Offering Circular, subject to the limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to the Company and our business, this offering or public advertisements and audio-visual materials, in each case only as authorized by the Company. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, these materials will not give a complete understanding of this offering, the Company or the Units and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Units. All investors will be furnished with a current Offering Circular before or at the time of any written offers.

WHO MAY PURCHASE UNITS

The Company is conducting this offering as a “Tier 2” offering pursuant to Regulation A. As such, the Company is limited with respect to the amount of Units it can sell to investors that are not “accredited investors,” as defined under Rule 501 promulgated under the Securities Act. In particular, the aggregate purchase price to be paid by the investor can be no more than 10% of the greater of such investor’s:

•

annual income or net worth (with annual income and net worth for such natural person purchasers determined in accordance with Securities Act regulations, as described below), if the investor is an individual; or

•	revenue or net assets for such investor’s most recently completed fiscal year end, if such investor is not a natural person.

In order to meet this requirement, the Company will ask prospective investors to make representations with respect to their status as an “accredited investor,” and with respect to their annual income or revenue, net worth or net assets, or other characteristics that are determinative of eligibility. The Company currently is only accepting subscriptions from “accredited investors” as defined for purposes of Regulation D under the Securities Act, except where such requirement is waived by the Manager in its sole discretion. The Manager will decide on a case-by-case basis whether to waive the requirement that investors be accredited. In determining whether to waive the requirement that investors be accredited, the Company will consider its pre-existing relationship with the investor, as well as the investor’s sophistication and investment experience. As with any potential investor that indicates they are interested in an investing in the Company, any investor who indicates they wish to invest will then receive an introductory email with links to download reading material and another link to schedule a call with one of our team members. The Manager will respond to the investor in writing or by telephone within 30 days of the investor’s initial request if it has determined to permit the waiver or not.

An “accredited investor,” within the meaning of Rule 501 promulgated under the Securities Act, must be able to represent at least one of the following:

(i)

The investor is an INDIVIDUAL who has net worth, either individually or upon a joint basis with the investor’s spouse or spousal equivalent, of at least $1,000,000, or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with the investor’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year. In calculating an investor’s net worth, the investor (A) must exclude the value of the investor’s primary residence as an asset; (B) may exclude debt secured by the primary residence, up to the estimated fair market value of the residence; (C) must include the amount of any increase on the debt secured by the primary residence incurred within 60 days prior to the purchase of the Units (unless related to the acquisition of the primary residence); and (D) must include debt in excess of the fair market value of the residence;

(ii)

The investor is an IRREVOCABLE TRUST, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment;

(iii)

The investor is a BANK, SAVINGS AND LOAN ASSOCIATION, INSURANCE OR INVESTMENT COMPANY registered under the Investment Company Act, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

(iv)

The investor is a BROKER or DEALER registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), an INVESTMENT ADVISER registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; or an investment adviser exempt from registration with the SEC under the private fund adviser exemption or the venture capital fund exemption;

(v)

The investor is an EMPLOYEE BENEFIT PLAN and either (A) all investment decisions are made by a bank, saving and loan association, insurance company, or registered investment advisor, or (B) the investor has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors;

(vi)

The investor is a CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR BUSINESS TRUST, not formed for the purpose of acquiring the Class D Units, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000;

(vii)

Any other entity of a type not listed in paragraphs (ii)-(vi) or (x), not formed for the specific purpose of acquiring the Units, owning “investments” (as defined under the Investment Company Act of 1940) in excess of $5,000,000;

(viii)

A natural person who holds, in good standing, one of the following PROFESSIONAL LICENSES: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65); or

(ix)

A FAMILY OFFICE, as defined in the Investment Advisers Act of 1940, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment and any FAMILY CLIENT, as defined in the Investment Advisers Act of 1940, of a family office meeting the above requirements and whose prospective investment is directed by such family office; or

(x)	The investor is an ENTITY in which all of the equity owners, or a living trust or other revocable trust in which all of the grantors and trustees, qualify under one of the clauses above.

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Investment in the Units may also only be suitable for certain types of investors. For example, an investment in the Company is illiquid and subject to limitations on the right to demand payment from the Company. Therefore, investment in the Units is also only suitable for investors that can withstand the lack of liquidity of the Units. Tax-exempt entities such as Individual Retirement Accounts and Keogh plans should consider the ERISA risks before investing.

Pursuant to the Subscription Agreement executed by each investor, Members are obligated to immediately notify the Company in the event changes in the member’s financial condition causes the member to no longer meet the definition of “accredited investor” as set out in the subscription agreement or with respect to any non-accredited investors, when the Member’s aggregate investment value in the Company exceeds the greater of 10% of the member’s net worth or annual income.

Prospective investors are reminded that, notwithstanding his or her qualification as described above, the Company may accept or reject, in its sole and absolute discretion, all or a portion of such investor’s subscription for Units or subscription to increase the principal amount of Units. Circumstances in which the Company may reject a subscription may include an investor’s failure to meet the Company’s investor guidelines with respect to minimum investment or accreditation, the requirements associated with the Company’s REIT status, or any other concerns the Company may have that accepting the subscription would create significant legal risks to the Company, for example under the U.S. Patriot Act. If a subscription is not accepted, the subscriber will be notified in writing by the Company within 30 days of their initial subscription date and the purchase price, if already submitted to escrow, will be returned, without interest, within five business days via check, ACH or wire transfer, at the discretion of the Manager.

SUBSCRIPTION PROCEDURES

Investors who wish to purchase Units must complete and sign a Units Subscription Agreement, the Units Purchase Agreement, an investor suitability questionnaire, and such other documentation as is deemed appropriate by the Manager. The subscription documents must be delivered to the Manager together with a check or wire transfer in an amount equal to the principal amount subscribed pursuant to the Units Purchase Agreement. If the Units Purchase Agreement is accepted, the Company will issue a Units in the principal amount of such purchase. The Manager may reject any subscription for Units in its discretion, and must reject subscriptions in certain circumstances.

As a condition to the purchase of Units, prospective investors will be required to deposit payment therefor in a pooled subscription account that is held in the Company’s name with an unaffiliated FDIC insured bank or credit union, for the exclusive purpose of holding subscription deposits as provided in the Units Purchase Agreement. The subscription account shall be separate from the Company’s general accounts. The Company is not obligated to pay interest on funds held in the Subscription Account, and any interest earned with respect thereto may be retained by the Company in consideration of its costs. Effective with the sale of the Units or additional Units, the investor authorizes the Company to transfer from the subscription account to the Company’s general accounts the purchase price therefor. Any funds remaining in the subscription account after payment of the purchase price shall be returned by the Company to the prospective investor.

A prospective investor may withdraw his commitment to purchase Units or additional Units, as applicable, at any time until his, her or its offer to purchase the Units has been accepted by the Company. In the event of a timely withdrawal or the rejection by the Company of a subscription, the Company will promptly return the deposits of the purchase price therefor to the prospective investor.

Preferred Returns begins to accrue following the acceptance of a Member’s subscription by the Company and the closing of the purchase of a Units.

Investors will not be entitled to interest on funds pending acceptance of a subscription. If a subscription is not accepted, the purchase price will be returned, without interest, within five business days via check, ACH or wire transfer, at the discretion of the Manager. Investors will be required to provide the Manager with wire transfer instructions in the Units Purchase Agreement.

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ERISA CONSIDERATIONS

If you are a fiduciary of an Employee Benefit Plan (a “Plan Investor”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or section 4975 of the Code, you are urged to consult with your own counsel regarding the application of ERISA and the Code to your purchase. The following is intended to be a summary only and is not a substitute for careful planning with a professional.

In considering a purchase of the Units, fiduciaries of Plan Investors should consider their basic fiduciary duty under ERISA that requires them to discharge their investment duties prudently and solely in the interest of plan participants and beneficiaries. In making such a determination, a fiduciary of a Plan Investor should be sure that the investment is in accordance with the governing instruments and the overall policies of the plan, and that the investment will comply with the diversification and prudence requirements of ERISA. Plan Investor fiduciaries should consider the role that a purchase of the Units would play in the plan’s overall investment portfolio.

In addition, provisions of ERISA and the Code prohibit transactions involving the assets of an Employee Benefit Plan and persons who have specified relationships with the plan, unless an exemption is available for such transaction. A Plan Investor fiduciary should be sure that a purchase of Units will not constitute or give rise to a direct or indirect non-exempt prohibited transaction. In particular, Plan Investors must make an independent investment decision with respect to their purchase of Units issued by the Company and must not rely upon the Manager or its affiliates for investment advice regarding such participation.

ERISA and its accompanying regulations are complex and, to some extent may be interpreted by the courts or the administrative agencies inconsistently. This discussion only addresses certain features of ERISA as it applies to the Units, and does not purport to constitute a thorough analysis of ERISA with respect to your investment in the Company. Each investor subject to ERISA should consult with its own legal counsel concerning the implications under ERISA of the ownership of Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

NOTE OF CAUTION: THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN, ALTHOUGH NOT ALL, U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO AN INVESTMENT IN THE UNITS BY U.S. PERSONS (DEFINED BELOW). THESE CONSIDERATIONS MAY VARY WITH THE IDENTITY AND STATUS OF THE INVESTOR. THIS SUMMARY PROVIDES ONLY A GENERAL DISCUSSION AND DOES NOT REPRESENT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES ARISING FROM AN INVESTMENT IN THE COMPANY. IT IS BASED ON THE PROVISIONS OF THE CODE, THE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS OFFERING CIRCULAR. NO ASSURANCE CAN BE GIVEN THAT FUTURE LEGISLATION, TREASURY REGULATIONS, ADMINISTRATIVE PRONOUNCEMENTS OR COURT DECISIONS WILL NOT SIGNIFICANTLY CHANGE APPLICABLE LAW, PERHAPS RETROACTIVELY, AND MATERIALLY AFFECT THE FOLLOWING DISCUSSION.

The summary is based on the Code the Treasury regulations issued thereunder (the “Regulations”), and certain other guidance and authority in existence on the date hereof, all of which may be amended or revised (potentially with retroactive effect). The Company has not, and currently does not intend to, seek a ruling from the Internal Revenue Service (the “IRS”) or any other U.S. federal, state, or local agency with respect to any of the tax issues affecting the Company, nor has it obtained an opinion of counsel with respect to any U.S. federal tax issue, including the Company’s qualification as a REIT.

The following summary does not discuss or purport to discuss all of the tax consequences that may be relevant to a particular Member or to certain types of Members that are subject special treatment under U.S. federal income tax laws. In particular, the following discussion does not apply to members who are: broker-dealers; financial institutions; insurance companies; non-U.S. Members (as defined below); persons holding 10% or more (by value) of outstanding Units; persons holding Units as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; persons holding Units on behalf of other persons as nominees; persons holding Units through a partnership or other pass-through entity; persons subject to the alternative minimum tax provisions of the Code; REITs; regulated investment companies; subchapter S corporations; non-U.S. governments; trusts and estates; U.S. expatriates; or (except to the extent discussed below in “Taxation of Certain Tax-Exempt Members”) tax-exempt organizations or other persons owning Units through a tax-exempt or tax-deferred arrangement such as an account that qualifies as an individual retirement account under the Code.

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This summary assumes that Members will hold our Units as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OUR MEMBERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR UNITS TO ANY PARTICULAR MEMBER WILL DEPEND ON THE MEMBER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, INCOME AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR UNITS.

Tax Consequences of the Company’s Election to be Treated as a Corporation

When the Company elects to be treated as a REIT, simultaneously it will elect to be treated as a corporation for U.S. federal income tax purposes (the “Check-the-Box Election”) as of the beginning of its first REIT taxable year, which will be January 1, 2022. Prior to this election, the Company was taxed as a partnership.

Under IRS guidance, on the effective date of the Check-the-Box Election, the Company will be treated for U.S. federal income tax purposes as (1) contributing all of the Company’s assets and liabilities to a newly formed corporation in exchange for interests in the newly formed corporation pursuant to Section 351 of the Code (the “Contribution”), immediately followed by (2) a distribution of the interests in the newly formed corporation by the Company to its Members (the “Distribution”) in complete liquidation of the Company. Following these deemed transactions, Members in the Company will be treated as owning interests in a corporation rather than a partnership for U.S. federal income tax purposes. It is expected that neither the Contribution nor the Distribution should cause members to recognize gain or loss, except as specified below.

The Deemed Contribution

The Company intends that Section 351(a) of the Code apply to the Contribution and that, as a result, the deemed contribution by the Company of its assets and liabilities to a newly formed corporation generally will not be treated as a taxable transaction to the Company or the members.

Assuming that Section 351(a) does apply to the Contribution:

(1)	The Company should not recognize gain or loss unless, as discussed below, it is impacted by Section 357 of the Code;

(2)

The Company will take a carryover basis in the interests in the newly formed corporation deemed received by the Company in the Contribution equal to (x) the aggregate basis of the assets deemed contributed by the Company to the newly formed corporation, less (y) the amount of Company liabilities deemed assumed by the newly formed corporation; and

(3)

The Company’s holding period in the interests in the newly formed corporation deemed received in the Contribution will, to the extent the assets deemed contributed to the newly formed corporation are capital assets, include the holding period of such capital assets. Otherwise, the holding period for the interests will begin on the date the interests are deemed received by the Company. The Company expects that the assets deemed contributed will be capital assets. Notwithstanding the treatment of the Contribution described above, the Company will be required to recognize gain in the Contribution under Section 357 of the Code to the extent that the amount of liabilities deemed assumed by the newly formed corporation exceeds the Company’s basis in the assets transferred. If the Company is required to recognize gain under Section 357 of the Code, each Member will recognize its allocable share of such gain. Such gain may be ordinary income or capital gain depending on the nature of the assets deemed contributed by the Company to the newly formed corporation and the Company’s holding period in those assets. The Company does not expect the amount of its liabilities to exceed its basis in the assets deemed transferred in the Contribution, and so does not expect Section 357 of the Code to apply to the Contribution.

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The Deemed Distribution

Immediately following the Contribution, the Company will be deemed to distribute its interests in the newly formed corporation deemed received in the Contribution to its Members in complete liquidation of the Company. Each Member of the Company will be deemed to receive interests in the newly formed corporation (with rights and preferences identical to their existing Units) from the Company, and their existing Units in the Company will be treated as Units in the newly formed corporation.

As a result of the Distribution:

(1)	The Members should not recognize gain or loss on the Distribution;

(2)

Each Member will take a carryover basis in the interests deemed received from the Company in the Distribution equal to such Member’s aggregate basis in its existing Company Units, taking into account any adjustment as a result of the Contribution; and

(3)

Each Member’s holding period in the interests deemed received from the Company will be equal to the holding period of the interests in the hands of the Company. As discussed above, such holding period will include the holding period of the capital assets deemed contributed by the Company to the newly formed corporation.

Notwithstanding the treatment of the Distribution described above, a Member will be required to recognize gain in the Contribution and Distribution under Sections 741 and 752 of the Code to the extent such Member’s share of liabilities of the Company immediately prior to the deemed Contribution exceeds the Member’s adjusted tax basis in such member’s Units. Such gain may be ordinary income or capital gain depending on the nature of the assets deemed contributed by the Company to the newly formed corporation and the Member’s holding period in its Units. Although the Company is not aware of a Member having a share of Company liabilities that exceeds such Member’s adjusted tax basis in its Units, the Company may not have the information specific to each Member necessary to determine such Member’s adjusted tax basis in its Units. Members should consult their tax advisors regarding the consequences to them of the deemed Contribution and Distribution.

Following the deemed Distribution, each Member’s Units in the Company will be treated as interests in a corporation rather than a partnership.

Taxation of the Company as a REIT

As referenced above, the Company has elected to be treated for U.S. federal income tax purposes as a REIT commencing with its taxable year ending December 31, 2022. A REIT generally is not subject to U.S. federal income tax on the net income that it distributes to Members if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code.

Qualification and taxation as a REIT depends upon the Company’s ability to satisfy various qualification tests imposed under the Code through actual annual and quarterly operating results, distribution levels, and diversity of Unit ownership. Although the Company, if the REIT election is made, intends to operate in a manner that would satisfy such requirements, no assurance can be given that the actual results of operations for any particular taxable year will satisfy such requirements. The provisions of the Code, Regulations and other U.S. federal income tax laws relating to qualification and operation as a REIT are highly technical and complex.

General REIT Principles

In general, in each year in which the Company qualifies as a REIT, it will not be subject to U.S. federal income tax as long as it distributes all its REIT taxable income. However, even if the Company qualifies as a REIT, it will still be subject to U.S. federal income tax as follows:

(1)	U.S. federal income tax will be imposed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

(2)	Under certain circumstances, the Company may be impacted by the corporate alternative minimum tax.

(3)

U.S. federal income tax will be imposed at the highest corporate rate on (a) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business, and (b) other nonqualifying income from foreclosure property.

(4)

A 100% penalty tax will apply to net income from “prohibited transactions.” Prohibited transactions generally are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain property held for at least two years, foreclosure property, and property involuntarily converted.

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(5)

A penalty tax will apply to the Company if it fails to satisfy the gross income or the asset tests (described in further detail below), but nonetheless maintains its qualification as a REIT because certain other requirements have been satisfied. Similarly, a penalty tax will apply to the Company if it maintains its REIT status despite its failure to satisfy one or more REIT qualification requirements other than the gross income tests and asset tests.

(6)

If the Company fails to distribute during each calendar year at least the sum of (x) 85% of its ordinary income for such year, (y) 95% of its net capital gain income for such year, and (z) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such amounts over the amount distributed.

(7)

If the Company were determined to have been taxable as a C corporation prior to becoming a REIT, then during the five-year period beginning on the first day of the first taxable year for which its REIT election is effective (the “Recognition Period”), any gain recognized by the Company on the disposition of any property held by the Company or any partnership in which an interest was held as of the beginning of such Recognition Period will be subject to tax at the highest corporate rate to the extent of the excess of (x) the fair market value of such property as of the beginning of such Recognition Period, over (y) the adjusted tax basis of the Company or the partnerships in such property as of the beginning of such Recognition Period (the “Built-in Gain”).

(8)

If the Company acquires any asset from a C corporation in a transaction in which the adjusted tax basis of the asset in the hands of the Company is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company, then the Built-in Gain will be subject to tax at the highest regular corporate tax rate.

(9)	A 100% tax will apply to any “redetermined rents,” “redetermined deductions,” “excess interest,” and “redetermined TRS service income” (in each case, as defined under the Code).

If the Company fails to qualify as a REIT in any year, it would be subject to U.S. federal income tax in the same manner as a C corporation. Further, unless entitled to relief under specific statutory provisions, the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company loses its qualification as a REIT. It is not possible to predict whether the Company would be entitled to such statutory relief.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association: (1) managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as determined under the Code, at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code requires conditions (1) through (4) to be met during the entire taxable year, condition (5) to be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months (other than for the REIT’s first taxable year), and that condition (6) to be met during the last half of each taxable year (other than the REIT’s first taxable year).

In order to ensure compliance with the ownership tests described above, the Operating Agreement restricts the transfer of Units in certain situations. In addition, Members may be required as a condition to obtaining Units to agree to additional transfer restrictions in a subscription agreement. Moreover, to evidence compliance with the share ownership requirements, the Company will maintain records which disclose actual ownership of outstanding Units. To comply with these requirements, it is possible that the Company would request and disclose certain information about a member and its beneficial owners.

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REIT Ownership of Partnerships and Qualified REIT Subsidiaries

Regulations provide that a REIT that is a partner in a partnership is deemed to own its proportionate share, generally based on its pro rata share of capital interests in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share of capital. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, a REIT’s proportionate share of the assets and items of income of any partnership will be treated as such REIT’s assets and items of income for purposes of applying the requirements described below.

Similarly, all “qualified REIT subsidiaries” owned by a REIT are disregarded for U.S. federal income tax purposes, and the assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the parent REIT. A qualified REIT subsidiary therefore is not subject to federal corporate income taxation, although it may be subject to state or local taxation. A qualified REIT subsidiary is a wholly owned corporate subsidiary of a REIT that is not taxable as a TRS.

Taxable REIT Subsidiaries

A REIT and a corporation in which such REIT owns stock may make a joint election for such subsidiary to be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to REIT tenants, without causing its parent REIT to receive impermissible tenant service income under the REIT gross income tests. However, a TRS is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied.

The securities of a TRS are not subject to the 5% asset test and the 10% vote and value tests discussed below. Instead, as noted below, a separate asset test applies to TRSs. The Company currently does not hold interests in any TRSs.

Asset Tests

At the close of each quarter of a REIT’s taxable year, such REIT generally must satisfy several tests relating to the nature of its assets. First, at least 75% of the value of such REIT’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, certain debt obligations of other REITs, certain ancillary personal property, cash, cash items, government securities, and certain temporary investments. Second, although the remaining 25% of such REIT assets generally may be invested without restriction, the value of any one issuer’s securities owned by the REIT in this class (other than securities of a TRS), generally may not exceed either (1) 5% of the value of such REIT’s total assets as to any one nongovernment issuer, (2) 10% of the outstanding voting securities of any one issuer, or (3) 10% of the value of the outstanding securities of any one issuer. Third, for taxable years beginning after December 31, 2025, not more than 25% of the total value of such REIT’s assets can be represented by securities of one or more TRSs (described below). Fourth, not more than 25% of the total value of such REIT’s total assets can be represented by certain debt obligations of other REITs. Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. Debt of an issuer will not count as a security for purposes of the 10% value test, however, if the security qualifies for any of a number of exceptions applicable, for example, to “straight debt,” as specially defined for this purpose, to certain debt issued by partnerships and to certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon a REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, its interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.

The Company’s failure to satisfy one or more of the asset tests would not necessarily result in a loss of REIT status if (1) the Company came into compliance within a specified period after identifying the failure, (2) in the case of certain asset test failures, the failure was due to reasonable cause and not to willful neglect and (3) the Company pays a penalty excise tax.

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Gross Income Tests

For each taxable year, a REIT must satisfy two separate tests that measure the REIT’s sources of income.

75% Test. At least 75% of a REIT’s gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property; (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than dealer property; (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by such REIT.

Certain limitations apply to the ability of interest and rental income to be treated as “qualifying income” in satisfying the 75% test (or the 95% test described below). Rents received by the REIT directly, through partnerships in which it has a direct or indirect ownership interest, or through its wholly-owned subsidiary corporations treated as “qualified REIT subsidiaries” will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions, including the following, are met. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. However, the REIT (or its affiliates) is permitted to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, rents will not qualify as “rents from real property” if they are based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant’s gross receipts or sales). Finally, rents (other than rents received from TRSs if certain requirements are met) derived from tenants that are at least 10% owned, directly or constructively, by the REIT do not qualify as “rents from real property” for purposes of the gross income requirements. A REIT may have limited or no ability to prevent the receipt of some amounts of non-qualifying income in light of the nature of the portfolio investments expected to be made by such REIT.

95% Test. In addition to deriving 75% of a REIT’s gross income from the sources listed above, at least 95% of such REIT’s gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. For purposes of determining whether such REIT complies with the 75% and 95% tests, gross income does not include income from “prohibited transactions” (generally, sales of dealer property). Income from certain hedging transactions also may be disregarded in certain situations.

Even if the Company failed to satisfy one or both of the gross income tests for any taxable year, it may still qualify as a REIT for such year if entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company’s failure to comply is due to reasonable cause and not to willful neglect, and the Company timely complies with requirements for reporting each item of its income to the IRS. However, it is impossible to predict whether the Company will be entitled to the benefit of these relief provisions in the future. Even if these relief provisions applied, the Company would still be subject to a special tax in connection with the failure.

Annual Distribution Requirements.

To qualify as a REIT, the Company must distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 90% of its REIT taxable income (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income over 5% of REIT taxable income. Such distributions must be paid in the taxable year to which they relate or, in limited circumstances, in the following taxable year. To the extent that the Company does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (1) 85% of the its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, it is subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains it elected to retain and pay tax on.

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If the Company does not have sufficient cash or other liquid assets to meet its annual REIT distribution requirement, it may arrange for borrowings (on terms that may not be favorable to the Company) in order to maintain its REIT status, or may issue a qualifying distribution of Units and cash. Alternatively, the Company may determine to make Deemed Distributions to the members. Under the Operating Agreement, a Deemed Distribution could take the form of a distribution of cash to a member coupled with an automatic recontribution of such cash to the Company, similar to a “distribution reinvestment program” or “DRIP.” A Deemed Distribution also could take the form of a “consent dividend” to the extent of any shortfall in available cash. A consent dividend is an amount that the owners of a REIT have agreed to treat as having been distributed by the REIT and then contributed by the distributees to the capital of the REIT. Each Member has executed a Power of Attorney to allow the Company to provide the IRS with the members’ consent to a consent dividend. In either event, a Deemed Distribution would result in the Company’s members being treated as receiving additional taxable income but not receiving a concurrent corresponding cash distribution. Such members’ tax basis in their Units would be increased by the amount of such Deemed Distribution, and the amount of taxable gain realized upon a sale of Units or the termination of the Company would therefore be reduced.

Under certain circumstances, the Company may rectify a failure to meet the REIT distribution requirement for a year by paying “deficiency dividends” to its members in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may avoid being taxed on amounts distributed as deficiency dividends. The Company would, however, be required to pay interest based on the amount of any deduction taken for such deficiency dividends.

Prohibited Transactions

A REIT is subject to a 100% tax on its net income from prohibited transactions. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by the REIT or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. In general, a prohibited transaction does not include the sale or other disposition of property held by the REIT for at least 2 years, provided that the REIT satisfies other requirements with respect to such property. Nonetheless, no assurance can be given that any property that the Company sells will not be treated as property held for sale to customers, or that the Company can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Taxation of U.S. Members in the Company

As used herein, the term “U.S. member” means a beneficial owner of Units that is, for U.S. federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the U.S.;
•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

in general, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

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If a Member is not a “U.S. Member,” such Member is a “non-U.S. Member.” If an entity taxable as a partnership holds Units, the tax treatment of an owner in such entity generally will depend upon the status of the owner and the activities of the entity. Each entity taxable as a partnership holding Units, as well as each owner therein, should consult independent tax advisors regarding the potential tax consequences of the ownership and disposition of Units.

Taxation of Distributions

The tax treatment of distributions from the Company to a U.S. Member will depend on whether such distribution is attributable to current or accumulated earnings and profits of the Company, to capital gains of the Company, or to qualified dividend income. To the extent that a distribution is attributable to earnings and profits but not capital gains, it will constitute an ordinary dividend and be taxable to the U.S. Member at ordinary income rates, unless attributable to a dividend received by the Company from a corporation (such as its TRS), in which case such distribution may be taxable as qualified dividend income. To the extent that such a distribution is attributable to capital gain of the Company, it will be taxable to the U.S. Member at capital gains rates. A distribution that is not attributable to earnings and profits or capital gains, and which does not exceed the U.S. Member’s basis in its Unit, generally will not be subject to tax but will reduce such basis. To the extent that such a distribution exceeds such basis, it will be taxable to the U.S. Member at capital gain rates.

Taxation of Sale

A U.S. member’s proceeds from the sale of Units generally will be taxable to such Member as capital gain. Whether such gain is short-term or long-term will depend on the holding period of the applicable Member. In general, and except as further discussed below in “Taxation of Exchange,” a member’s holding period in respect of a Unit will begin on the date immediately after such Member acquires that Unit.

U.S. Federal Income Tax Rates; Capital Gains and Losses.

As of the date hereof, the maximum corporate U.S. federal income tax rate applicable to ordinary income is 21% and to net capital gain is 20%. For individuals, the maximum U.S. federal income tax rates is 37% for ordinary income and net short-term capital gain, and 20% for net long-term capital gain and “qualified dividend income.” In addition, certain U.S. members are subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Members, the additional Medicare tax applies to the lesser of (x) “net investment income” (i.e., gross investment income reduced by the deductions that are allocable to such income), or (y) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly). Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. The amount of tax payable by any Member will be affected by a combination of tax laws covering, for example, deductions, credits, deferrals, exemptions, sources of income and other matters.

Taxation of Certain Tax-Exempt Holders

If a Unit is treated as “debt-financed property,” then proceeds that certain tax-exempt Members (such as certain Individual Retirement Accounts) receive from the Company may be treated as “unrelated debt-financed income” that is subject to the unrelated business income tax. A Unit generally should not be treated as debt-financed property if (1) neither it nor any entity through which such Unit is acquired is (or has been) subject to any “acquisition indebtedness,” as determined for purposes of Section 514 of the Code, and (2) such Unit is not otherwise used in an unrelated trade or business of a tax-exempt member. However, a portion of the dividend income generated by an investment in the Company and received by certain domestic private pension trusts may be treated as unrelated business taxable income to such trusts if the Company is treated as a “pension-held REIT.” The Company does not expect (and intends not) to become a “pension-held REIT.” Pension plans are nevertheless urged to consult their tax advisors regarding the possible application of the pension-held REIT rules.

82

Information Withholding and Backup Reporting

In general, information-reporting requirements will apply to distributions on, and sales of, Units. Further, the payor will be required to withhold backup withholding tax on such payments at the rate of 24% if:

•	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;
•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;
•	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or
•	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some Members, including corporations, may be exempt from backup withholding. Any amounts that are withheld under the backup withholding rules may be refunded or credited against the U.S. Member’s U.S. federal income tax liability if certain required information is timely furnished to the IRS.

Possible Legislative or Other Actions Affecting Tax Considerations

The U.S. federal income tax may be modified by legislative, judicial or administrative action at any time, and any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

State, Local, and Non-U.S. Taxes

This summary makes no attempt to discuss the potential state, local, or non-U.S. taxes that may be borne by the Company or by a Member in respect of a Unit, including any such taxes imposed in states where the Company (or its subsidiaries) may own properties or carry on activities. However, Members should nevertheless consider the state, local, and non-U.S. tax consequences of an investment in the Company. State, local, and non-U.S. laws often differ from U.S. federal income tax laws with respect to the treatment, calculation and timing of recognition of specific tax items. The Company owns property in a number of states. Members may be required to file state income tax returns and pay tax in those states. The Company urges prospective Members to consult their own tax advisor on all matters relating to state, local, and non-U.S. taxation.

Prospective investors should consult with their own personal tax advisors with respect to the impact of applicable state and local taxes on a proposed investment in the Company.

THE FOREGOING SUMMARY OF CERTAIN UNITED STATES U.S. FEDERAL INCOME TAX ASPECTS IS NOT INTENDED TO BE A COMPLETE SUMMARY OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. EACH PROSPECTIVE MEMBER SHOULD CONSULT WITH ITS OWN INDEPENDENT TAX ADVISORS REGARDING A POTENTIAL INVESTMENT IN THE COMPANY.

LEGAL MATTERS

Certain legal matters relating to the Class A, Class B, Class C and Class D Units being offered hereby are being passed upon for the Company by Buchalter LLC (formerly Buchalter, a Professional Corporation), Portland, Oregon.

FINANCIAL STATEMENTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024, have been audited by Perkins & Co, the Company’s independent auditors, as stated in their report appearing herein. As discussed in the current report on Form 1-U filed with the SEC on July 7, 2026, effective July 1, 2026, Perkins & Company P.C. (“Perkins”) resigned as the independent accountant of the Company.

83

ADDITIONAL INFORMATION

The Company has filed with the SEC an Offering Statement under Regulation A of the Act, with respect to securities offered hereby. This Offering Circular does not contain all of the information set forth in the Offering Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Offering Statement and the exhibits filed therewith, which may be obtained from the SEC’s website that contains information regarding issuers that file electronically with the SEC (http://www.sec.gov). We also file annual reports, quarterly reports, current reports, proxy statements, and other information with the SEC.

All inquiries regarding the Offering Circular should be directed to the Managing Director:

Iron Bridge Management Group, LLC

Attn: Gerard Stascausky, CFA

9755 SW Barnes Road, Suite 420

Portland, OR 97225

Ph. 503-225-0300

invest@ironbridgelending.com

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the offer made by this Offering Circular; and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Offering Circular does not constitute an offer of any securities, other than those to which it relates, or an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such an offer would be unlawful.

84

IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

With Independent Auditor’s Report

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Main Office 1211 SW 5th Ave, Suite 1000 Portland, OR 97204 503 221 0336	Washington Office 805 Broadway, Suite 405 Vancouver, WA 98660 360 397 0097

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Iron Bridge Mortgage Fund, LLC

Opinion

We have audited the consolidated financial statements of Iron Bridge Mortgage Fund, LLC and Subsidiaries (“the Fund”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Fund as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

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In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Portland, OR

March 19, 2026

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 IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	2025	2024
ASSETS

Cash and cash equivalents	$273,571	$10,000
Mortgage interest receivable	1,154,259	1,049,181
Mortgage loans receivable, net	129,019,781	123,449,068
Mortgage loan receivable held for sale, net	980,100	-
Real estate held for sale, net	1,745,103	2,514,438
Loan servicing fee receivable	4,821	-
Other assets	83,242	22,609

Total assets	$133,260,877	$127,045,296

LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable and other accrued liabilities	$110,369	$158,397
Manager servicing fees payable	236,224	324,922
Interest payable	324,288	165,889
Income taxes payable	24,718	-
Line of credit, net	60,754,755	58,935,982
Interest reserve holdbacks	629,811	1,150,084
Interest reserve holdbacks, on sold loans	28,759	-
Due to whole-loan buyer	199,491	-

Total liabilities	62,308,415	60,735,274

Members' equity	70,952,462	66,310,022

Total liabilities and members' equity	$133,260,877	$127,045,296

The accompanying notes are an integral part of these consolidated financial statements.

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 IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

REVENUES
Mortgage interest income	$16,152,647	$14,871,066
Loan servicing fee income, on sold loans	28,096	-
Other income	180,538	94,968
	16,361,281	14,966,034

OPERATING EXPENSES
Interest expense	4,448,230	4,329,181
Manager servicing fees	3,407,661	3,880,375
Provision for losses on loans and real estate held for sale	425,008	184,267
Professional fees	475,178	675,849
Real estate holding costs	14,548	22,945
Other administrative expenses	440,359	232,087
Total operating expenses	9,210,984	9,324,704

INCOME BEFORE INCOME TAX EXPENSE	7,150,297	5,641,330

INCOME TAX EXPENSE	24,718	-

NET INCOME	$7,125,579	$5,641,330

The accompanying notes are an integral part of these consolidated financial statements.

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 IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Class A	Class B	Class C	Class D	Undistributed Earnings	Total

BALANCE, JANUARY 1, 2024	$8,030,353	$20,302,928	$28,743,255	$19,548,516	$-	$76,625,052

Members' contributions	1,413,857	5,287,692	3,788,120	2,238,833	-	12,728,502

Members' withdrawals	(1,330,730)	(10,041,576)	(9,032,688)	(8,279,868)	-	(28,684,862)

Transfers between member classes	(3,988,359)	2,932,580	1,903,938	(848,159)	-	-

Net income	1,129,730	1,972,845	1,706,854	831,901	-	5,641,330

BALANCE, DECEMBER 31, 2024	5,254,851	20,454,469	27,109,479	13,491,223	-	66,310,022

Members' contributions	2,847,970	10,673,671	5,863,342	2,860,725	-	22,245,708

Members' withdrawals	(2,580,959)	(9,306,709)	(7,566,801)	(5,274,378)	-	(24,728,847)

Transfers between member classes	(478,929)	(1,035,168)	2,041,803	(527,706)	-	-

Net income	2,536,890	2,147,293	1,800,053	626,228	15,115	7,125,579

BALANCE, DECEMBER 31, 2025	$7,579,823	$22,933,556	$29,247,876	$11,176,092	$15,115	$70,952,462

The accompanying notes are an integral part of these consolidated financial statements.

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 IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,125,579	$5,641,330
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on loans and real estate held for sale	425,008	184,267
Amortization of deferred loan origination fees	(2,510,657)	(2,255,541)
Amortization of line of credit origination fees	150,792	166,609
Change in operating assets and liabilities:
Origination of mortgage loans held for sale	(10,503,242)	-
Proceeds from sale of mortgage loans held for sale	9,637,300	-
Mortgage interest receivable	(105,078)	(169,631)
Loan servicing fees receivable	(4,821)	-
Other assets	(60,633)	143,052
Accounts payable and other accrued liabilities	(48,028)	93,467
Manager servicing fees payable	(88,698)	(7,208)
Interest payable	158,399	(132,065)
Income taxes payable	24,718	-
Interest reserve holdbacks, on sold loans	28,759	-
Due to whole-loan buyer	199,491	-
Net cash provided by operating activities	4,428,889	3,664,280

CASH FLOWS FROM INVESTING ACTIVITIES
Loans funded	(205,347,238)	(194,954,366)
Principal collected on loans	201,624,578	199,506,189
Improvement costs on real estate held for sale	(66,265)	(93,657)
Proceeds from sales of real estate held for sale	438,765	732,897
Net cash (used in) provided by investing activities	(3,350,160)	5,191,063

CASH FLOWS FROM FINANCING ACTIVITIES
Additional loan fees incurred	(150,000)	(158,490)
Net borrowings on line of credit	1,817,981	6,958,547
Members' contributions	15,135,244	7,087,172
Members' withdrawals	(17,618,383)	(23,043,532)
Net cash used in financing activities	(815,158)	(9,156,303)

Net increase (decrease) in cash and cash equivalents	263,571	(300,960)
Cash and cash equivalents, at beginning of year	10,000	310,960
Cash and cash equivalents, at end of year	$273,571	$10,000

The accompanying notes are an integral part of these consolidated financial statements.

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 IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$4,139,039	$4,294,638

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Mortgage loan receivable converted to real estate held for sale	$-	$1,071,040
Mortgage interest receivable converted to real estate held for sale	$-	$82,140
Capitalized loan origination fees	$2,385,727	$2,169,604
Interest reserve holdbacks	$520,273	$112,139
Distributed earnings reinvested as members' equity	$7,110,464	$5,641,330

The accompanying notes are an integral part of these consolidated financial statements.

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IRON BRIDGE MORTGAGE FUND, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

1. ORGANIZATION

Iron Bridge Mortgage Fund, LLC (“IBMF”) is an Oregon limited liability company and is the sole member of Iron Bridge Mortgage Fund 2 LLC (“IBMF 2”) and Iron Bridge Realty LLC (“IBR”) (together, the “Fund”).

IBMF was organized to engage in business as a mortgage lender for the purpose of making and arranging various types of loans to the general public and businesses, acquiring existing loans and selling loans, all of which are or will be wholly secured by real or personal property throughout the United States. IBMF is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company (the “Manager”). IBMF receives certain operating and administrative services from the Manager, some of which are not reimbursed to the Manager. IBMF’s financial position and results of operations would likely be different absent this relationship with the Manager.

IBMF 2 is a wholly owned subsidiary of IBMF and was organized in September 2024 to facilitate the sale and servicing of mortgage loans. IBMF 2 originates mortgage loans to both the general public and businesses. These loans are or will be wholly secured by real or personal property throughout the United States. Following origination, the loans are sold to a whole‑loan buyer pursuant to the established Master Loan Purchase Agreement (“MLPA”). Upon the sale of the loans, IBMF 2’s role transitions from loan origination to the servicing of the underlying mortgage assets. Servicing activities include the collection and remittance of principal and interest payments, escrow administration, borrower communications, and other duties required under the Servicing Agreement. There is no gain or loss recorded on sale of loans by IBMF 2. IBMF 2 began operations in 2025.

IBR is a wholly owned subsidiary of IBMF and was formed to hold specific real estate owned (“REO”) assets in order to provide enhanced liability protection for the consolidated group. IBR did not engage in any activities during 2024 or 2025.

Term of the Fund

The Fund will continue in perpetuity, at the sole discretion of the Manager, unless dissolved under provisions of the operating agreement at an earlier date.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements are presented on the accrual basis and include the accounts of IBMF and its wholly owned subsidiaries, IBMF 2 and IBR. All intercompany transactions and balances have been eliminated in consolidation.

IBMF2 is accounted for in accordance with ASC 948, Financial Services- Mortgage Banking.

Management estimates and related risks

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Such estimates relate principally to the determination of the allowance for loan losses and fair value of real estate owned. Although these estimates reflect management's best estimates, it is at least reasonably possible that a material change to these estimates could occur.

The fair value of real estate, in general, is impacted by current real estate and financial market conditions. Should these markets experience significant declines, the resulting collateral values of the Fund’s loans will likely be negatively impacted. The impact to such values could be significant and as a result, the Fund’s actual loan losses and proceeds from the sales of real estate held could differ significantly from management's current estimates.

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Cash and cash equivalents

The Fund considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Fund believes that it mitigates this risk by maintaining deposits with major financial institutions.

Mortgage loans receivable

Mortgage loans, which the Fund has the intent and ability to hold to maturity, generally are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the investment shall be reduced to the present value of estimated future cash flows discounted at the loan’s effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral.

Interest is accrued daily based on the principal of the loans. If events and or changes in circumstances cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired, and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

Mortgage loan receivable, held for sale

Mortgage loans which the Fund intends to sell, rather than hold for investment, are classified as held for sale upon origination. Mortgage loans held for sale are stated at the lower of their cost basis or fair value, as determined at the balance sheet date. Amortized cost basis includes the unpaid principal balance adjusted for net deferred origination fees and costs. If the fair value of a loan is less than its amortized cost basis, the Fund records a valuation allowance with the change recognized in current period earnings. Subsequent increases in fair value are recognized only to the extent of previously recorded valuation allowances.

Allowance for loan losses

Mortgage loans receivable are stated at their estimated collectible amounts and comprise amounts billed and currently due from borrowers. Mortgage loan receivable, held for sale, is stated at the lower of cost basis or fair value. The Fund extends credit to borrowers in the normal course of business. Collections from borrowers are continuously monitored and an allowance for loan losses is maintained based on historical experience adjusted for current conditions and reasonable forecasts, taking into account geographical and industry-specific economic factors. The Fund also considers any specific customer collection issues. Since the Fund’s loans within IBMF and IBMF 2 are substantially similar in that they are collateralized by real estate and subject to the same funding requirements, the Fund evaluates its allowance for credit losses as one portfolio segment. At origination, the Fund evaluates credit risk based on a variety of credit quality factors including prior payment experience, customer financial information, credit ratings, probabilities of default, industry trends and other internal metrics. On a continuing basis, data for each major customer is regularly reviewed based on past-due status to evaluate the adequacy of the allowance for credit losses; actual write-offs are charged against the allowance. Because all loans are considered short-term in nature (12 months or less), collateral values are generally evaluated only at inception of the loan. Loans are considered non-performing or non-accruing after being non-current for 30 days. Non-performing and non-accruing loans totaled approximately $1,231,000 and $974,000 at December 31, 2025 and 2024, respectively, and were collateralized by residential real estate.

When accrued interest is reversed or charged off in a timely manner FASB ASC 326, Financial Instruments – Credit Losses, provides a practical expedient to exclude accrued interest from the allowance for credit loss measurement. Management considers nonaccrual and charge-off policies to be timely for all loans and considers the length of time before nonaccrual/charge-off and the use of appropriate other triggering events for nonaccrual and charge-offs in making this determination.

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Impairment of long-lived assets

The Fund continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Fund assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total future cash flows is less than the carrying amount of those assets, the Fund records an impairment charge based on the excess of the carrying amount over the fair value, less selling costs, of the asset.

Real estate held for sale

Real estate acquired through or in lieu of loan foreclosure that is to be held for any purpose other than use in operations is initially recorded at fair value, less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, real estate held for sale is carried at the lower of the new cost basis or fair value less estimated costs to sell. If the future undiscounted cash flows of real estate held for sale exceed the carrying value, the asset value is recaptured to the estimated fair value, not to exceed the original basis in the property after reversion. Costs of real estate improvements are capitalized, whereas costs relating to holding real estate are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded through a valuation allowance. At December 31, 2025 and 2024, the provision for losses on real estate held for sale totaled $423,664 and $150,000, respectively, and is included in real estate held for sale, net in the accompanying consolidated balance sheets.

Deferred loan origination fees

IBMF capitalizes loan origination fees and recognizes the fees as an adjustment to the yield on the related loan. Deferred loan origination fees are amortized to income over the life of the loan under the effective interest method. Deferred loan origination fees of $668,570 at December 31, 2025 and $679,342 at December 31, 2024 have been included in mortgage loans receivable, net, on the accompanying consolidated balance sheets. Deferred loan origination fees of $2,396,499 and $2,255,541 were recorded to interest income during the years ended December 31, 2025 and 2024, respectively.

IBMF 2 capitalizes loan origination fees and recognizes the fees upon sale of the loan. Deferred loan origination fees of $9,900 have been included in mortgage loan receivable – held for sale, net at December 31, 2025, on the accompanying consolidated balance sheets. Deferred loan origination fees of $114,158 were recorded to interest income during the year ended December 31, 2025.

Interest Reserve Holdbacks

Upon issuance, some IBMF loans have interest reserve holdbacks which are used to fund the borrower’s interest payments over the term of the loan. Interest reserve holdbacks reduce the total amount of funds available for the borrower to draw and are recognized as interest income each month on a straight-line basis. Interest reserve holdbacks of $629,811 and $1,150,084 at December 31, 2025 and 2024, respectively, are included in interest reserve holdbacks, on the accompanying consolidated balance sheets.

IBMF 2 maintains balances for interest reserve holdbacks related to its loan servicing activities. Interest reserve holdbacks represent amounts withheld from loan funding at origination to cover future interest payments on behalf of the borrower. In accordance with the Servicing Agreement, amounts are deducted from the interest reserve holdbacks and applied to the related loan’s required interest payments as they become due. Such amounts are payable to the whole-loan buyer. Interest reserve holdbacks related to IBMF 2 totaled $28,759 at December 31, 2025 and are included in interest reserve holdbacks, on sold loans at December 31, 2025 on the accompanying consolidated balance sheets.

Sales of mortgage loans and servicing activities

IBMF 2 sells the mortgage loans it originates to a third‑party whole‑loan buyer pursuant to the MLPA. The transfer of mortgage loans meets the criteria for sale accounting under ASC 860, Transfers and Servicing, and are therefore accounted for as true sales. Upon transfer, the Fund derecognizes the mortgage loans from its consolidated balance sheet. Mortgage loans are generally sold at face value and therefore no gain or loss has been recognized in the consolidated financial statements.

Following the sale of the loans, IBMF 2 provides servicing activities in exchange for a fee under the Servicing Agreement with the purchaser. The terms of the agreement do not meet the criteria for recognition of either a servicing asset or a servicing liability under ASC 860. Accordingly, no servicing rights or obligations are recorded. Servicing fee revenue is recognized as earned over the period in which servicing activities are performed. IBMF 2 recorded servicing fee income of $28,096 for the year ended December 31, 2025.

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Line of credit origination fees

The Fund has capitalized the related costs incurred in connection with its borrowings under the line of credit. These costs are being amortized to interest expense using the straight-line method through maturity of the line of credit. The prepaid loan fees related to the line of credit are presented in the consolidated balance sheet as a direct deduction from the carrying amount of the line of credit.

Due to whole-loan buyer

Amounts due to whole‑loan buyer represent borrower payoff proceeds received by IBMF 2, in its capacity as the servicer, that have not yet been remitted to the whole‑loan buyer under the terms of the Servicing Agreement. These amounts are short‑term in nature and are remitted to the whole‑loan buyer in accordance with the Servicing Agreement.

Income taxes

During 2022, IBMF elected to be treated as a corporation taxed as real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2022. Accordingly, IBMF is not required to pay U.S. federal income taxes on its income as it receives a dividend paid deduction for distributions to members that generally offsets its income and gains. IBMF is required to be in compliance with certain REIT rules as defined by the Internal Revenue Service Code. As of December 31, 2025 and 2024, IBMF was in compliance with the REIT rules.

IBMF 2 is a taxable REIT subsidiary (“TRS”) and is therefore subject to federal and applicable state corporate income taxes on its taxable income. As a TRS, IBMF 2 is not subject to the distribution requirements or income‑based limitations applicable to the Fund’s REIT operations, and it accounts for income taxes in accordance with ASC 740, Income Taxes.

The Fund has evaluated its current tax positions and has concluded that as of December 31, 2025, it does not have any significant uncertain tax positions for which a reserve would be necessary.

3. FUND PROVISIONS

The rights, duties and powers of the members of the Fund are governed by the operating agreement. The following description of Fund’s operating agreement provides only general information. Members should refer to the Fund’s operating agreement and offering circular for a more complete description of the provisions.

The Manager is in complete control of the Fund’s business, subject to the voting rights of the members on specified matters. The Manager acting alone has the power and authority to act for and bind the Fund.

Members may remove the Manager for cause only, with written approval of holders of at least 75% of the outstanding membership interests, excluding the membership interests held by the Manager. Cause means: (i) the Manager willfully or intentionally violated, or recklessly disregarded, the Manager’s duties to the Company; or (ii) the Manager committed an act involving fraud, bad faith, or gross negligence in its duties and responsibilities to the Company.

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Capitalization

The Fund’s operating agreement provides for four classes of equity membership interests consisting of Class A, Class B, Class C and Class D Units. The Class A Units were issued to employees of the Manager and/or their tax-advantaged accounts. The provisions of the classes of units are described below.

Profits and losses

Profits and losses accrued during any accounting period shall be allocated among the members in accordance with their respective membership interests maintained throughout that accounting period.

Election to receive distributions

To the extent the Manager determines funds are available for distribution, members are entitled, on a non-compounding basis, payable monthly in arrears, to 9% (Class B Equity), 6% (Class C Equity), or 5% (Class D Equity) per annum non-guaranteed priority return (“Priority Return”) on their invested capital.

Once all accrued Priority Return distributions have been made, remaining net income from operations generally shall be distributed 10% to the Fund’s members and 90% to Class A Equity.

Distributions from sale or refinance

Upon sale or refinance, net cash flow will be distributed to members at the discretion of the Manager based on the terms and provisions of the operating agreement.

Reinvestment

Members will be treated as if they have elected to compound their proportionate share of the Fund’s monthly earnings, except where they provide written notice to the Company that they elect to receive all or a portion of their distributions in cash.

Liquidity, capital withdrawals and early withdrawals

There is no public market for units of the Fund, and none is expected to develop in the foreseeable future. There are substantial restrictions on transferability of membership interests. Any transferee must be a person that would have been qualified to purchase a member unit in the offering, and a transferee may not become a substituted member without the consent of the Manager.

A member may request the redemption of its investment and receive the lesser of the net asset value per unit as of the last day of the previous month or then current offering price, provided that the member requests a full withdrawal of all membership interest if their capital balance is less than 50,000 units. The Fund will use its best efforts to honor redemption requests in 60 days subject to, among other things, the amount of redemption requests received by the Fund, as well as compliance with regulatory and other limitations described in the Company’s operating agreement. Furthermore, redemptions are limited to 5% of the Fund’s net asset value each quarter, subject to limited increase in certain circumstances, but not to exceed 20% in any 12-month period.

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4. MORTGAGE LOANS RECEIVABLE, NET

Mortgage loans receivable, net, consisted of the following at December 31:

	2025	2024

Outstanding mortgage loans receivable	$131,700,026	$126,111,912
Unamortized deferred loan origination fees	(668,570)	(679,342)
Allowance for loan losses	(2,011,675)	(1,983,502)
Mortgage loans receivable, net	$129,019,781	$123,449,068

5. MORTGAGE LOAN RECEIVABLE HELD FOR SALE, NET

Mortgage loans receivable held for sale, net, consisted of the following at December 31:

2025

Outstanding mortgage loans receivable	$990,000
Unamortized deferred loan origination fees	(9,900)
Mortgage loans receivable held for sale, net	$980,100

In January 2026, the mortgage loan receivable held for sale was sold to the whole-loan-buyer.

6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows for the years ended December 31:

	2025	2024

Beginning balance	$1,983,502	$1,966,269
Provision for loan losses	28,173	34,267
Write-offs	-	(17,034)
Ending balance	$2,011,675	$1,983,502

Allocation of the allowance for loan losses by collateral type consisted of the following (allocation of allowance is not an indication of expected future use) as of December 31:

	2025	2024

Single family residential (1 - 4 units)	$1,973,747	$1,844,264
Land/Construction	16,814	139,238
Multi-family residential (5 or more units)	21,114	-
Total	$2,011,675	$1,983,502

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7. LINE OF CREDIT, NET

IBMF has available a line of credit of up to $80,000,000 with Umpqua Bank (“the Bank”), payable in monthly interest only payments through May 5, 2027, at which time all outstanding principal and interest is due. The line of credit includes an option to extend the maturity date by six months if certain provisions are met. Amounts borrowed under the line of credit bear interest at the greater of 4.00% or the Secured Overnight Borrowing Rate (“SOFR”) plus 2.80%, not to exceed the temporary ceiling in effect from January 5, 2025 to January 1, 2026 of the greater of 7.00% or SOFR plus 2.55%. The interest rate at December 31, 2025 and 2024 was 7.00%. The line of credit is subject to a borrowing base and is secured by substantially all of IBMF’s assets.

The line of credit agreement contains certain covenants and restrictions. IBMF was in compliance with these covenants and restrictions at December 31, 2025 and 2024.

The line of credit agreement includes a sub‑loan agreement that permits IBMF to provide IBMF 2 with access to up to $10,000,000 of IBMF’s line of credit. The sub‑loan is subject to the same overarching terms, covenants, and conditions of the primary line of credit described above.

Line of credit, net, consisted of the following at December 31:

	2025	2024
Line of credit	$60,805,590	$58,987,609
Line of credit unamortized origination fees	(50,835)	(51,627)
Line of credit, net	$60,754,755	$58,935,982

Debt issuance costs related to the line of credit renewal are presented net of the line of credit in accordance with Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs, and totaled $150,000 and $158,490 at December 31, 2025 and 2024, respectively. Amortization expense related to debt issuance costs totaled $150,792 and $166,609 for the years ended December 31, 2025 and 2024, respectively and is included in interest expense on the accompanying consolidated statements of income.

8. RELATED PARTY TRANSACTIONS

Manager Servicing fees

Under the terms of the third amended and restated operating agreement, servicing fees of 0.25% (3% annually) of the principal amount of each IBMF loan are payable monthly to the Manager. Effective July 2025, the Fund executed a limited waiver of fees, whereby under the terms of the waiver, the Manager may waive its right to the full servicing fee. In August 2025, the servicing fee was reduced to 0.17% (2% annually). Servicing fees earned by the Manager amounted to $3,407,661 for the year ended December 31, 2025, and $3,880,375 for the year ended December 31, 2024. Servicing fees payable to the Manager amounted to $236,224 as of December 31, 2025, and $324,922 as of December 31, 2024.

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Operating expenses

For the years ended December 31, 2025 and 2024, the Manager elected to absorb all operating expenses of the Fund besides those which have been recorded in the Fund's consolidated statements of income and changes in members' equity. These operating expenses were de minimis.

Other transactions

At December 31, 2025, the member of the Manager was also a member of the Fund. During 2025, the member of the Manager incurred contributions and distributions to and from the Fund totaling $2,169,158 and $1,678,468, respectively.

During 2024, one member of the Manager redeemed their interest in the Manager, leaving one remaining member in the Manager. During 2024, the member of the Manager incurred contributions and distributions to and from the Fund totaling $1,573,417 and $3,153,760, respectively.

9. LOAN CONCENTRATIONS AND CHARACTERISTICS

The loans are secured by recorded deeds of trust or mortgages. At December 31, 2025, there were 269 secured loans outstanding with 161 borrowers with the following characteristics:

Total secured loans outstanding	$131,700,026
Average secured loan outstanding	$489,591
Average secured loan as percent of total secured loans	0.37%
Average secured loan as percent of members' equity	0.69%
Largest secured loan outstanding	$1,999,351
Largest secured loan as percent of total secured loans	1.52%
Largest secured loan as percent of members' equity	2.82%
Number of secured loans over 90 days past due, still accruing interest	1
Approximate investment in secured loans over 90 days past due, still accruing interest	$305,609
Number of secured loans in foreclosure	1
Approximate principal of secured loans in foreclosure	$543,319
Number of secured loans on non-accrual status	1
Approximate investment in secured loans on non-accrual status	$543,319
Number of secured loans considered to be impaired	-
Approximate investment in secured loans considered to be impaired	$-
Average investment in secured loans considered to be impaired	$-
Number of secured loans over 90 days past maturity	2
Approximate principal of secured loans over 90 days past maturity	$848,928
Number of states where security is located	12

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At December 31, 2025, all of the Fund's loans are secured by recorded deeds of trust or mortgages in a first lien position on real property located throughout the United States. The various states within the United States in which secured property is located are as follows at December 31, 2025:

State	Loan Balance	Percentage

California	$93,523,607	71.00%
Oregon	13,446,460	10.00%
Other **	24,729,959	19.00%
Totals	$131,700,026	100.00%

** None of the states included in the “Other” categories above include loan concentrations greater than 10%.

Loans by type of property

Single family residential (1 – 4 units)	$130,090,648
Land/Construction	225,136
Multi-family residential (5 or more units)	1,384,242
$131,700,026

The schedule below reflects the balances of the Fund's secured loans with regards to the aging of interest payments due at December 31, 2025:

Current (0 to 30 days)	$130,468,628
31 to 90 days	382,470
91 days and greater	848,928
$131,700,026

At December 31, 2025, all of the Fund’s loans carry a term of six to 12 months; therefore, the entire current loan balance of $130,468,628 was scheduled to mature in 2026. The scheduled maturities for 2026 include four loans totaling approximately $2,592,675 with maturity dates of December 31, 2025.

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At December 31, 2024, there were 244 secured loans outstanding with 128 borrowers with the following characteristics:

Total secured loans outstanding	$126,111,912
Average secured loan outstanding	$516,582
Average secured loan as percent of total secured loans	0.41%
Average secured loan as percent of members' equity	0.78%
Largest secured loan outstanding	$2,430,735
Largest secured loan as percent of total secured loans	1.93%
Largest secured loan as percent of members' equity	3.67%
Number of secured loans over 90 days past due, still accruing interest	-
Approximate investment in secured loans over 90 days past due, still accruing interest	$-
Number of secured loans in foreclosure	-
Approximate principal of secured loans in foreclosure	$-
Number of secured loans on non-accrual status	1
Approximate investment in secured loans on non-accrual status	$127,402
Number of secured loans considered to be impaired	-
Approximate investment in secured loans considered to be impaired	$-
Average investment in secured loans considered to be impaired	$-
Number of secured loans over 90 days past maturity	1
Approximate principal of secured loans over 90 days past maturity	$127,402
Number of states where security is located	13

At December 31, 2024, all of the Fund's loans are secured by recorded deeds of trust or mortgages in a first lien position on real property located throughout the United States. The various states within the United States in which secured property is located are as follows at December 31, 2024:

State	Loan Balance	Percentage

California	$90,275,697	72.00%
Other **	35,836,215	28.00%
Totals	$126,111,912	100.00%

** None of the states included in the “Other” categories above include loan concentrations greater than 10%.

Loans by type of property

Single family residential (1 – 4 units)	$117,259,073
Land/Construction	8,852,839
Multi-family residential (5 or more units)	-
$126,111,912

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The schedule below reflects the balances of the Fund's secured loans with regards to the aging of interest payments due at December 31, 2024:

Current (0 to 30 days)	$125,137,885
31 to 90 days	846,625
91 days and greater	127,402
$126,111,912

At December 31, 2024, all of the Fund’s loans carry a term of six to 12 months; therefore, the entire current loan balance of $125,137,885 was scheduled to mature in 2025. The scheduled maturities for 2025 include four loans totaling approximately $2,759,496 with maturity dates of December 31, 2024.

It is the Fund’s experience that oftentimes mortgage loans are either extended or repaid before contractual maturity dates, refinanced at maturity or may go into default and not be repaid by the contractual maturity dates. Therefore, the above tabulations for 2025 and 2024 are not a forecast of future cash collections.

10. REAL ESTATE HELD FOR SALE, NET

The following schedule reflects the net costs of real estate properties acquired through or in lieu of foreclosure and held for sale, if any, and the recorded reductions to estimated fair values, including estimated costs to sell when applicable, and other related activity as of and for the years ended December 31:

	2025	2024
Beginning balance	$2,514,438	$2,167,535
Costs of real estate acquired through or in lieu of foreclosure	-	1,153,180
Improvement costs	66,265	93,657
Sales of real estate	(438,765)	(749,934)
Provision for losses on real estate held for sale	(396,835)	(150,000)
Ending balance	$1,745,103	$2,514,438

At December 31, 2025, the real estate held for sale properties included one single family residential property in Alameda County, California, and at December 31, 2024, the real estate held for sale properties included one single family residential property in Alameda County, California, and one single family residential property in San Luis Obispo County, California.

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11. INCOME TAXES

The provision for income tax expense relates to IBMF 2 and consists of the following for the year ended December 31, 2025:

Current
Federal income taxes	$19,605
State income taxes	5,113
$24,718

Income taxes are primarily derived from loan origination fees and interest income. The provision for income taxes computed at federal statutory rates differs from the reported provision primarily due to the combining of income of taxable entities with income of non-taxable (pass-through) entities.

12. COMMITMENTS AND CONTINGENCIES

Construction loans

At December 31, 2025, the Fund had 110 approved construction loans receivable with a total borrowing limit of approximately $17,879,000. Of these loans, 90 have undisbursed construction funds, totaling approximately $10,219,000 which the Fund reasonably expects to fund during 2026.

At December 31, 2024, the Fund had 88 approved construction loans receivable with a total borrowing limit of approximately $17,322,000. Of these loans, 62 have undisbursed construction funds, totaling approximately $6,134,000 which the Fund reasonably expects to fund during 2025.

Disbursements are made at various completed phases of the construction project. Undistributed amounts will be remitted from the Fund using a combination of line of credit draws, member contributions, reinvestments of earnings, and the payoff of principal on current loans.

Legal proceedings

The Fund is involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Fund.

13. SUBSEQUENT EVENTS

The Fund has evaluated subsequent events through March 19, 2026, the date the consolidated financial statements were available to be issued.

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ITEM 8 EXHIBITS

Exhibit No.	Description

2.1

Articles of Organization of Iron Bridge Mortgage Fund, LLC (Incorporated by reference to Exhibit 2.1 to Iron Bridge Mortgage, LLC Regulation A Offering Statement for the Senior Secured Demand Notes on Form 1-A as filed with the Securities and Exchange Commission on December 19, 2017 (File No. 024-10777))

2.2

Third Amended and Restated Operating Agreement of Iron Bridge Mortgage Fund, LLC, as amended (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 1-U as filed with the Securities and Exchange Commission on July 29, 2022 (File No. 24R-00149))

2.3

First Amendment to the Third Amended and Restated Operating Agreement of Iron Bridge Mortgage Fund, LLC, as amended (Incorporated by reference to Exhibit 2.3 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 4 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 25, 2024 (File No. 024-11984))

2.4

Limited Waiver of Fees under the Operating Agreement, effective July 18, 2025, by Iron Bridge Management Group, LLC (Incorporated by reference to Exhibit 2.4 to Iron Bridge Mortgage, LLC's Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on July 22, 2025 (File No. 024-12642))

2.5

[PROPOSED] Fourth Amended and Restated Operating Agreement of Iron Bridge Mortgage Fund, LLC (Incorporated by reference to Exhibit 2.5 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 2 on Form 1-A as filed with the Securities and Exchange Commission on August 6, 2026 (File No. 024-12642))

4.1

Form of Class D Unit Subscription Agreement, including Power of Attorney (Incorporated by reference to Exhibit 4.1 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 4 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 25, 2024 (File No. 024-11984))

4.2

Form of Class C Unit Subscription Agreement, including Power of Attorney (Incorporated by reference to Exhibit 4.2 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 4 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 25, 2024 (File No. 024-11984))

4.3

Form of Class B Unit Subscription Agreement, including Power of Attorney (Incorporated by reference to Exhibit 4.3 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 4 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 25, 2024 (File No. 024-11984))

4.4

Form of Class A Unit Subscription Agreement, including Power of Attorney (Incorporated by reference to Exhibit 4.4 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 4 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 25, 2024 (File No. 024-11984))

4.5

Form of Class Allocation Selection Supplement (Incorporated by reference to Exhibit 2.5 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 2 on Form 1-A as filed with the Securities and Exchange Commission on August 6, 2026 (File No. 024-12642))

6.1

Amended and Restated Business Loan and Security Agreement (Revolving Line of Credit), dated effective July 31, 2025, by and between Iron Bridge Mortgage Fund, LLC and Columbia Bank (Incorporated by reference to Exhibit 6.1 to the Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on September 11, 2025(File No. 24R-00149))

6.2

Amended and Restated Promissory Note, dated effective July 31, 2025, issued by Iron Bridge Mortgage Fund, LLC in favor of Columbia Bank (Incorporated by reference to Exhibit 6.2 to Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on September 11, 2025(File No. 24R-00149))

6.3

Amended and Restated Pledge and Security Agreement (IB Sub Loan), dated July 31, 2025, by and between Iron Bridge Mortgage Company and Columbia Bank (Incorporated by reference to Exhibit 6.3 to the Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on September 11, 2025(File No. 24R-00149))

6.4

First Amendment to Loan Documents, dated February 25, 2026, by and between Iron Bridge Mortgage Fund, LLC and Columbia Bank (Incorporated by reference to Exhibit 6.4 to the Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 20, 2026).

6.5

Second Amendment to Loan Documents, dated June 1, 2026, by and between Iron Bridge Mortgage Fund, LLC and Columbia Bank. (Incorporated by reference to Exhibit 6.5 of the Post-Qualification Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 30, 2026).

9.1	Letter from CLA dated July 7, 2026. (Incorporated by reference to Exhibit 4.1 of the Current Report on Form 1-U filed on July 7, 2026).

11.1	Consent of Perkins & Co (Incorporated by reference to Exhibit 11.1 of the Post-Qualification Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 30, 2026).

11.2

Consent of Buchalter, a Professional Corporation (Incorporated by reference to Exhibit 11.2 to the Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on July 22, 2025).

12	Opinion of Buchalter, a Professional Corporation as to the legality of the securities being registered (Incorporated by reference to Exhibit 11.2)

85

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 23, 2026.

IRON BRIDGE MORTGAGE FUND, LLC

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Chief Executive Officer

This offering statement has been signed by the following person in the capacities and on the dates indicated.

Name	Title
/s/ Gerard Stascausky	Chief Executive Officer, Iron Bridge Mortgage Fund, LLC Managing Director of Iron Bridge Management Group, LLC
Gerard Stascausky Chief Executive Officer, Iron Bridge Mortgage Fund, LLC Managing Director of Iron Bridge Management Group, LLC	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

86